   As filed with the Securities and Exchange Commission on December 4, 1995

                                                 Registration No.  033-_____
===============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                       --------------------------------
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                        -------------------------------

                              NORWEST CORPORATION
            (Exact name of registrant as specified in its charter)

          Delaware                            6711                    41-0449260
(State or other jurisdiction of    (Primary Standard Industrial    (I.R.S. Employer
incorporation or organization)     Classification Code Number)     Identification No.)

                                Norwest Center
                              Sixth and Marquette
                       Minneapolis, Minnesota 55479-1000
                                 612-667-1234
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                     ------------------------------------

         Stanley S. Stroup, Esq.
Executive Vice President and General Counsel                   Copy to:
           Norwest Corporation                           Mary E. Schaffner, Esq.
             Norwest Center                                Norwest Corporation
           Sixth and Marquette                                Norwest Center
    Minneapolis, Minnesota 55479-1026                       Sixth and Marquette
             612-667-8858                           Minneapolis, Minnesota 55479-1026
(Name, address, including zip code, and telephone
number, including area code, of agent for service)

                              __________________

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of the Registration Statement.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

====================================================================================================
       Title of Securities            Amount     Proposed Maximum   Proposed Maximum     Amount of
              to Be                    to Be      Offering Price        Aggregate       Registration
            Registered              Registered      Per Share        Offering Price         Fee
----------------------------------------------------------------------------------------------------
        Common Stock                  400,000           N/A          $6,533,030.84(3)    $2,252.80
(par value $1-2/3 per share) (1)     Shares (2)
====================================================================================================

(1) Each share of the registrant's common stock includes one preferred stock purchase right.
(2) Based upon the maximum number of shares that may be issued in the transaction described herein.
(3) Estimated solely for purpose of computing the registration fee, in accordance with Rule 457(f), based upon the book value, as of September 30, 1995, of all shares of common stock to be acquired by the registrant in the transaction described herein.

                           __________________________

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)


      Form S-4 Item                               Prospectus Heading
      -------------                               ------------------

 1.   Forepart of Registration Statement          Outside Front Cover Page
      and Outside Front Cover Page of
      Prospectus

 2.   Inside Front and Outside Back Cover         Available Information;
      Pages of Prospectus                         Incorporation of Certain
                                                  Documents by Reference;
                                                  Table of Contents

 3.   Risk Factors, Ratio of Earnings to Fixed    Summary Information
      Charges, and Other Information

 4.   Terms of the Reorganization                 The Merger

 5.   Pro Forma Financial Information             *

 6.   Material Contracts with the Company         The Merger
      Being Acquired

 7.   Additional Information Required for         *
      Reoffering by Persons and Parties
      Deemed to be Underwriters

 8.   Interests of Named Experts and Counsel      Legal Opinion

 9.   Disclosure of Commission Position on        *
      Indemnification for Securities Act
      Liabilities

 10.  Information with Respect to S-3             Summary Information--
      Registrants                                 Comparative Per Common
                                                  Share Data; Summary
                                                  Information--Selected Financial
                                                  Data; Certain Regulatory
                                                  Considerations


 11.  Incorporation of Certain Information        Incorporation of Certain
      by Reference                                Documents by Reference;
                                                  Management and Additional
                                                  Information

                              NORWEST CORPORATION
                              -------------------

                             Cross Reference Sheet
                    Pursuant to Regulation S-K, Item 501(b)

      Form S-4 Item                            Prospectus Heading
      -------------                            ------------------
 12.    Information with Respect to S-2 or     *
        S-3 Registrants

 13.    Incorporation of Certain Documents     *
        by Reference

 14.    Information with Respect to            *
        Registrants Other Than S-2 or S-3
        Registrants

 15.    Information with Respect to S-3        *
        Companies

 16.    Information with Respect to            *
        S-2 or S-3 Companies

 17.    Information with Respect to Companies  Summary Information--
        Other Than S-2 or S-3 Companies        Comparative Per Common Share
                                               Data; Summary Information--
                                               Selected Financial Data;
                                               Information About Canton

 18.    Information If Proxies, Consents,      Meeting Information; The Merger
        or Authorizations Are to Be Solicited  --Interests of Certain Persons
                                               in the Merger; The Merger--
                                               Rights of Dissenting Shareholders

 19.    Information If Proxies, Consents, or   *
        Authorizations Are Not to Be Solicited
        in an Exchange Offer

---------------------------

 *Item is omitted because answer is negative or item is inapplicable.

                            CANTON BANCSHARES, INC.
                              2 NORTH MAIN STREET
                            CANTON, ILLINOIS  61520


                                     December __, 1995

 Dear Shareholder:

      You are cordially invited to attend a Special Meeting of Shareholders of Canton Bancshares, Inc. ("Canton") to be held at _______________, _______________, Canton, Illinois, on _________, January __, 1996, at __:__
 _.m., local time.

      The purpose of the Special Meeting is to consider and vote upon the Agreement and Plan of Reorganization, dated as of July 25, 1995, between Canton and Norwest Corporation ("Norwest"), and the related Agreement and Plan of Merger (together, the "Reorganization Agreement"), providing for the merger of a wholly owned subsidiary of Norwest into Canton (the "Merger").

      If the Merger is consummated, each share of Canton Common Stock outstanding immediately prior to the time the Merger becomes effective will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Reorganization Agreement, which are described in the enclosed Proxy Statement-Prospectus for the Special Meeting. The Proxy Statement-Prospectus contains a more complete description of the terms of the Merger. You are urged to read the Proxy Statement-Prospectus carefully.

      The Board of Directors believes that the proposed merger is in the best interests of Canton and its shareholders and has unanimously approved the proposed Merger. The Board has also received the opinion of Alex Sheshunoff & Co. Investment Banking to the effect that the terms of the proposed merger are fair, from a financial point of view, to the shareholders of Canton.

    In order to ensure that your vote is represented at the Special Meeting, PLEASE DATE, SIGN, AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. If you attend the meeting, you may vote in person if you wish, even though you have previously returned your proxy.


                                     Very truly yours,


                                     Otto G. Stephenitch
                                     President

                            CANTON BANCSHARES, INC.
                              2 NORTH MAIN STREET
                            CANTON, ILLINOIS  61520
                 ----------------------------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                              ON JANUARY ___, 1996
                 ---------------------------------------------

    A special meeting of shareholders (the "Special Meeting") of Canton Bancshares, Inc. ("Canton"), an Illinois corporation, will be held at _______________, _______________, Canton, Illinois, on _________, January __,
 1996, at __:__ _.m., local time, for the following purposes:

         1. To consider and vote upon the Agreement and Plan of Reorganization, dated as of July 25, 1995, (including the Agreement and Plan of Merger attached thereto) (together, the "Reorganization Agreement") by and between Canton and Norwest Corporation ("Norwest"), a Delaware corporation, a copy of which is included in the accompanying Proxy Statement-Prospectus as Appendix A, under the terms of which (a) a wholly owned subsidiary of Norwest would be merged with Canton (the "Merger"), with Canton as the surviving corporation, and each outstanding share of common stock, par value $1.00 per share, of Canton would be converted into a number of shares of common stock, par value $1 2/3 per share, of Norwest determined in accordance with the Reorganization Agreement; and to authorize such further action by the Board of Directors and proper officers of Canton as may be necessary or appropriate to carry out the intent and purposes of the Merger.

         2. To transact such other business as may properly come before the meeting or any adjournments thereof.

    Only shareholders of record on the books of Canton at the close of business on ________, 1995, will be entitled to receive notice of and to vote at the Special Meeting or any adjournment thereof.

    Your attention is directed to the Proxy Statement-Prospectus accompanying this notice for a more complete statement regarding the matters to be acted upon at the Special Meeting.

                                     By Order of the Board of Directors


                                     __________________________
                                     Secretary

 December __, 1995

 HOLDERS OF CANTON COMMON STOCK ARE URGED TO COMPLETE, SIGN, DATE, AND MAIL THE ENCLOSED PROXY PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES. IF YOU ATTEND THE SPECIAL MEETING, YOU MAY, IF YOU WISH, REVOKE YOUR PROXY AND VOTE IN PERSON. THE PROXY MAY BE REVOKED AT ANY TIME PRIOR TO ITS EXERCISE IN THE MANNER DESCRIBED IN THE PROXY STATEMENT-PROSPECTUS.

                               PROXY STATEMENT OF
                               ------------------
                            CANTON BANCSHARES, INC.
                     FOR A SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON JANUARY __, 1996
                                  ____________
                                   PROSPECTUS
                                       OF
                              NORWEST CORPORATION
                                  COMMON STOCK
                             ----------------------
   This Prospectus of Norwest Corporation ("Norwest") relates to the issuance of up to 400,000 shares of the common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock") to the stockholders of Canton Bancshares, Inc. ("Canton") upon consummation of the proposed merger (the "Merger") of a wholly owned subsidiary of Norwest with Canton, with Canton as the surviving corporation, pursuant to the terms of the Agreement and Plan of Reorganization, dated as of July 25, 1995, by and among Canton and Norwest (together with the Agreement and Plan of Merger attached thereto, the "Reorganization Agreement"). The Reorganization Agreement is set forth in Appendix A to this Proxy Statement-Prospectus and is incorporated by reference herein.

   This Prospectus also serves as the Proxy Statement of Canton for a special meeting of its stockholders to be held on January __, 1996 (the "Special Meeting").

   Except as described herein, upon consummation of the Merger, each outstanding share of common stock of Canton ("Canton Common Stock") will be converted into shares of common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), determined by dividing the "Adjusted Norwest Shares" by the number of shares of Canton Common Stock then outstanding. The "Adjusted Norwest Shares" will be that number of shares of Norwest Common Stock calculated by dividing the sum of $9,400,000 less an escrow amount of $250,000 (the "Escrow Amount") by the "Norwest Measurement Price". The Norwest Measurement Price will be equal to the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the Special Meeting. Assuming the Special Meeting were held on the date of this Proxy Statement-Prospectus, the Norwest Measurement Price would be $__.__, the Adjusted Norwest Shares would be ______, and the number of shares of Norwest Common Stock issuable to the stockholders of Canton would be _________ shares (based on 49,564 shares of Canton Common Stock currently outstanding). Also upon consummation of the Merger, that number of shares of Norwest Common Stock equal to the Escrow Amount divided by the Norwest Measurement Price (the "Escrowed Shares") will be deposited into escrow pursuant to the terms of an Escrow Agreement (the "Escrow Agreement") among Canton, Norwest, and Norwest Bank Minnesota, National Association, as escrow agent to be entered into in connection with the Merger. The Escrowed Shares will be held in escrow and distributed to Canton stockholders and Norwest as provided in the Escrow Agreement. Assuming the Norwest Measurement Price is $__.__, approximately _______ shares of Norwest Common Stock would be deposited and held in escrow pursuant to the Escrow Agreement.

   For a more complete description of the Reorganization Agreement and the terms of the Merger, see "THE MERGER."

   This Proxy Statement-Prospectus and the form of proxy for the Special Meeting are first being mailed to stockholders of Canton and to stockholders of the Bank on or about December __, 1995.
                             ---------------------
         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROXY STATEMENT-PROSPECTUS.  ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------
      THE SHARES OF NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-
               PROSPECTUS ARE NOT SAVINGS ACCOUNTS, DEPOSITS OR
              OTHER OBLIGATIONS OF A BANK OR SAVINGS ASSOCIATION
             AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE
                  CORPORATION OR ANY OTHER GOVERNMENT AGENCY.
                             ---------------------
       The date of this Proxy Statement-Prospectus is December __, 1995.

                             AVAILABLE INFORMATION

     Norwest is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). In accordance therewith, Norwest files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission").

     Reports, proxy statements, and other information concerning Norwest can be inspected and copied at the public reference facilities of the Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such materials can be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. Reports, proxy statements, and other information filed by Norwest also may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005 and at the offices of the Chicago Stock Exchange at One Financial Place, 440 South LaSalle Street, Chicago, Illinois 60605.

     This Proxy Statement-Prospectus does not contain all of the information set forth in the Registration Statement on Form S-4 and the exhibits thereto (the "Registration Statement") covering the securities offered hereby that Norwest has filed with the Commission. Certain portions of the Registration Statement have been omitted pursuant to the rules and regulations of the Commission. Reference is hereby made to such omitted portions for further information with respect to Norwest and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission or attached as an appendix hereto.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      THIS PROXY STATEMENT-PROSPECTUS INCORPORATES BY REFERENCE DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO NORWEST, EXCLUDING EXHIBITS, UNLESS SPECIFICALLY INCORPORATED THEREIN, ARE AVAILABLE WITHOUT CHARGE UPON WRITTEN OR ORAL REQUEST TO LAUREL A. HOLSCHUH, SECRETARY, NORWEST CORPORATION, NORWEST CENTER, SIXTH AND MARQUETTE, MINNEAPOLIS, MINNESOTA 55479-1026, TELEPHONE (612) 667-8655. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY DECEMBER __, 1995.

     The following documents filed with the Commission by Norwest (File No. 1-
 2979) are incorporated by reference in, and made a part of, this Prospectus:
 (i) Annual Report on Form 10-K for the year ended December 31, 1994; (ii) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1995, June 30, 1995, and September 30, 1995; and (iii) Current Reports on Form 8-K dated January 9, 1995, January 27, 1995, February 17, 1995, April 21, 1995, July 3,
 1995, September 13, 1995, October 4, 1995 and November 1, 1995.

     All documents filed by Norwest with the Commission pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date hereof and prior to the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of such filing. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

                              TABLE OF CONTENTS

                                                                                Page
                                                                                ----
AVAILABLE INFORMATION........................................................     2

 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE..............................    2

 SUMMARY......................................................................    5
     Parties to the Merger....................................................    5
     Terms of the Merger......................................................    6
     Special Meeting and Vote Required........................................    6
     Reasons for the Merger...................................................    7
     Recommendation of the Board of Directors.................................    7
     Opinion of Canton's Financial Advisor....................................    7
     Effective Date and Time of the Merger....................................    7
     Conditions and Termination...............................................    8
     Accounting Treatment.....................................................    8
     Regulatory Approvals.....................................................    8
     Management and Operations After the Merger...............................    8
     Interests of Certain Persons in the Merger...............................    8
     Rights of Dissenting Stockholders........................................    9
     Certain Federal Income Tax Considerations................................    9
     Markets and Market Prices................................................    9
     Certain Differences in Rights of Stockholders............................    9
     Comparative Per Common Share Data........................................   10
     Selected Consolidated Financial Data.....................................   12

 MEETING INFORMATION..........................................................   16
     General..................................................................   16
     Date, Place, and Time....................................................   16
     Record Date; Vote Required...............................................   16
     Principal Stockholders and Security Ownership of Management of Canton....   17
     Voting and Revocation of Proxies.........................................   19
     Solicitation of Proxies..................................................   19

 THE MERGER...................................................................   20
     Background of and Reasons for the Merger.................................   20
     Opinion of Canton's Financial Advisor....................................   20
     Terms of the Merger......................................................   21
     Effective Date and Time of the Merger....................................   23
     Surrender of Certificates................................................   23
     Conditions to the Merger.................................................   24
     Regulatory Approvals.....................................................   25
     Conduct of Business Pending the Merger...................................   25
     Certain Covenants........................................................   26
     No Solicitation..........................................................   27
     Waiver, Amendment, and Termination.......................................   27
     Effect on Employee Benefit Plans.........................................   27
     Management and Operations After the Merger...............................   28
     Interests of Certain Persons in the Merger...............................   28
     Rights of Dissenting Stockholders........................................   28
     Certain Federal Income Tax Considerations................................   30
     Resale of Norwest Common Stock...........................................   32

     Dividend Reinvestment and Optional Cash Payment Plan.....................   33
     Accounting Treatment.....................................................   33
     Expenses.................................................................   33

 INFORMATION ABOUT CANTON.....................................................   34
     General..................................................................   34
     Business.................................................................   34
     Markets and Dividends....................................................   34
     Management's Discussion and Analysis of Financial Condition and Results
       of Operations..........................................................   36

 CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS................................   50

 CERTAIN REGULATORY CONSIDERATIONS............................................   59
      General.................................................................   59
      Dividend Restrictions...................................................   59
      Holding Company Structure...............................................   59
      Capital Requirements....................................................   60
      Federal Deposit Insurance Corporation Improvement Act of 1991...........   61
      FDIC Insurance..........................................................   63

 EXPERTS......................................................................   64

 LEGAL OPINION................................................................   64

 MANAGEMENT AND ADDITIONAL INFORMATION........................................   64

 FINANCIAL STATEMENTS.........................................................   F-1

 APPENDIX A  AGREEMENT AND PLAN OF REORGANIZATION
             AND AGREEMENT AND PLAN OF MERGER;
             FORM OF ESCROW AGREEMENT

 APPENDIX B  OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT BANKING

 APPENDIX C  ILLINOIS STATUTES, SECTIONS 5/11.65 and 5/11.70.

                             ---------------------

     NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT-PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT-PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE NORWEST COMMON STOCK OFFERED BY THIS PROXY STATEMENT-PROSPECTUS, OR THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT-PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF NORWEST OR CANTON SINCE THE DATE OF THIS PROXY STATEMENT-PROSPECTUS.

                                    SUMMARY

      The following summary of certain information relating to the Merger is not intended to be complete and is qualified in all respects by the more detailed information included in this Proxy Statement-Prospectus, the Appendices hereto, and the documents incorporated by reference herein. As used in this Proxy Statement-Prospectus, the terms "Norwest" and "Canton" refer to such entities, respectively, and where the context requires, such entities and their respective subsidiaries. All information concerning Norwest included in this Proxy Statement-Prospectus has been furnished by Norwest, and all information concerning Canton included in this Proxy Statement-Prospectus has been furnished by Canton to Norwest for incorporation herein.

 PARTIES TO THE MERGER

      NORWEST CORPORATION

      Norwest Corporation is a diversified financial services company which was organized under the laws of Delaware in 1929 and is registered under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Norwest owns subsidiaries engaged in banking and in a variety of related businesses.
 Norwest provides retail, commercial, and corporate banking services to its customers through banks located in Arizona, Colorado, Illinois, Indiana, Iowa, Minnesota, Montana, Nebraska, New Mexico, North Dakota, Ohio, South Dakota, Texas, Wisconsin, and Wyoming. Norwest provides additional financial services to its customers through subsidiaries engaged in various businesses, principally mortgage banking, consumer finance, equipment leasing, agricultural finance, commercial finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, and venture capital investment.

      At September 30, 1995, Norwest had consolidated total assets of $71.4 billion, total deposits of $39.7 billion, and total stockholders' equity of $4.9 billion. Based on total assets at September 30, 1995, Norwest was the 11th largest commercial banking organization in the United States.

      Norwest regularly explores opportunities for acquisitions of financial institutions and related businesses. Generally, management of Norwest does not make a public announcement about an acquisition until a definitive agreement has been signed. Norwest has entered into definitive agreements for the acquisition of various financial institutions, including Canton, having aggregate total assets at September 30, 1995, of $4.1 billion. Certain of these acquisitions were consummated subsequent to September 30, 1995, and the others remain subject to regulatory approval and are expected to be completed by the end of the first quarter of 1996. None of these acquisitions is individually significant or material to the financial statements of Norwest.

      Norwest's principal executive offices are located at Norwest Center, Sixth and Marquette, Minneapolis, Minnesota 55479-1000, and its telephone number is 612-667-1234.

      Additional information concerning Norwest is included in the Norwest documents incorporated by reference herein. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE."

      CANTON BANCSHARES, INC.

      Canton is a bank holding company organized under the laws of Illinois in 1986. Its principal executive offices are located at 2 North Main Street, Canton, Illinois 61520, and its telephone number is 309-647-5380. It holds 100% of the issued and outstanding capital stock of Canton State Bank (the "Bank"), a full service commercial bank chartered under the laws of the State of Illinois. The Bank offers a full range of commercial and consumer banking services in the area. At September 30, 1995, Canton had total assets on a consolidated basis of $50.6 million and total stockholders' equity of $6.5 million. See "INFORMATION ABOUT CANTON."

 TERMS OF THE MERGER

      The Reorganization Agreement provides for the merger of a wholly owned subsidiary of Norwest with Canton, with Canton as the surviving corporation. Upon consummation of the Merger, the outstanding shares of Canton Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Reorganization Agreement. The exact number of shares of Norwest Common Stock for which each outstanding share of Canton Common Stock will be determined by dividing the "Adjusted Norwest Shares" by the number of shares of Canton Common Stock then outstanding. The "Adjusted Norwest Shares" will be that number of shares of Norwest Common Stock calculated by dividing the sum of $9,400,000 less an escrow amount of $250,000 (the "Escrow Amount") by the "Norwest Measurement Price". The Norwest Measurement Price will be equal to the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the Special Meeting. Assuming the Special Meeting were held on the date of this Proxy Statement-Prospectus, the Norwest Measurement Price would be $__.__, the Adjusted Norwest Shares would be ______, and the number of shares of Norwest Common Stock issuable to the stockholders of Canton would be _________ shares (based on 49,564 shares of Canton Common Stock currently outstanding). Also upon consummation of the Merger, that number of shares of Norwest Common Stock equal to the Escrow Amount divided by the Norwest Measurement Price will be deposited into escrow pursuant to the terms of an Escrow Agreement among Canton, Norwest, and Norwest Bank Minnesota, National Association, as escrow agent (the "Escrow Agent") to be entered into in connection with the Merger. The Escrowed Shares will be held in escrow and distributed to Canton Stockholders and Norwest as provided in the Escrow Agreement. Assuming the Norwest Measurement Price is $__.__, approximately _______ shares of Norwest Common Stock would be deposited and held in escrow pursuant to the Escrow Agreement. See "THE MERGER--Terms of the Merger."

 SPECIAL MEETING AND VOTE REQUIRED

      The Special Meeting of Canton stockholders to consider and vote on the Merger will be held on _________, January __, 1996, at __:__ _.m., local time, at _______________,_______________, Canton, Illinois. Only holders of record of Canton Common Stock at the close of business on December __, 1995, will be entitled to vote at the Special Meeting. At such date, there were 49,564 shares of Canton Common Stock outstanding. Each share of Canton Common Stock is entitled to one vote. For additional information relating to the Special Meeting, see "MEETING INFORMATION."

     Approval of the Reorganization Agreement requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Canton Common Stock. As of the record date for the Special Meeting, directors and officers of Canton and persons who may be deemed to be their affiliates owned beneficially or controlled the voting of 46.12% of the shares of Canton Common Stock outstanding on that date. Canton's directors and officers have informed Canton that they intend to vote all of their shares in favor of the Reorganization Agreement. At the record date, directors and executive officers of Norwest did not own beneficially any shares of Canton Common Stock. See "MEETING INFORMATION--Record Date; Vote Required" and "MEETING INFORMATION-- Principal Stockholders and Security Ownership of Management of Canton."

 REASONS FOR THE MERGER

     The Board of Directors of Canton has concluded that the Merger is in the best interests of the holders of Canton Common Stock, who will receive, in a tax-free exchange, stock of a much larger and a more diversified enterprise that is actively traded on national exchanges. In addition to the greater liquidity provided to stockholders, the Merger will provide customers of the Bank with access to a broader range of services and will provide the Bank with increased financial strength. This should allow the Bank to compete more effectively with its competitors in the Central Illinois market area, several of which are part of larger, multibank holding companies. See "THE MERGER-- Background of and Reasons for the Merger."

 RECOMMENDATION OF THE BOARD OF DIRECTORS

     THE BOARD OF DIRECTORS OF CANTON UNANIMOUSLY RECOMMENDS THAT CANTON STOCKHOLDERS VOTE FOR THE MERGER. For information concerning the interests of certain members of the Canton Board of Directors and management in the Merger, see "THE MERGER--Interests of Certain Persons in the Merger."

 OPINION OF CANTON'S FINANCIAL ADVISOR

     The Canton Board of Directors retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff") to act as financial advisor in connection with the Merger. Sheshunoff has delivered its written opinion to the Canton Board dated as of the date of this Proxy Statement-Prospectus, to the effect that the terms of the Merger are fair, from a financial point of view, to the holders of Canton Common Stock. The opinion of Sheshunoff is attached as Appendix B to this Proxy Statement-Prospectus. Stockholders are urged to read such opinion in its entirety for a description of the procedures followed, matters considered, and limitations on the reviews undertaken in connection therewith. For additional information, see "THE MERGER--Opinion of Canton's Financial Advisor."

 EFFECTIVE DATE AND TIME OF THE MERGER

     Subject to the terms and conditions of the Reorganization Agreement, the Merger will be effective on the date on which the appropriate filing is made with the Secretary of State of the State of Illinois (the "Effective Date of the Merger") at 11:59 p.m., Canton, Illinois time (the "Effective
 Time of the Merger"). That filing will be made within ten business days following the satisfaction or waiver of all conditions set forth in the Reorganization Agreement or on such other date upon which the parties may agree. The closing of the Merger will occur on the Effective Date of the Merger (the "Closing Date"). The parties expect the Merger to become effective in the first quarter of 1996. See "THE MERGER--Effective Date and Time of the Merger" and "THE MERGER-- Conditions to the Merger."

 CONDITIONS AND TERMINATION

     The respective obligations of Norwest and Canton to consummate the Merger are subject to certain conditions, including the receipt of regulatory approvals without unduly burdensome conditions; approval of the Reorganization Agreement by the stockholders of Canton; receipt by Canton of certain tax opinions; and certain other conditions customary in transactions of this nature. See "THE MERGER--Conditions to the Merger" and "THE MERGER--Regulatory Approvals."

     The Reorganization Agreement may be terminated at any time prior to the Effective Date of the Merger, whether prior to or after approval by Canton's stockholders, by either party under specified conditions, including if the Merger shall not have been consummated by March 31, 1996, unless such failure of consummation shall be due to the failure of the party seeking termination to perform its respective covenants and agreements under the Reorganization Agreement. See "THE MERGER--Waiver, Amendment, and Termination."

 ACCOUNTING TREATMENT

     Management of Norwest anticipates that the Merger will be accounted for as a purchase under generally accepted accounting principles. See "THE MERGER-- Accounting Treatment."

 REGULATORY APPROVALS

     The Merger is subject to the approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") and the approval of the Commissioner of Banks and Trust Companies for the State of Illinois (the "Illinois Commissioner"). Receipt of such approvals is a condition to the consummation of the Merger. Norwest filed applications for approval of the Merger with the Federal Reserve Board on September 18, 1995 and with the Illinois Commissioner on October 2, 1995. See "THE MERGER--Regulatory Approvals."

 MANAGEMENT AND OPERATIONS AFTER THE MERGER

     Following the Merger, the Bank will continue to operate at its present locations and will offer products and services offered by Norwest affiliates. See "THE MERGER--Management and Operations After the Merger."

 INTERESTS OF CERTAIN PERSONS IN THE MERGER

     All of the current directors and certain executive officers of Canton are stockholders of Canton and can be expected, upon consummation of the Merger, to receive shares of Norwest Common Stock in exchange for their shares of Canton Common Stock. See "THE MERGER--Interests of Certain Persons in the Merger."

 RIGHTS OF DISSENTING STOCKHOLDERS

     Under Illinois law, Canton stockholders who dissent from the Merger are entitled to obtain payment of the fair value of their shares instead of receiving Norwest Common Stock in the Merger. The failure of those Canton stockholders who dissent from the Merger to comply with statutory procedures in the exercise of dissenters' rights may nullify such rights. See "THE MERGER-- Rights of Dissenting Stockholders."

 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The consummation of the Merger is conditioned upon, among other things, the opinion of Husch & Eppenberger, counsel to Canton, that the Merger will qualify as a "tax free" reorganization for federal income tax purposes. Accordingly, no gain or loss (other than with respect to cash received in lieu of fractional shares or in satisfaction of dissenters' rights) generally will be recognized by Canton stockholders upon the exchange of their Canton Common Stock for Norwest Common Stock. However, the federal income tax considerations related to the Merger may be different to particular types of Canton stockholders or in light of each Canton shareholder's personal investment circumstances. CONSEQUENTLY, CANTON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISERS CONCERNING THE FEDERAL INCOME TAX CONSIDERATIONS THAT MAY BE RELEVANT
 TO THEM IN CONNECTION WITH THE MERGER, AS WELL AS THE APPLICATION TO THEM OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS. See "THE MERGER--Certain Federal Income Tax Considerations."

 MARKETS AND MARKET PRICES

     Norwest Common Stock is listed on the New York Stock Exchange (the "NYSE") and the Chicago Stock Exchange (the "CHX"). On July __, 1995, the last trading day preceding public announcement of the proposed Merger, the closing price per share of Norwest Common Stock was $__.___ and on December __, 1995, the price was $__.__. There is no established trading market for Canton Common Stock, excluding limited trading as a result of private negotiations not involving any broker or dealer. Between January 1, 1993 and December __, 1995, 504.44 shares of Canton Common Stock were traded as a result of private negotiations in nine separate transactions. Canton is not aware of the sale and purchase prices of those transactions other than a transaction which occurred on June 15, 1994, in which Canton re-purchased 190 shares of Canton Common Stock at a price of $90.83 per share.

     Stockholders of Canton are advised to obtain current market quotations for Norwest Common Stock. The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the Closing Date, which will not occur until after the Special Meeting, a period of several weeks. As a result, the market value of the Norwest Common Stock that stockholders of Canton ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus. No assurances can be given concerning the market price of Norwest Common Stock before or after the Closing.

 CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

     Upon consummation of the Merger, stockholders of Canton will become stockholders of Norwest. As a result, such stockholders' rights will change significantly. See "CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS."

 COMPARATIVE PER COMMON SHARE DATA

    The following table presents selected comparative per common share data for Norwest Common Stock on a historical and pro forma combined basis and for Canton Common Stock on a historical and a pro forma equivalent basis giving effect to the Merger using the purchase method of accounting. See "THE MERGER- -Accounting Treatment." This information is derived from the consolidated historical financial statements of Norwest, including the related notes thereto, incorporated by reference into this Proxy Statement-Prospectus and the consolidated historical financial statements of Canton, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. This information should be read in conjunction with such historical financial statements and the related notes thereto. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT CANTON."

    This data is not necessarily indicative of the results of the future operations of the combined entity or the actual results that would have occurred had the Merger been consummated prior to the periods indicated.

                       COMPARATIVE PER COMMON SHARE DATA

                           Norwest Common Stock    Canton Common Stock
                           ---------------------  ----------------------
                                       Pro Forma               Pro Forma
                           Historical  Combined   Historical  Equivalent
                           ----------  ---------  ----------  ----------
BOOK VALUE (1):
   September 30, 1995          $13.73      13.73      131.81      81.11
   December 31, 1994            10.79      10.79      109.01      63.74

DIVIDENDS DECLARED (2):
   Nine Months Ended
   September 30, 1995           0.660      0.660       2.000      3.899
   Year Ended
   December 31, 1994            0.765      0.765       4.000      4.519

NET INCOME (3):
   Nine Months Ended
   September 30, 1995            2.01       2.00        9.37      11.82
   Year Ended
   December 31, 1994             2.41       2.41       14.58      14.24

(1) The pro forma combined book value per share of Norwest Common Stock is based upon the historical total combined common stockholders' equity for Norwest and Canton divided by total pro forma common shares of the combined entities assuming exchange of the outstanding Canton Common Stock at an assumed ratio of
5.9076 shares of Norwest Common Stock for each share of Canton Common Stock.
The pro forma equivalent book value per share of Canton represents the pro forma combined amount multiplied by this assumed ratio. This ratio assumes that had the Special Meeting occurred November 17, 1995, the average of the closing prices of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days (October 20, 1995 to November 16, 1995) ending on the day before the Special Meeting would result in a Norwest Measurement Price of $31.25 per share and the Adjusted Norwest Shares assumed to be issued would be 292,800. The actual ratio may differ from the assumed ratio due to fluctuations in the closing prices of Norwest Common Stock up until the date of the Special Meeting. The adjusted Norwest Shares assumed to be issued do not include, and the assumed exchange ratio does not reflect, those shares of Norwest Common Stock equal to $250,000 divided by the Norwest Measurement Price to be deposited into escrow pursuant to the Escrow Agreement described in this Proxy Statement-Prospectus that may be distributed in whole or in part, to former Canton stockholders subsequent to the Merger. The Escrow Agreement will be entered into by Norwest and Canton upon consummation of the Merger to provide for certain liabilities related to certain environmental matters affecting Canton, and there can be no assurance that any such escrowed shares will be distributed to former Canton stockholders. See "THE MERGER-- Consideration to be Received in the Merger."

(2) Assumes no changes in cash dividends per share. The pro forma equivalent dividends per share of Canton Common Stock represent cash dividends declared per share of Norwest Common Stock multiplied by the Exchange Ratio.

(3) The pro forma combined net income per share of Norwest Common Stock (based on fully diluted net income and weighted average shares outstanding) is based upon the combined historical net income for Norwest and Canton divided by the average pro forma common shares of the combined entities. The historical net income per share of Canton Common Stock is based on fully diluted income from continuing operations, after the cumulative effect of a change in accounting principle. The pro forma equivalent net income per share of Canton Common Stock represents the pro forma combined net income per share multiplied by the Exchange Ratio.

 SELECTED FINANCIAL DATA

     The following tables sets forth certain selected historical consolidated financial information for Norwest and Canton. The income statement and balance sheet data included in the selected financial data for the five years ended December 31, 1994, are derived from the audited consolidated financial statements of Norwest and Canton for such five-year period. The financial data for the nine-month periods ended September 30, 1995 and 1994, are derived from the unaudited historical consolidated financial statements of Norwest and Canton. All financial information derived from unaudited financial statements reflects, in the respective opinions of management of Norwest and Canton, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such data. Results for the nine months ended September 30, 1995, are not necessarily indicative of the results that may be expected for any other interim period or for the year as a whole. This information should be read in conjunction with the consolidated financial statements of Norwest and the related notes thereto, included in documents incorporated herein by reference, and in conjunction with consolidated financial statements of Canton, including the notes thereto, appearing elsewhere in this Proxy Statement-Prospectus. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE" and "INFORMATION ABOUT CANTON."

                     SELECTED CONSOLIDATED FINANCIAL DATA
                     NORWEST CORPORATION AND SUBSIDIARIES


                                               NINE MONTHS ENDED
                                                  SEPTEMBER 30                       YEAR ENDED DECEMBER 31
                                               -------------------  ------------------------------------------------------
                                                 1995       1994      1994      1993(1)      1992(2)      1991     1990(3)
                                               ---------  --------  --------  -----------  -----------  --------  --------
                                                                   (In millions except per share amounts)
INCOME STATEMENT DATA
---------------------
 Interest income                               $ 4,153.3   3,197.3   4,393.7   3,946.3      3,806.4      4,025.9   3,885.8
 Interest expense                                1,771.6   1,128.3   1,590.1   1,442.9      1,610.6      2,150.3   2,320.1
                                               ---------  --------  --------  --------     --------     --------  --------
   Net interest income                           2,381.7   2,069.0   2,803.6   2,503.4      2,195.8      1,875.6   1,565.7
 Provision for credit losses                       216.5     101.6     164.9     158.2        270.8        406.4     433.0
 Non-interest income                             1,337.3   1,200.4   1,638.3   1,585.0      1,273.7      1,064.0     896.3
 Non-interest expenses                           2,458.8   2,288.6   3,096.4   3,050.4      2,553.1      2,041.5   1,744.5
                                               ---------  --------  --------  --------     --------     --------  --------
   Income before income taxes                    1,043.7     879.2   1,180.6     879.8        645.6        491.7     284.5
 Income tax expense                                347.4     283.7     380.2     266.7        175.6         73.4     115.1
                                               ---------  --------  --------  --------     --------     --------  --------
 Income before cumulative effect
  of a change in accounting method                 696.3     595.5     800.4     613.1        470.0        418.3     169.4
 Cumulative effect on years prior
  to 1992 of  change in accounting method             --        --        --        --        (76.0)          --        --
                                               ---------  --------  --------  --------     --------     --------  --------
   Net income                                  $   696.3     595.5     800.4     613.1        394.0        418.3     169.4
                                               =========  ========  ========  ========     ========     ========  ========

PER COMMON SHARE DATA
---------------------
 Net income per share:
   Primary:
    Before cumulative effect of a
     change in accounting method               $    2.04      1.82      2.45      1.89         1.44         1.33      0.59
    Cumulative effect on years prior
     to 1992 of change in accounting method           --        --        --        --        (0.25)          --        --
                                               ---------  --------  --------  --------     --------     --------  --------
     Net income                                $    2.04      1.82      2.45      1.89         1.19         1.33      0.59
                                               =========  ========  ========  ========     ========     ========  ========

   Fully diluted:
    Before cumulative effect of a
     change in accounting method               $    2.01      1.79      2.41      1.86         1.42         1.32      0.59
    Cumulative effect on years prior
     to 1992 of change in accounting method           --        --        --        --        (0.23)          --        --
                                               ---------  --------  --------  --------     --------     --------  --------
     Net income                                $    2.01      1.79      2.41      1.86         1.19         1.32      0.59
                                               =========  ========  ========  ========     ========     ========  ========

 Dividends declared per common share           $   0.660     0.555     0.765     0.640        0.540        0.470     0.423

BALANCE SHEET DATA
------------------
 At period end:
   Total assets                                $71,411.9  56,565.4  59,315.9  54,665.0     50,037.0     45,974.5  43,523.0
   Long-term debt                               12,686.3   8,310.1   9,186.3   6,850.9      4,553.2      3,686.6   3,066.0
 Total stockholders' equity                      4,940.1   3,824.3   3,846.4   3,760.9      3,371.8      3,192.3   2,434.0

 (1) On January 14, 1994, First United Bank Group, Inc. ("First United"), a $3.9 billion bank holding company headquartered in Albuquerque, New Mexico, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of First United. Appropriate Norwest items reflect an increase in First United's provision for credit losses of $16.5 million to conform with Norwest's credit loss reserve practices and methods and $83.2 million in accruals and reserves for merger-related expenses, including termination costs, systems and operations costs, and investment banking, legal, and accounting expenses.

 (2) On February 9, 1993, Lincoln Financial Corporation ("Lincoln"), a $2.0 billion bank holding company headquartered in Fort Wayne, Indiana, was acquired in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of Lincoln. Appropriate Norwest items reflect an increase in Lincoln's provision for credit losses of $60.0 million and $33.5 million in Lincoln's provisions and expenditures for costs related to restructuring activities.

 (3) On April 19, 1991, United Banks of Colorado, Inc. ("United"), a $5.5 billion financial institution headquartered in Denver, Colorado, merged with Norwest in a pooling of interests transaction. Norwest's historical results have been restated to include the historical results of United. Appropriate Norwest items reflect United's special provisions for credit losses and writedowns for other real estate owned, which together totaled $165 million, and $31 million of accruals for expected reorganization and restructuring costs for the year ended December 31, 1990. The special provisions were due to deterioration of several large commercial loan relationships, the anticipated results of the then recent examination by the Office of the Comptroller of the Currency, and the anticipated impact of the Resolution Trust Corporation's accelerated efforts to liquidate foreclosed properties at deep discounts.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                    CANTON BANCSHARES, INC.  AND SUBSIDIARY

                                               NINE MONTHS ENDED
                                                 SEPTEMBER 30                    YEAR ENDED DECEMBER 31
                                               ----------------      ----------------------------------------------
                                                1995      1994        1994      1993      1992      1991      1990
                                               ------    ------      ------    ------    ------    ------    ------
                                                             (In thousands, except per share amounts)
INCOME STATEMENT DATA
---------------------
 Interest income                              $ 2,672     2,524       3,388     3,533     3,782     4,137     4,252
 Interest expense                               1,068       970       1,287     1,408     1,731     2,240     2,441
                                              -------    ------      ------    ------    ------    ------    ------
   Net interest income                          1,604     1,554       2,101     2,125     2,051     1,897     1,811
 Provision for credit losses                        -         -           -        30        45        15         -
 Other operating income                           268       306         381       423       287       129       211
 Other operating expenses                       1,238     1,157       1,559     1,583     1,583     1,443     1,468
                                              -------    ------      ------    ------    ------    ------    ------
   Income before income taxes                     634       703         923       935       710       568       554
 Income tax expense                               170       196         199       213       153        67       146
                                              -------    ------      ------    ------    ------    ------    ------
 Income before cumulative effect
  of a change in accounting method                464       507         724       722       557       501       408
 Cumulative effect on years prior
  to 1992 of change in accounting method           --        --          --        --        44        --        --
                                              -------    ------      ------    ------    ------    ------    ------
   Net income                                 $   464       507         724       722       601       501       408
                                              =======    ======      ======    ======    ======    ======    ======


PER COMMON SHARE DATA
---------------------
 Net income per share:
  Before cumulative effect of a
     change in accounting principle           $  9.37     10.20       14.58     14.51     11.88     10.02      8.16
  Cumulative effect on years prior
     to 1992 of change in accounting method        --        --          --        --        --      0.14        --
                                              -------    ------      ------    ------    ------    ------    ------
 Net income                                   $  9.37     10.20       14.58     14.51     12.02     10.02      8.16
                                              =======    ======      ======    ======    ======    ======    ======

  Dividends declared per common share         $  2.00      2.00        4.00      4.00      4.00      4.00      2.00


BALANCE SHEET DATA
------------------
 At period end:
   Total assets                               $50,640    50,417      49,991    51,739    49,109    47,658    47,234
   Long-term debt                                  --        --          --        --        --        --        --
   Total stockholders' equity                   6,533     5,684       5,403     5,784     5,261     4,879     4,578


                              MEETING INFORMATION

 GENERAL

     This Proxy Statement-Prospectus is being furnished to holders of Canton Common Stock in connection with the solicitation of proxies by the Board of Directors of Canton for use at the Special Meeting to be held on _________, January __, 1996, and any adjournments thereof, to consider and take action upon a proposal to approve the Reorganization Agreement and such other business as may properly come before the Special Meeting or any adjournments thereof. Each copy of this Proxy Statement-Prospectus mailed to holders of Canton Common Stock is accompanied by a form of proxy for use at the Special Meeting.

     This Proxy Statement-Prospectus is also being furnished by Norwest to the stockholders of Canton as a prospectus in connection with the issuance by Norwest of shares of Norwest Common Stock upon consummation of the Merger.

     This Proxy Statement-Prospectus, the attached Notice of Special Meeting, and the form of proxy for Canton stockholders enclosed herewith are first being mailed to stockholders of Canton on or about December __, 1995.

 DATE, PLACE, AND TIME

     The Special Meeting will be held at ____________, ______________, Canton, Illinois, on _________, January __, 1996, at __:__ _.m., local time.

 RECORD DATE; VOTE REQUIRED FOR SPECIAL MEETING

     The Board of Directors of Canton has fixed the close of business on December __, 1995, as the record date for the determination of stockholders of Canton entitled to receive notice of and to vote at the Special Meeting. On the record date there were 49,564 shares of Canton Common Stock outstanding. Approval of the Reorganization Agreement requires the affirmative vote of the holders of not less than two-thirds of the outstanding shares of Canton Common Stock. The Merger cannot be consummated without stockholder approval of the Reorganization Agreement.

     As of the record date for the Special Meeting, directors and officers of Canton and certain persons who may be deemed to be their affiliates owned beneficially or controlled the voting of an aggregate of 46.12% of the shares of Canton Common Stock outstanding on that date. Canton's directors and officers have informed Canton that they intend to vote all of their shares in favor of the Reorganization Agreement. Information regarding the shares of Canton Common Stock beneficially owned, directly or indirectly, by certain stockholders, by each director and executive officer of Canton, and by all directors and officers as a group is set forth in the table under the heading "Principal Stockholders and Security Ownership of Management of Canton" below.

     At the record date, directors and executive officers of Norwest did not own beneficially any shares of Canton Common Stock.

 PRINCIPAL STOCKHOLDERS AND SECURITY OWNERSHIP OF MANAGEMENT OF CANTON

     Principal Stockholders. Set forth below are the names and addresses of and the number of shares held as of the record date for the Special Meeting of each person known to Canton who may be deemed to beneficially own, directly or indirectly, 5% or more of the outstanding shares of Canton Common Stock. Each stockholder named below has sole voting and investment power over the shares shown in the table, unless otherwise indicated.



                                       Nature of and Number of
          Name and Address           Shares Beneficial Ownership     Percent of Class
          ----------------           ---------------------------     -----------------
      Elaine Feinner                          11,061 (1)                   22.3%
      321 W. Westwood Drive
      Peoria, IL  61614

      Stanley J. Feinner                       7,525 (2)                   15.2%
      321 W. Westwood Drive
      Peoria, IL 61614

      Marilyn Gavenda                          4,987 (3)                   10.1%
      5719 Braesheather
      Houston, TX  77096

      Bette Siegel                             5,087                       10.3%
      21650 Burbank Blvd., Apt 211
      Woodland Hills, CA  91367

 (1) Excludes 7,725 shares of Canton Common Stock beneficially owned by
     Stanley J. Feinner, who is a director of Canton and the husband of Elaine Feinner. Mrs. Feinner disclaims beneficial ownership of all shares held by her husband.

 (2) Excludes 11,061 shares held by Mr. Feinner's wife, Elaine Feinner, as to which shares Mr. Feinner disclaims beneficial ownership. The shares of Canton Common Stock reported above include 3,619 shares held by the Ruth Gavenda Trust, for which Mr. Feinner acts as trustee with sole voting and investment power. Mr. Feinner also serves as a director of Canton.

 (3) Includes 4,921 shares in the Estate of David Gavenda. Mrs. Gavenda and her son, Lionel Gavenda, are co-executors of the estate and share voting and investment power.

      Security Ownership of Management of Canton. Set forth below are the number of shares of Canton Common Stock beneficially owned as of the record date for the Special Meeting by each director and executive officer of Canton and by all directors and executive officers as a group (other than those shares beneficially owned by Stanley J. Feinner, a director of Canton, which are reported in the above table under "--Principal Stockholders." Each person named in the following table has sole voting and investment power over the shares shown in the table, unless otherwise indicated.


         NAME AND TITLE           SHARES OWNED BENEFICIALLY   PERCENT OF CLASS
         --------------           -------------------------   ----------------
      Gary E. Barnhart                      794  (1)                1.60%
      Director

      Guy E. Coleman                        100                       *
      Director

      Marlow K. Hauber                      240  (2)                  *
      Director

      Edward R. Lewis, Jr.                1,010  (3)                2.04%
      Director

      William L. Lockard                    100                       *
      Director

      Edward L. Michalec                    200  (4)                  *
      Director

      E. Eugene Sanders                     100                       *
      Director

      James E. Van Sickle                   200                       *
      Director

      Otto G. Stephenitch                 1,186  (5)                2.39%
      Director and President

      Jared K. Lane                          20  (6)                  *
      Vice President

      Leslie E. Carl                        260  (7)                  *
      Vice President

      All Directors and Executive        11,735  (8)               23.68% (8)
      Officers as a Group (12 persons)

-------------------
 *Less than 1% of outstanding Canton Common Stock

 (1) Excludes 63 shares held by Mr. Barnhart's spouse, as to which shares Mr. Barnhart disclaims beneficial ownership.
 (2) Includes 140 shares as to which Mr. Hauber shares voting and investment power with his spouse.
 (3) Includes 395 shares held in the Corrine O. Lewis Trust, for which the Bank acts as trustee. Mr. Lewis is a beneficiary of such trust.
 (4) Includes 100 shares as to which Dr. Michalec shares voting and investment power with his spouse.
 (5) Includes 466 shares held in Mr. Stephenitch's individual retirement account, and 440 shares held in the Betty A. Stephenitch Trust No. 1. Mr. Stephenitch is the Trustee of such trust with sole voting and investment power with respect to these shares.
 (6) Mr. Lane shares voting and investment power for the indicated shares with his spouse.
 (7) Includes 60 shares held in Mr. Carl's individual retirement account, and 200 shares as to which Mr. Carl shares voting and investment power with his spouse.

 (8) Includes 7,525 shares of Canton Common Stock beneficially owned by Stanley J. Feinner, a director of Canton, reported in the table under "--Principal Stockholders" above.

 VOTING AND REVOCATION OF PROXIES

      Shares of Canton Common Stock represented by a proxy properly signed and received at, or prior to, the Special Meeting, unless subsequently revoked, will be voted at the Special Meeting in accordance with the instructions thereon. If a proxy is signed and returned without indicating any voting instructions, shares of Canton Common Stock represented by such proxy will be voted FOR approval of the Reorganization Agreement. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing either an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of Canton prior to or at the Special Meeting or by voting the shares subject to the proxy in person at the Special Meeting. Attendance at the Special Meeting will not in and of itself constitute a revocation of a proxy.

       A proxy may indicate that all or a portion of the shares represented thereby are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in street name on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for such proposal, even though such shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present, but not as voting in favor of such proposal. The proposal to adopt the Reorganization Agreement must be approved by the holders of not less than two-thirds of the outstanding Canton Common Stock. Because this proposal requires the affirmative vote of a specified percentage of outstanding shares, the nonvoting of shares or abstentions with regard to this proposal will have the same effect as votes against the proposal.

       The Board of Directors of Canton is not aware of any business to be acted upon at the Special Meeting other than the business described herein. If, however, other matters are properly brought before the Special Meeting, or any adjournments thereof, the persons appointed as proxies will have discretion to vote or act on such matters according to their best judgment.

 SOLICITATION OF PROXIES

      In addition to solicitation by mail, directors, officers, and employees of Canton may solicit proxies from the stockholders of Canton, either personally or by telephone, telegram, or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Nominees, fiduciaries, and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Canton will bear its own expenses in connection with any solicitation of proxies for the Special Meeting. See "THE MERGER--Expenses."

 HOLDERS OF CANTON COMMON STOCK ARE REQUESTED TO COMPLETE, DATE, AND SIGN THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY TO CANTON IN THE ENCLOSED POSTAGE-PREPAID ENVELOPE.

                                   THE MERGER

        This section of the Proxy Statement-Prospectus describes certain aspects of the Merger. The following description does not purport to be complete and is qualified in its entirety by reference to the Reorganization Agreement, which is attached as Appendix A, to this Proxy Statement-Prospectus and is incorporated by reference herein. ALL STOCKHOLDERS ARE URGED TO READ THE REORGANIZATION AGREEMENT IN ITS ENTIRETY.

BACKGROUND OF AND REASONS FOR THE MERGER

     During late 1994 and early 1995, representatives of Norwest held a number of discussions with the Canton Board of Directors regarding Norwest's interest in acquiring Canton. Following these discussions, the Board of Directors of Canton concluded that a merger with Norwest was in the best interest of the stockholders of Canton. This conclusion was based upon the amount of consideration to be paid by Norwest in the Merger, the tax-free nature of the Merger to the stockholders of Canton, and the increased liquidity associated with receiving stock of a company that is publicly traded on national exchanges. Accordingly, Canton and Norwest proceeded to negotiate the terms of the Merger and entered into the Reorganization Agreement on July 25, 1995.

     The Board of Directors of Canton has concluded that the Merger is in the best interests of the holders of Canton Common Stock. The holders of Canton Common Stock will receive, in a tax-free exchange, stock of a much larger and more diversified enterprise, which is listed on the NYSE and CHX, freely tradable (subject to certain restrictions described herein), and much more widely held than Canton Common Stock. See "SUMMARY--Comparative Per Common Share Data," "--Markets and Market Prices," and "Certain Federal Income Tax Considerations."

     Further, after the Merger, the Bank will have access to a broader range of services to provide to its customers and to the greater resources of Norwest in several important operational areas. The Board of Directors believe that affiliation with Norwest will increase the Bank's financial strength and provide greater geographic diversity. See "Management and Operations After the Merger."

     THE BOARD OF DIRECTORS OF CANTON UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF CANTON VOTE FOR APPROVAL OF THE REORGANIZATION AGREEMENT.

OPINION OF FINANCIAL ADVISOR

     In April 1995, Canton Bancshares, Inc., Canton, Illinois ("Canton") retained Alex Sheshunoff & Co. Investment Banking ("Sheshunoff"), an investment banking firm based in Austin, Texas, on the basis of its experience, to render a written fairness opinion (the "Opinion") to the Board of Directors of Canton. Sheshunoff has been in the business of consulting for the banking industry for twenty years, including the appraisal and valuation of banking institutions and their securities in connection with mergers and acquisitions and equity offerings. Sheshunoff has a long history of familiarity and involvement with the banking industry nationwide, as well as familiarity with the Illinois market and recent transactions in this market. Sheshunoff did review the negotiated terms of the Agreement and Plan of Reorganization, including corporate governance matters. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to Canton and Norwest Corporation, Minneapolis, Minnesota ("Norwest"). The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

     On May 16, 1995, in connection with their consideration of a draft of the Agreement and Plan of Reorganization dated March 15, 1995, Sheshunoff issued its Opinion to the Board of Directors of Canton that, in its opinion as investment bankers, the terms of the Merger as provided in the Agreement and Plan of Reorganization are fair and equitable, from a financial perspective, to Canton and its stockholders. This Opinion was updated on December _______, 1995. The updated Opinion is based upon conditions as they existed on September 30, 1995. A copy of the Opinion is attached as an exhibit to this Proxy Statement/Prospectus and should be read in its entirety by Canton stockholders. Sheshunoff's written opinion does not constitute an endorsement of the merger or a recommendation to any stockholder as to how such stockholder should vote.

     In rendering its updated Opinion, Sheshunoff reviewed certain publicly available information concerning Canton and Norwest. Sheshunoff considered many factors in making its evaluation. In arriving at its Opinion regarding the fairness of the transaction, Sheshunoff reviewed: (i) the Agreement and Plan of Reorganization dated July 25, 1995; (ii) the external auditor's reports to the Board of Directors of Canton and the internal audit function of Norwest; (iii) the September 30, 1995 balance sheet and income statement for each organization and the audited December 31, 1994 and December 31, 1993 balance sheet and income statement for each organization; (iv) each organization's rate sensitivity analysis reports; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the minutes of the Board of Directors meetings of each organization; (xi) the Board report for each organization; (xii) the listing and description of significant real properties for each organization; (xiii) the directors and officers liability and blanket bond insurance policies for each organization; and (xiv) market conditions and current trading levels of outstanding equity securities of both organizations. Sheshunoff conducted an on-site review of each organization's historical performance and current financial condition.

     In reaching its Opinion, Sheshunoff analyzed the total purchase price on a cash equivalent fair market value basis using standard evaluation techniques (as discussed below) including comparable sales multiples (market value), net present value, cash flow analysis, return on investment and the price as a percentage of total assets based on certain assumptions of projected growth, earnings and dividends and a range of discount rates from 10% to 15%. Sheshunoff also considered as one of the methods of determining the fairness of the transaction, the projected pro forma impact on Canton's earnings per share and equity per share (appreciation/dilution analysis), which was based upon stand-alone financial projections for both Canton and Norwest compared with pro forma financial projections.

     The projections furnished to Sheshunoff and used by it were prepared by the managements of Canton and Norwest. Canton and Norwest do not publicly disclose internal management projections of the type provided to Sheshunoff in connection with its review of the Merger. Such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including without limitation, factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in such projections.

     In addition, Sheshunoff discussed with the management of Canton and Norwest the relative operating performance and future prospects of each organization, primarily with respect to the current level of their earnings and future expected operating results, giving weight to Sheshunoff's assessment of the future of the banking industry and each organization's performance within the industry. Sheshunoff compared the results of operation of Canton with the results of operation of a peer group comprised of all Illinois banks with total assets of $50 to $100 million (208 banks). Sheshunoff compared the results of operation of Norwest with the results of operation of a peer group comprised of all holding companies with total assets of over $10 billion (63 holding companies).

     Many variables affect the value of banks, not the least of which is the uncertainty of future events, so that the relative importance of the valuation variables differs in different situations, with the result that appraisal theorists argue about which variables are the most appropriate ones on which to focus. However, most appraisers agree that the primary financial variables to be considered are earnings, equity, dividends or dividend-paying capacity, asset quality and cash flow. In addition, in most instances, if not all, value is further tempered by non-financial factors such as marketability, voting rights or block size, history of past sales of the banking company's stock, nature and relationship of the other shareholdings in the bank, and special ownership or management considerations.

     Net asset value is the value of the net equity of a bank, including every kind of property and value. This approach normally assumes liquidation on the date of appraisal with the recognition of securities gains or losses, real estate appreciation or depreciation, adjustments to the loan loss reserve, discounts to the loan portfolio and changes in the net value of other assets. As such, it is not the best approach to use when valuing a going concern, because it is based on historical costs and varying accounting methods. Even if the assets and liabilities are adjusted to reflect prevailing prices and yields (which is often of limited accuracy because readily available data is often lacking), it still results in a liquidation value for the concern. Furthermore, since this method does not take into account the values attributable to the going concern such as the interrelationship among the company's assets and liabilities, customer relations, market presence, image and reputation, and staff expertise and depth, little weight is given by Sheshunoff to the net asset value method of valuation.

     Market value is generally defined as the price, established on an "arms-length" basis, at which knowledgeable, unrelated buyers and sellers would agree. The market value is frequently used to determine the price of a minority block of stock when both the quantity and the quality of the "comparable" data are deemed sufficient. However, the relative thinness of the specific market for the stock of the banking company being appraised may result in the need to review alternative markets for comparative pricing purposes. The "hypothetical" market value for a small bank with a thin market for its stock is normally determined by comparison to the average price to earnings, price to equity and dividend yield of local or regional publicly-traded bank issues, adjusting for significant differences in financial performance criteria and for any lack of marketability or liquidity. The market value in connection with the evaluation of control of a bank is determined by the previous sales of banks in the state or region. In valuing a business enterprise, when sufficient comparable trade data is available, the market value deserves greater weighting than the net asset value and similar emphasis as the investment value as discussed below.

     Sheshunoff maintains substantial files concerning the prices paid for banking institutions nationwide. The database includes transactions involving Illinois banking organizations with assets less than $500 million and banking organizations in the Midwest region of the United States in 1995 and over the past five years. The database provides comparable pricing and financial performance data for banking organizations sold or acquired. Organized by different peer groups, the data presents averages of financial performance and purchase price levels, thereby facilitating a valid comparative purchase price analysis. In analyzing the transaction value of Canton, Sheshunoff has considered the market approach and has evaluated price to equity and price to earnings multiples of Illinois banking organizations with total assets less than $500 million that sold from November 28, 1994 through November 28, 1995. The following table provides the 12 banking organizations with total assets less than $500 million that sold in Illinois from November 28, 1994 through November 28, 1995.

                                                    PURCHASE PRICE   PURCHASE PRICE    PURCHASE PRICE TO
SELLER                  CITY             STATE       TO EQUITY (x)   TO EARNINGS (x)   TOTAL ASSETS (%)
Du Quoin Bancorp        Du Quoin         IL               1.87            13.21               15.10
River Bend Bcshrs       East Alton       IL               1.95            12.36               15.93
FNB of Lockport         Lockport         IL               0.90            N/M                 15.32
First Sterling Bcp      Sterling         IL               1.32            13.80               14.02
Naperville Bank         Naperville       IL               1.96            N/M                 10.02
Valley Banc Services    St. Charles      IL               2.28            N/M                 15.05
GN Bancorp, Inc.        Chicago          IL               1.92            14.33               17.81
Shawnee Bancorp         Harrisburg       IL               2.03            15.71               16.76
Maroa Bancshares        Maroa            IL               1.44            14.52               11.93
M L Quinn Properties    Mount Sterling   IL               1.19            12.04               11.97
Chillicothe State Bp    Chillicothe      IL               1.59            11.54               13.73
Pleasant Plains St      Pleasant Plains  IL               0.87             7.69                7.75

                        WEIGHTED AVERAGES                1.56x           13.16x               14.90%

     Comparable Sales Multiples. Sheshunoff calculated an "Adjusted Book Value" of $_____ per share based on Canton's September 30, 1995 equity and the average price to equity multiple of 1.56x for Illinois banking organizations with total assets less than $500 million that sold from November 28, 1994 through November 28, 1995. Sheshunoff calculated an "Adjusted Earnings Value" of $______ per share based on Canton's estimated 1995 earnings and the average price to earnings multiple of 13.16x for Illinois banking organizations with total assets less than $500 million that sold from November 28, 1994 through November 28, 1995. The financial performance characteristics of the regional banking organizations vary, sometimes substantially, from those of Canton. When the variance is significant for relevant performance factors, adjustments to the price multiples are appropriate when comparing them to the transaction value.

     The investment value is sometimes referred to as the income value or earnings value. One investment value method frequently used estimates the present value of an enterprise's future earnings or cash flow. Another popular investment value method is to determine the level of current annual benefits (earnings, cash flow, dividends, etc.), and then capitalize one or more of the benefit types using an appropriate capitalization rate such as an earnings or dividend yield. Yet another method of calculating investment value is a cash flow analysis of the ability of a banking company to service acquisition debt obligations (at a certain price level) while providing sufficient earnings for reasonable dividends and capital adequacy requirements. In connection with the cash flow analysis, the return on investment that would accrue to a prospective buyer at the transaction value is calculated. The investment value methods which were analyzed in connection with this transaction were the net present value analysis, the cash flow analysis and the return on investment analysis, which are discussed below.

     Net Present Value Analysis. The investment or earnings value of any banking organization's stock is an estimate of the present value of the future benefits, usually earnings, cash flow or dividends, which will accrue to the stock. An earnings value is calculated using an annual future earnings stream over a period of time of not less than ten years and the residual value of the earnings stream after ten years, assuming no earnings growth, and an appropriate capitalization rate (the net present value discount rate). Sheshunoff's computations were based on an analysis of the banking industry, the economic and competitive situations in Canton's market area, its current financial condition and historical levels of growth and earnings. Using a net present value discount rate of 12%, an acceptable discount rate considering the risk-return relationship most investors would demand for an investment of this type as of the valuation date, the "Net Present Value of Future Earnings" equaled $____________ per share.

     Cash Flow Analysis. The cash flow method assumes the formation of a bank holding company with maximum leverage according to Federal Reserve System guidelines and analyzes the ability of the bank to retire holding company acquisition debt within a reasonable period of time while maintaining adequate capital. Using this method Sheshunoff arrived at a value of $____________ per share.

     Return on Investment Analysis. Return on investment analysis (ROI) also assumes the formation of a bank holding company using maximum regulatory leverage and analyzes the ten year ROI of a 33.33% equity investment at the transaction value of $184.61 per share for Canton compared to a liquidation at book value in the year 2004 and a sale at ten times projected earnings for the year 2004. This ROI analysis provides a benchmark for assessing the validity of the transaction value of a majority block of stock. The ROI analysis is one approach to valuing a going concern, and is directly impacted by the earnings stream, dividend payout levels and levels of debt, if any. Other financial and nonfinancial factors indirectly affect the ROI; however, these factors more directly influence the level of ROI an investor would demand from an investment in a majority block of stock of a specific bank at a certain point in time. The ROI assuming liquidation at book value in 2004 equaled ________%, and the ROI assuming sale at ten times projected earnings in 2004 equaled ________%.

     Transaction Value as a Percentage of Total Assets. Furthermore, a price level indicator, the transaction value as a percentage of total assets, may be used to confirm the validity of the transaction value. The transaction value as a percentage of total assets facilitates a truer price level comparison with comparable banking organizations, regardless of the differing levels of equity capital and earnings. In this instance, a transaction value of $184.61 per share results in a transaction value as a percentage of total assets of ________%.

     Finally, another test of appropriateness for the transaction value of a majority block of stock is the net present value-to-transaction value ratio. Theoretically, an earnings stream may be valued through the use of a net present value analysis. In Sheshunoff's experience with majority block community bank stock valuations, it has determined that a relationship does exist between the net present value of an "average" community banking organization and the transaction value of a majority block of the banking organization's stock. The net present value-to-transaction value ratio equals _________% for Canton. There are many other factors to consider, when valuing a going concern, which do not directly impact the earnings stream and the net present value but which do exert a degree of influence over the fair market value of a going concern. These factors include, but are not limited to, the general condition of the industry, the economic and competitive situations in the market area and the expertise of the management of the organization being valued.

     Projected Impact on Canton Stockholders. Sheshunoff considered this transaction as a merger rather than a purchase. Consideration was given to the levels of book value and earnings per share appreciation or dilution percentages between the merger partners over the next three to five years after consummation. To justify the fairness of the transaction for Canton stockholders, it is important to project, based upon realistic projections of future performance, a positive impact for Canton stockholders. It is important to note that the appreciation/dilution analysis is one of the methods utilized by Sheshunoff to determine the fairness of the transaction and it focuses on the projected appreciation/dilution as of the date of the Opinion. This analysis does not address future stockholder transactions involving Norwest stock after consummation of the transaction.

     Neither Canton nor Norwest imposed any limitations upon the scope of the investigation to be performed by Sheshunoff in formulating such Opinion. In rendering its Opinion, Sheshunoff did not independently verify the asset quality and financial condition of Canton or Norwest, but instead relied upon the data provided by or on behalf of Canton and Norwest to be true and accurate in all material respects.

     For its services as independent financial analyst for the merger, including the rendering of its Opinion referred to above, Canton has paid Sheshunoff aggregate fees of $17,500. Prior to being retained for this assignment, Sheshunoff has provided professional services and products to Canton and Norwest. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

 TERMS OF THE MERGER

      IN GENERAL. At the Effective Time of the Merger, a wholly owned subsidiary of Norwest will merge into Canton, with Canton as the surviving corporation, and the outstanding shares of Canton Common Stock (other than shares as to which statutory dissenters' rights have been exercised and not forfeited) will be converted into a number of shares of Norwest Common Stock determined in accordance with the provisions of the Reorganization Agreement. Each outstanding share of common stock of Canton ("Canton Common Stock") will be converted into shares of common stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), determined by dividing the Adjusted Norwest Shares by the number of shares of Canton Common Stock then outstanding. The Adjusted Norwest Shares will be that number of shares of Norwest Common Stock calculated by dividing the sum of $9,400,000 less an escrow amount of $250,000 (the "Escrow Amount"), to be deposited and held pursuant to an Escrow Agreement described below, under the heading "Escrow Agreement," by the Norwest Measurement Price. The Norwest Measurement Price will be equal to the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the Special Meeting. Assuming the Special Meeting were held on the date of this Proxy Statement-Prospectus, the Norwest

 Measurement Price would be $__.__, the Adjusted Norwest Shares would be _______, and the number of shares of Norwest Common Stock issuable to the stockholders of Canton would be ________ shares (based on _______ shares of Canton Common Stock currently outstanding).

      The market price for Norwest Common Stock will fluctuate between the date of this Proxy Statement-Prospectus and the date of the Special Meeting, and between the date of the Special Meeting and the Effective Date of the Merger, both of which periods will total not less than four weeks. As a result, the market value of the Norwest Common Stock that stockholders of Canton ultimately receive in the Merger could be more or less than its market value on the date of this Proxy Statement-Prospectus.

      No fractional shares of Norwest Common Stock will be issued in the Merger. Instead, Norwest will pay to each holder of Canton Common Stock who would otherwise be entitled to a fractional share an amount of cash equal to the fraction of a share of Norwest Common Stock to which the stockholders of Canton would otherwise be entitled multiplied by the Norwest Measurement Price.

      Shares of Norwest Common Stock issued and outstanding immediately prior to the Effective Time of the Merger will remain issued and outstanding.

      ESCROW AGREEMENT. At the Closing and as a condition to the consummation of the Merger, Canton, on behalf of its stockholders, will enter into an Escrow Agreement with Norwest and the Escrow Agent. A copy of the Escrow Agreement, in the form proposed to be executed on the Closing Date of the Merger, is attached as Exhibit B to the Reorganization Agreement included as Appendix A to this Proxy Statement-Prospectus. Under the terms of the Escrow Agreement, at the Effective Time of the Merger, Norwest shall deposit in escrow with the Escrow Agent that number of shares of Norwest Common Stock equal to the Escrow Amount divided by the Norwest Measurement Price. Assuming the Norwest Measurement Price is $__.__, approximately _______ shares of Norwest Common Stock would be deposited and held in escrow pursuant to the Escrow Agreement.

      Under the terms of the Escrow Agreement, the Escrowed Shares will be held to provide for the cost of remediation to be undertaken by Norwest of, and any potential damages that may result from, certain environmental contamination in, on, or emanating from drive-up bank property in the city of Canton. The Escrowed Shares will be held in escrow by the Escrow Agent until the Escrow Agent receives a joint notice from Norwest and a representative of the Canton stockholders appointed pursuant to the Escrow Agreement (the "Shareholder Representative") that such remediation has been completed and the aggregate dollar amount of the cost of such remediation and any damages (which damages may be an estimated amount) have been determined as provided in the Escrow Agreement. Upon receipt of such notice, the Escrow Agent will distribute to Norwest that number of Escrowed Shares determined by dividing the remediation costs and damages by the Norwest Measurement Price, and rounding to the nearest whole share. The balance of the Escrowed Shares, if any after such distribution to Norwest, will be distributed to the Shareholder Representative for distribution to the former stockholders of Canton based on their proportionate interests in Canton at the Effective Time of the Merger. If no such notice is received by the Escrow Agent by December 31, 2000, the Escrowed Shares will be distributed to Norwest.

 EFFECTIVE DATE AND TIME OF THE MERGER

     Subject to the terms and conditions of the Reorganization Agreement, the Effective Date of the Merger will be the date on which Articles of Merger are filed with the Secretary of State of the State of Illinois. That filing will be made within ten business days following the satisfaction or waiver of all conditions of the Reorganization Agreement or on such other date upon which the parties agree, and the time at which such filing will be made is hereinafter referred to as the "Time of Filing." The Effective Time of the Merger will be 11:59 p.m., Canton, Illinois time, on the Effective Date of the Merger.
 Norwest and Canton anticipate that the closing of the Merger will occur in the first quarter of 1996. See "Conditions to the Merger" and "Regulatory Approvals."

 SURRENDER OF CERTIFICATES

     As soon as practicable after the Effective Time of the Merger, Norwest Bank Minnesota, National Association, acting in the capacity of exchange agent for Norwest (the "Exchange Agent"), will mail to each former holder of record of shares of Canton Common Stock a form of letter of transmittal, together with instructions for the exchange of such holder's stock certificates for a certificate representing Norwest Common Stock.

     STOCKHOLDERS OF CANTON SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE THE LETTER OF TRANSMITTAL FORM AND INSTRUCTIONS.

     Upon surrender to the Exchange Agent of one or more certificates for Canton Common Stock, together with a properly completed letter of transmittal, there will be issued and mailed to the holder a certificate representing the number of whole shares of Norwest Common Stock to which such holder is entitled and, where applicable, a check for the amount representing any fractional share. A certificate for Norwest Common Stock may be issued in a name other than the name in which the surrendered certificate is registered only if (i) the certificate surrendered is properly endorsed and otherwise in proper form for transfer and (ii) the person requesting the issuance of such certificate either pays to the Exchange Agent any transfer or other taxes required by reason of the issuance of a certificate for such shares in a name other than the registered holder of the certificate surrendered or establishes to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     All Norwest Common Stock issued pursuant to the Merger will be deemed issued as of the Effective Time of the Merger. No dividends with a record date after the Effective Time of the Merger will be paid to stockholders of Canton entitled to receive certificates for shares of Norwest Common Stock until such stockholders surrender their certificates representing shares of Canton Common Stock. Upon such surrender, there shall be paid to the holder in whose name the certificates representing such shares of Norwest Common Stock are issued any dividends the record and payment dates of which shall have been after the Effective Time of the Merger and before the date of such surrender. After such surrender, there shall be paid to the person in whose name the certificate representing such shares of Norwest Common Stock is issued, on the appropriate dividend payment date, any dividend on such shares of Norwest Common Stock which shall have a record date after the Effective Time of the Merger and prior to the date of surrender, but a payment date subsequent to the surrender. In no event shall the persons entitled to receive such dividends be entitled to receive interest on amounts payable as dividends.

 CONDITIONS TO THE MERGER

     The Merger will occur only if the Reorganization Agreement is approved by the requisite vote of the stockholders of Canton. Consummation of the Merger is subject to the satisfaction of certain other conditions, any of which may be waived to the extent waiver is permitted by applicable law. Such conditions to the obligations of both parties to consummate the Merger include, but are not limited to, (i) the receipt of all necessary regulatory approvals, including the approval of the Merger by the Federal Reserve Board and the Illinois Commissioner, and the expiration of all applicable waiting and approval periods, (ii) the continued effectiveness of the Registration Statement of which this Proxy Statement-Prospectus is a part and receipt by Norwest of all state securities law or blue sky authorizations necessary for the Merger, (iii) the absence of any order of a court or agency of competent jurisdiction restraining, enjoining, or otherwise prohibiting consummation of the Merger,
 (iv) the continued accuracy of representations and warranties by the other party, (v) the performance by the other party of its obligations under the Reorganization Agreement, and (vi) the receipt of certain certificates from the other party.

     Canton's obligation to consummate the Merger is also subject to (i) authorization for listing on the NYSE and CHX upon official notice of issuance of the shares of Norwest Common Stock issuable pursuant to the Merger and (ii) the receipt of an opinion of counsel to Canton to the effect that for federal income tax purposes the Merger will be a tax-free Merger.

     Norwest's obligation to consummate the Merger is also subject to (i) the receipt by Canton and its subsidiary of any and all material consents or waivers from third parties to loan agreements, leases, or other material contracts required for the consummation of the Merger, and the receipt by Canton and its subsidiary of any and all material permits, authorizations, consents, waivers, and approvals required for the consummation of the Merger;
 (ii) the total number of shares of Canton Common Stock outstanding and subject to issuance upon exercise of all warrants, options, conversion rights, phantom shares, or other share equivalents not having exceeded 49,564; (iii) the receipt of a certificate signed by Canton's Chief Executive Officer and Chief Financial Officer concerning the accuracy and completeness of certain of Canton's financial statements and related information as of a date subsequent to the date of such financial statements; (iv) the absence since December 31, 1994, of any material loss or interference with the business of Canton and its subsidiary considered as a whole from any civil disturbance or any fire, explosion, flood, or other calamity, whether or not covered by insurance; (v) except as contemplated by the Escrow Agreement described above under the heading "Terms of the Merger--Escrow Agreement," the absence of any reasonable basis for the imposition on Canton or any of its subsidiaries of any liability arising from the release of hazardous substances under any local, state, or federal environmental statute, regulation, or ordinance which has had or could reasonably be expected to have a material adverse effect upon Canton and it subsidiaries taken as a whole; (vi) the absence of any change which might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business, or prospects of Canton and its subsidiary taken as a whole, other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates; and (vii) the establishment of such additional accruals and reserves as may be necessary to conform Canton's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans for the conduct of Canton's business after the Merger and to provide for the costs and expenses of consummating the Merger contemplated by the Reorganization Agreement.

 REGULATORY APPROVALS

     Transactions such as the Merger are subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, (the "BHC Act") which requires that the Federal Reserve Board take into consideration the financial and managerial resources and future prospects of the existing and proposed institutions and the convenience and needs of the communities to be served. The Merger is also subject to the prior approval of the Illinois Commissioner pursuant to the Illinois Holding Company Act of 1957, as amended (the "Illinois Holding Company Act"). Under the Illinois Holding Company Act, an out-of-state bank holding company may acquire more than 5% of the voting shares of or control of an Illinois bank holding company, provided that the acquiror files an application with the Illinois Commissioner, which contains information satisfactory to such Commissioner that the bank's already controlled by the acquiror adequately meet the convenience and needs of the communities served by them in accordance with the federal Community Reinvestment Act of 1977.

     Norwest filed applications for approval of the Merger with, the Federal Reserve Board and the Illinois Commissioner on, respectively, September 18, 1995 and October 2, 1995, but has not yet received such approvals.

     The approval of any application merely implies satisfaction of regulatory criteria for approval, which do not include review of the Merger from the standpoint of the adequacy of the consideration to be received by, or fairness to, stockholders. Regulatory approvals do not constitute an endorsement or recommendation of the proposed Mergers.

     Neither Norwest nor Canton is aware of any governmental approvals or compliance with banking laws and regulations that are required for consummation of the Merger other than those described above. Should any other approval or action be required, it is presently contemplated that such approval or action would be sought. There can be no assurance that any such approval or action, if needed, could be obtained and, if such approvals or actions are obtained, there can be no assurance as to the timing thereof. The Merger cannot proceed in the absence of all requisite regulatory approvals. See "Conditions to the Merger," "Effective Date and Time of the Merger," and "Waiver, Amendment, and Termination."

 CONDUCT OF BUSINESS PENDING THE MERGER

     Under the Reorganization Agreement, each of Canton and its subsidiary is generally obligated to maintain its corporate existence in good standing; to maintain the general character of its business and conduct its business in the ordinary and usual manner; extend credit in accordance with existing lending policies; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees, and to preserve its goodwill and the goodwill of its suppliers, customers, and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses, and permits applicable to the properties and operations of Canton and each of its subsidiaries the noncompliance with which reasonably could be expected to have a material adverse effect on Canton and its subsidiary taken as a whole; and permit Norwest and its representatives to examine its and its subsidiaries' books, records, and properties, and to interview officers, employees, and agents at all reasonable times when it is open for business. The Reorganization Agreement also provides that, prior to the Closing Date, neither Canton nor the Bank may, without the prior written consent of Norwest, among other things: (i) make any new loan or modify, restructure, or renew any existing loan (except pursuant to commitments made prior to the date of the Reorganization Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would exceed $100,000; (ii) amend or otherwise change its articles of incorporation or association or bylaws; (iii) issue or sell, or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale, or conversion of, any shares of its capital stock, phantom shares, or other share equivalents, or any other of its securities;
 (iv) authorize or incur any long-term debt (other than deposit liabilities);
 (v) mortgage, pledge, or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; (vi) enter into any material agreement, contract, or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date of the Reorganization Agreement; (vii) make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less; (viii) amend or terminate any "employee benefit plan" within the meaning of the Employee Retirement Income Security Act of 1974, as amended, except as described below under the heading "Effect on Employee Benefit Plans" or as required by law; (ix) make any contributions to any such plan except as required by the terms of such plan in effect as of the date of the Reorganization Agreement, subject to certain enumerated exceptions; (x) declare, set aside, make, or pay any dividend or other distribution with respect to its capital stock, except that between June 1, 1995 and the Effective Date of the Merger, Canton may declare and pay dividends to its stockholders in an amount not to exceed $6.00 per share of Canton Common Stock;
 (xi) redeem, purchase, or otherwise acquire, directly or indirectly, any of the capital stock of Canton; (xii) increase the compensation of any officers, directors, or executive employees, except pursuant to existing compensation plans and practices; (xiii) sell or otherwise dispose of any shares of the capital stock of any subsidiary; or (xiv) sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

 CERTAIN COVENANTS

      The Reorganization Agreement provides that prior to the Effective Date of the Merger, Canton will (i) establish such additional accruals and reserves as may be necessary to conform Canton's accounting and credit loss reserve practices to those of Norwest and Norwest's plans with respect to the conduct of Canton's business following the Merger and to provide for costs and expenses related to the consummation of the transactions contemplated by the Reorganization Agreement; (ii) obtain, at its own expense, and deliver environmental assessment reports on certain properties and title insurance commitments and boundary surveys for each bank facility; and (iii) take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents, and other approvals to carry out the transactions contemplated by the Reorganization Agreement. In addition, Canton has agreed to demolish the building located on the potential expansion site immediately north of the main office of the Bank in order to protect Canton from liability arising out of the condition of the building, and to obtain certain environmental surveys and tests of the building prior to such demolition.

      The Reorganization Agreement also provides that, prior to the Effective Date, Norwest will (i) give Canton notice of the receipt of all regulatory approvals; (ii) permit Canton and its representatives to examine Norwest's books, records, and properties, and to interview Norwest's officers, employees, and agents, for a period of up to 15 days prior to the Effective Date of the Merger; (iii) file all documents necessary to list the Norwest Common Stock to be issued in the Merger on the NYSE and the CHX and use its best efforts to effect such listings; and (iv) take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents, and other approvals to carry out the transactions contemplated by the Reorganization Agreement.

 NO SOLICITATION

     Neither Canton nor its subsidiary, nor any director, officer, or representative thereof, will, directly or indirectly, solicit, authorize the solicitation of, or enter into any discussions with any party or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of Canton Common Stock, any option or warrant to purchase any shares of Canton Common Stock, any securities convertible into any shares of Canton Common Stock, or any other equity security of Canton or its subsidiary; (ii) to make a tender or exchange offer for any shares of Canton Common Stock or other equity security; (iii) to purchase, lease, or otherwise acquire the assets of Canton or its subsidiary, except in the ordinary course of business; or (iv) to merge, consolidate, or otherwise combine with Canton or its subsidiary. Any offer or inquiry to Canton or its subsidiary concerning any of the foregoing must be promptly disclosed, along with the terms thereof, to Norwest.

 WAIVER, AMENDMENT, AND TERMINATION

     The parties may, in writing, waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants and conditions in the Reorganization Agreement.

     At any time before the Time of Filing the parties may amend the Reorganization Agreement by action of their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors; provided, however, that no such amendment occurring after approval of the Merger by the Canton stockholders may adversely affect the consideration to be received by the Canton stockholders.

     The Reorganization Agreement provides that it may be terminated at any time prior to the Time of Filing (i) by mutual written consent of the parties; (ii) by either party by written notice to the other if the Merger shall not have been consummated by March 31, 1996, unless such failure of consummation is due to the failure of the party seeking termination to perform or observe in all material respects the covenants and agreements to be performed or observed by it under the Reorganization Agreement; or (iii) by either party by written notice to the other if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated by the Reorganization Agreement.

 EFFECT ON EMPLOYEE BENEFIT PLANS

     The Reorganization Agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Canton shall be entitled to participate in those Norwest employee benefit and welfare plans specified in the Reorganization Agreement. The eligible employees of Canton shall enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after the Effective Date.

     Canton employees will receive credit for past service for the purpose of determining eligibility for, and vesting of certain benefits under certain of Norwest's benefit plans.

     Canton has also agreed, if requested by Norwest, and as a condition to the consummation of the Merger, to terminate or amend, certain non-qualified benefit plans and programs and to cooperate with Norwest in obtaining any required consents of plan participants to such termination or amendment.

 MANAGEMENT AND OPERATIONS AFTER THE MERGER

     As of the Effective Time of the Merger, Canton and the Bank will become indirect subsidiaries of Norwest. Subsequent to the Merger, Norwest will operate at the Bank at its present locations, providing products and services offered by Norwest affiliates.

 INTERESTS OF CERTAIN PERSONS IN THE MERGER

     All of the directors and certain executive officers of Canton are stockholders of Canton and will receive, upon consummation of the Merger, to receive shares of Norwest Common Stock in exchange for their shares of Canton Common Stock, on the same basis as each other stockholder of Canton.

 RIGHTS OF DISSENTING STOCKHOLDERS

     All stockholders of Canton are entitled to exercise dissenters' rights pursuant to the provisions of Sections 11.65 and 11.70 of the Illinois Business Corporation Act (the "IBCA"). In accordance with these sections, such stockholders have the right to dissent from the Merger and to be paid the fair value of their shares. The term "fair value" means the value of the shares of a corporation immediately before the effective date of various corporate actions, including mergers, excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable. Where a transaction is to be submitted for approval at the meeting of stockholders, the corporation must notify each of its stockholders of the right to dissent and include in such notice a copy of Sections 11.65 and 11.70 or otherwise providing adequate notice of the procedure to dissent. This Proxy Statement-Prospectus shall constitute such notice to the stockholders of Canton.

     The following discussion is not a complete statement of the laws pertaining to a dissenting shareholder's rights under Illinois law and is qualified in its entirety by the full text of Sections 11.65 and 11.70 attached as Appendix C to this Proxy Statement-Prospectus. Any shareholder who wishes to preserve the right to do so, should review the following discussion and Appendix C carefully. DISSENTERS' RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS ARE NOT FULLY AND PRECISELY SATISFIED.

     A holder of Canton Common Stock wishing to exercise the right to demand the fair value of such shareholder's shares must first file, BEFORE the vote of the stockholders is taken at the Special Meeting, a written notice to the corporation of intent to demand the fair value of such shareholder's shares and must, in addition, not vote the shares in favor of the proposal to approve the Reorganization Agreement. Because a proxy which does not contain voting instructions will, unless revoked, be voted FOR approval of the Reorganization Agreement, a shareholder of Canton who votes by proxy and who wishes to exercise dissenters' rights must (i) vote AGAINST approval of the Reorganization Agreement or (ii) ABSTAIN from voting on approval of the Reorganization Agreement. A vote against the Reorganization Agreement, whether in person or by proxy, will not in and of itself satisfy the requirement of a written notice of intent to demand the fair value of a shareholder's common stock.

      A shareholder may not assert dissenters' rights as to less than all of the shares registered in the name of the shareholder, unless the shareholder dissents with respect to all the shares that are beneficially owned by another person but registered in the name of the shareholder and discloses the name and address of each beneficial owner on whose behalf the shareholder dissents. In that event, the rights of the dissenter must be determined as if the shares as to which the shareholder has dissented and the other shares were registered in the names of different stockholders. The beneficial owner of shares who is not the record owner may assert dissenters' rights with respect to shares held on behalf of the beneficial owner, if the beneficial owner submits to the corporation at the time of or before the assertion of the rights a written consent of the record owner.

      Stockholders of Canton who elect to exercise dissenters' rights and demand fair value should mail or deliver their written demand to Canton. The written demand should specify the shareholder's name and mailing address, the number of shares owned, and that the shareholder is thereby demanding the fair value of such shareholder's shares.

      After the Reorganization Agreement has been approved, Canton will cause to be mailed to each of the stockholders of Canton who has properly asserted dissenters' rights a notice that contains (i) Canton's closing balance sheet and statement of income for a fiscal year ending not more than sixteen months before the effective date of the Merger, together with the latest available interim financial statements; (ii) the opinion of Canton of the estimated fair value of the shares; and (iii) Canton's commitment to pay for the shares at the estimated fair value thereof upon transmittal to Canton of the certificate(s) evidencing the shares. To receive the fair value of the common stock a dissenting shareholder must deposit the certificates representing such shares, but the dissenter retains all other rights of a shareholder until the proposed action takes effect. Upon consummation of the Merger, Canton will cause to be remitted to the dissenter the estimated fair value, plus accrued interest accompanied by a statement of how interest was calculated.

      If the dissenting shareholder does not agree with Canton's estimate of fair value or the amount of interest due, such dissenting shareholder may give written notice to Canton of such shareholder's own estimate of the fair value for the shares plus interest and demand a supplemental payment for the difference. Any written demand for supplemental payment must be made within 30 days after delivery of Canton's statement of value. Otherwise, a dissenter is entitled only to the amount remitted by the corporation.

      Within 60 days after receiving a demand for supplemental payment, Canton, as the surviving entity, must either pay the amount of the supplemental payment demanded (or agreed to between the dissenting shareholder and Canton) or file a petition in the Circuit Court of Fulton County, Illinois requesting that the court determine the fair value of the shares plus interest. A petition so filed must name as parties all dissenting stockholders who have demanded supplemental payments and who have been unable to reach an agreement with Canton concerning the fair value of their shares. The court may appoint appraisers, with such power and authority as the court deems proper, to receive evidence on and recommend the amount of the fair value of the shares. The jurisdiction of the court is plenary and exclusive. A dissenting shareholder, if successful, is entitled to a judgment for the amount by which the fair value of such shareholder's shares as determined by the court, plus interest, exceeds the amount originally remitted by Canton, but shall not be liable to Canton for the amount, if any, by which the amount, if any, remitted to the dissenter exceeds the fair value of the shares as determined by the court, plus interest.

      Costs associated with the court proceeding, including the reasonable compensation and expenses of any appraisers, will be determined by the court. If the fair value of the shares as determined by the court materially exceeds the amount which Canton estimated to be the fair value of the shares, then all or any part of the cost may be assessed against Canton. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the parties in amounts that the court finds equitable, as follows: (i) against Canton and in favor of any or all dissenters if the court finds that Canton did not substantially comply with the requirements of Section 11.70 of the IBCA; or (ii) against either Canton or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by
 Section 11.70 of the IBCA. The court may, in its discretion, award attorneys' fees to any attorney representing dissenting stockholders out of any amount awarded to such dissenters.

      Failure to follow the steps required by the IBCA for asserting dissenters' rights may result in the loss of a shareholder's right to demand the fair value of such shareholder's shares of Canton Common Stock. Stockholders considering seeking appraisal should realize that the fair value of their shares, as determined under the IBCA in the manner outline above, could be more than, the same as, or less than the value of the Norwest Common Stock they would be entitled to as a result of the Merger if they did not seek appraisal of their shares.

 CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

      The following summary contains a description of the material United States federal income tax considerations for Canton and Canton stockholders with respect to the Merger, in reliance upon the opinion of Husch & Eppenberger, counsel for Canton, as to certain federal income tax matters with respect to the Merger. The conclusions discussed herein are based, in part, on certain representations made by the management and principal stockholders of Canton, by the management of Norwest, and on the Internal Revenue Code of 1986, as amended (the "Code" or the "IRC"), regulations, rulings and decisions in effect on the date of this Proxy Statement-Prospectus, all of which are subject to change. All section references herein are to the Code, unless stated otherwise. This summary does not discuss any aspect of state, local, or foreign taxation and does not discuss all the tax considerations that may be relevant to particular Canton stockholders in light of their personal investment circumstances, or to certain types of stockholders that may be subject to special tax rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in stock or securities, foreign corporations, and individuals who are not citizens or residents of the United States. The discussion with respect to Canton stockholders is limited to those stockholders who have held Canton Common Stock and who will hold the Norwest Common Stock received in the Merger as "capital assets" within the meaning of Section 1221 of the Code.

     CANTON STOCKHOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSIDERATIONS THAT MAY BE RELEVANT IN CONNECTION WITH THE PROPOSED MERGER, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE TAX CONSIDERATIONS DISCUSSED BELOW, AS WELL AS THE APPLICATION OF STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

     THE PROPOSED MERGER

     The merger of a wholly owned subsidiary of an acquiring corporation, such as Norwest, with another corporation that will survive the merger, such as Canton, in exchange for voting stock of the acquiring corporation, will be treated as a "tax-free" reverse triangular merger for federal income tax purposes under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code, provided the transaction meets the requirements of a valid reverse triangular merger. The two most significant requirements of a valid reverse triangular merger are (i) that after the transaction the surviving corporation holds substantially all its properties and the properties of the merged corporation and (ii) that in the transaction former stockholders of the surviving corporation exchange at least 80% of the stock of the surviving corporation for voting stock of the acquiring corporation. Based on the information contained in this Proxy Statement-Prospectus, the Reorganization Agreement, and certain representations made by the management of Canton, the Merger of Norwest's wholly owned subsidiary with Canton will constitute a "tax-free" reverse triangular merger under Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code.

     EFFECT OF THE MERGER ON CANTON

     For purposes of a reverse triangular merger, the surviving corporation is treated as having received the stock of the acquiring corporation and any additional money or property distributed by the acquiring corporation. If the surviving corporation distributes all the stock, money, and other property received in the Merger to its stockholders in exchange for their stock of the surviving corporation, Section 361 of the Code provides that the surviving corporation will not recognize any gain or loss pursuant to the Merger. Accordingly, Canton will be treated as having received the Norwest Common Stock and any cash paid in satisfaction of dissenters' rights, and as having distributed the stock and cash received to Canton stockholders, so that Canton will recognize no gain or loss pursuant to the Merger.

     EFFECT OF THE MERGER ON CANTON STOCKHOLDERS

     Canton stockholders will recognize no gain or loss upon the receipt of the Norwest Common Stock (including fractional share interests, if any, to which they are entitled) in exchange for their Canton Common Stock. (IRC Section 354(a)(1)) The basis of the Norwest Common Stock (including fractional share interests, if any) received by the Canton stockholders will be the same as the basis of the Canton Common Stock surrendered in exchange therefor. (IRC
 Section 358(a)(1)) The holding period of the Norwest Common Stock (including fractional share interests, if any) received by Canton stockholders will include the holding period of the Canton Common Stock surrendered in exchange therefor, provided that such stock was held as a capital asset in the hands of Canton stockholders on the date of the Merger. (IRC Section 1223(1))

     The receipt of cash in lieu of fractional share interests of Norwest Common Stock will be treated as if the fractional shares were distributed as part of the exchange and then were redeemed by Norwest. Depending on the personal investment circumstances of each shareholder, such cash payments will be treated as either having been received as a distribution in full payment in exchange for the stock redeemed or as having been received as a dividend, as provided in Section 302 of the Code. If the cash payment is treated as having been received by a Canton stockholder as a distribution in full payment in exchange for the fractional share redeemed, such stockholder will recognize gain or loss to the extent that the amount of cash received exceeds, or is less than, the basis allocable to the fractional share. (IRC Section 1001) Such gain or loss will be capital gain or loss, provided that the fractional share is a capital asset in the hands of the Canton shareholder. If the cash payment is treated as having been received by a Canton shareholder as a dividend, the shareholder generally will recognize ordinary income in the amount of the cash payment received.

     Canton stockholders who exercise dissenters' rights and receive cash in the Merger in lieu of Norwest Common Stock will be treated as having received the cash as a distribution in redemption of their Canton Common Stock as provided in Section 302 of the Code (Treasury Regulation 1.354-1(d), Example 3). Such stockholders generally will recognize capital gain or loss measured by the difference between the amount of cash received and their aggregate adjusted tax basis in the Canton Common Stock, provided the Canton Common Stock was a capital asset in the hands of the stockholder. (IRC Section 1001) Stockholders exercising dissenters' rights who also own Norwest Common Stock, or who are deemed for federal income tax purposes to own constructively Norwest Common Stock actually owned by other persons or entities, may recognize dividend income, taxable as ordinary income, equal to the amount of the cash received.

     CANTON STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS IN DETERMINING THE TAX CONSIDERATIONS THAT MAY BE RELEVANT TO THEM IN CONNECTION WITH THE MERGER, INCLUDING THE APPLICATION TO THEIR PARTICULAR SITUATION OF THE RECEIPT OF CASH IN LIEU OF FRACTIONAL SHARES OR THE EXERCISE OF DISSENTERS' RIGHTS, AS WELL AS THE OTHER TAX CONSIDERATIONS DISCUSSED ABOVE, AND THE APPLICATION OF ANY STATE, LOCAL, FOREIGN, OR OTHER TAX LAWS.

 RESALE OF NORWEST COMMON STOCK

     The shares of Norwest Common Stock issuable to stockholders of Canton upon consummation of the Merger have been registered under the Securities Act of 1933 (the "Securities Act"). Such shares may be traded freely and without restriction by those stockholders not deemed to be "affiliates" of Canton or Norwest as that term is defined in the rules under the Securities Act. Norwest Common Stock received by those stockholders of Canton who are deemed to be "affiliates" of Canton may be resold without registration as provided for by Rule 145, or as otherwise permitted under the Securities Act. In the Reorganization Agreement, Canton has agreed to use its best efforts to cause each Canton shareholder who is an executive officer or director of Canton or who may otherwise reasonably be deemed to be an affiliate of Canton to enter into an agreement, in the form attached as Exhibit C to the Reorganization Agreement included as Appendix A to this Proxy Statement-Prospectus, with Norwest providing that such affiliate will not sell, transfer, or otherwise dispose of the shares of Norwest Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder. This Proxy Statement-Prospectus does not cover any resales of Norwest Common Stock received by affiliates of Canton.

     The Reorganization Agreement provides for the filing by Norwest of listing applications with the NYSE and the CHX covering the shares of Norwest Common Stock issuable upon consummation of the Merger. It is a condition to the consummation of the Merger that such shares of Norwest Common Stock shall have been authorized for listing on the NYSE and the CHX effective upon official notice of issuance.

 DIVIDEND REINVESTMENT AND OPTIONAL CASH PAYMENT PLAN

     Norwest currently has an automatic Dividend Reinvestment and Optional Cash Payment Plan which provides in substance, for those stockholders who elect to participate, that dividends on Norwest Common Stock will be reinvested in shares of Norwest Common Stock at market price (as defined). The plan also permits participants to invest through voluntary cash payments, within certain dollar limitations, in additional shares of Norwest Common Stock at the market price (as defined) of such stock at the time of purchase. It is anticipated that after the Effective Time of the Merger, Norwest will continue to offer its Dividend Reinvestment and Optional Cash Payment Plan and that stockholders of Canton who receive Norwest Common Stock in the Merger will have the right to participate therein.

 ACCOUNTING TREATMENT

     Notwithstanding any provision in the Reorganization Agreement to the contrary, management of Norwest anticipates that the Merger will be accounted for as a "purchase" in accordance with generally accepted accounting principles.

 EXPENSES

     Norwest and Canton will each pay their own expenses in connection with the Merger, including fees and expenses of their respective accountants and counsel.

                            INFORMATION ABOUT CANTON

 GENERAL

     Canton is a registered one bank holding company headquartered in Canton, Illinois. Canton State Bank is Canton's wholly-owned subsidiary. Canton was organized under the laws of the State of Illinois in 1986 and its principal executive offices are at 2 North Main Street, Canton, Illinois 61520 (Telephone No. (309) 647-5380).

     Canton's consolidated net income, derived primarily from the operations of the Bank, for the year ended December 31, 1994 was approximately $724,000, and for the nine months ended September 30, 1994 was $464,000. The total assets of Canton, on a consolidated basis as of September 30, 1995, were approximately $50.6 million and total stockholders' equity was approximately $6.5 million.

 BUSINESS

     Substantially all of Canton's business operations are conducted through the Bank. The Bank, which is an Illinois banking association and is not a member of the Federal Reserve System, is a full service commercial bank which has a primary market area of the City of Canton, Illinois and rural and township areas located within thirty miles of the city limits of Canton, Illinois. Deposits are insured, to the extent provided by law, by the FDIC. The Bank has its main office located at 2 North Main Street, Canton, Illinois, and a drive-up facility located at First and Pine in Canton, Illinois.

 MARKETS AND DIVIDENDS

     There is no established trading market for Canton Common Stock, excluding limited trading as a result of private negotiations not involving any broker or dealer. Between January 1, 1993 and the date of this Proxy Statement-Prospectus, 504.44 shares of Canton Common Stock were traded as a result of private negotiations in nine separate transactions. Canton is not aware of the sale and purchase prices of those transactions other than a transaction which occurred on June 15, 1994, in which Canton repurchased 190 shares of Canton Common Stock at a price of $90.83 per share.

     There are approximately 129 holders of record of Canton Common Stock.

     Canton paid a $2.00 per share cash dividend semi-annually during fiscal years ended December 31, 1994 and 1993, paid a $2.00 per share cash dividend to its stockholders of record as of June 30, 1995, and has declared a $4.00 per share cash dividend to stockholders of record as of December 31, 1995.

     The principal source of Canton's revenues are dividends from the Bank. Various federal and state statutes and regulations limit the amount of dividends the Bank can pay to Canton without regulatory approval. A state bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans on which interest is past due and unpaid for a period of six months or more unless they are well secured and in the process of collection.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board and the FDIC have issued policy statements which provide that FDIC-insured banks, such as the Bank, and bank holding companies should generally pay dividends only out of current operating earnings. For more discussion of the banking regulations generally applicable to the payment of dividends by Canton, as well as Norwest, see "CERTAIN REGULATORY CONSIDERATIONS--Dividend Restrictions."

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discusses the significant factors affecting Canton and its subsidiary's consolidated financial position and results of operations. Consolidated earnings are derived primarily from the operations of the Bank, Canton's wholly-owned subsidiary, Canton State Bank. The selected financial data as of December 31, 1990, 1991, 1992, 1993 and 1994, and for the years then ended have been audited by McGladrey & Pullen, LLP, independent accountants. The selected financial data as of September 30, 1995 and 1994, and for the nine-month periods then ended have been derived from Canton's unaudited internal financial statements and reflect all adjustments which management considers necessary for a fair and consistent presentation of the financial position and results of operations of those periods. The results of operations for the nine-month period ended September 30, 1995, are not necessarily indicative of results to be expected for the entire year ending December 31, 1995. The purpose of this discussion is to focus on information about Canton's financial condition and results of operations that are not otherwise apparent from the consolidated financial statements included in this Proxy Statement-Prospectus. The following should be read in conjunction with the consolidated financial statements and notes thereto of Canton included herein.

                                           EARNINGS SUMMARY AND SELECTED FINANCIAL DATA


                                          (In thousands, except per share and ratio data)


                                              As of and for the
                                                Nine Months
                                             Ended September 30,           As of and for the Year Ended December 31,
                                            --------------------------------------------------------------------------
                                              1995           1994           1994     1993     1992     1991     1990
                                            --------------------------------------------------------------------------
Income Statement Data:
----------------------
Interest Income                             $ 2,672        $ 2,524        $ 3,388  $ 3,533  $ 3,782  $ 4,137  $ 4,252
Interest Expense                              1,068            970          1,287    1,408    1,731    2,240    2,441
                                            --------------------------------------------------------------------------
  Net Interest Income                         1,604          1,554          2,101    2,125    2,051    1,897    1,811
                                            --------------------------------------------------------------------------

Provision for Loan Losses                       -              -              -         30       45       15      -
Security Gains (Losses), Net                     (1)            82             82      143        7     (177)     (54)
Other Operating Income                          269            224            299      280      280      306      265
Other Operating Expenses                      1,238          1,157          1,559    1,583    1,583    1,443    1,468
                                            --------------------------------------------------------------------------
  Income before Income Taxes
   and Accounting Change                        634            703            923      935      710      568      554

Income Tax Expense                              170            196            199      213      153       67      146
                                            --------------------------------------------------------------------------
  Income before Accounting Change               464            507            724      722      557      501      408

Cumulative Effect of a Change
 in Accounting Method                           -              -              -        -         44      -        -

  Net Income                                $   464        $   507        $   724  $   722  $   601  $   501  $   408
                                            ==========================================================================

Per Common Share Data:
----------------------
Income before cumulative effect
 of a change in accounting principle        $  9.37        $ 10.20        $ 14.58  $ 14.51  $ 11.14  $ 10.02  $  8.16
Cumulative effect of a change in
 accounting principle                           -              -              -        -        .88      -        -
                                            --------------------------------------------------------------------------
  Net Income Per Share                      $  9.37        $ 10.20        $ 14.58  $ 14.51  $ 12.02  $ 10.02  $  8.16
                                            ==========================================================================
  Cash Dividends Per Share                  $  2.00        $  2.00        $  4.00  $  4.00  $  4.00  $  4.00  $  2.00

  Weighted Average Shares Outstanding        49,564         49,680         49,651   49,754   49,990   50,000   50,000

Balance Sheet Data:
-------------------
  Average Total Assets                      $50,316        $51,708        $50,865  $50,424  $48,384  $47,491  $46,573
  Gross Loans                                18,652         16,941         17,564   16,425   16,837   16,594   16,891
  Allowance for Loan Losses                     225            212            189      211      178      247      264
  Total Deposits                             42,878         43,984         43,839   45,109   43,031   41,915   41,931
  Average Stockholders' Equity                5,968          5,734          5,594    5,523    5,070    4,729    4,424

Key Financial Ratios
--------------------
  Return on Average Assets                     1.23%          1.31%          1.42%    1.43%    1.24%    1.05%    0.88%
  Return on Average Equity                    10.37%         11.79%         12.94%   13.07%   11.85%   10.59%    9.22%
  Average Equity to Average Total Assets      11.86%         11.09%         11.00%   10.95%   10.48%    9.96%    9.50%
  Book Value Per Share                      $131.81        $114.24        $109.01  $116.25  $105.74  $ 97.58  $ 91.56
  Dividend Payout Ratio                       21.34%         19.53%         27.35%   27.56%   33.28%   39.92%   24.51%

RESULTS OF OPERATIONS AND FINANCIAL CONDITION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1995

Canton reported net income for the three quarters ended September 30, 1995, of $464,000 ($9.37 per share), down from $507,000 ($10.20 per share) for the comparable period in 1994. The decrease primarily resulted from recognizing securities gains in 1994 of $82,000 compared to a $1,000 loss in 1995. Otherwise, net interest income increased by $50,000 and other operating income increased by $45,000. Also, other operating expenses increased by $81,000, primarily due to expenses related to the planned merger. Average assets decreased 2.7% to $50,316,000 during the three quarters of 1995, compared to $51,708,000 in 1994. Deposits similarly decreased 2.5% to $42,878,000 at September 30, 1995, compared to $43,984,000 at September 30, 1994. Gross loans increased 10.1%, or $1,711,000, from September 30, 1994 to 1995. The allowance for loan losses increased by $13,000 as a result of net recoveries, and no provision was determined to be required in 1995 or 1994.

OVERVIEW

For the year ended December 31, 1994, Canton recognized net income of $724,000, compared to net income of $722,000 and $601,000 in 1993 and 1992, respectively. The higher reported income for 1994 and 1993 resulted from improved net interest income, as described below, recognition of securities gains of $82,000 and $143,000 in 1994 and 1993, respectively, and maintaining other operating expenses at a stable level. During the three years ended December 31, 1994, average assets increased from $48,384,000 to $50,865,000 (5.1%). Deposits increased 4.6% from $41,915,000 at the beginning of 1992 to $43,839,000 at December 31, 1994.

See the following sections for discussion of Canton's financial condition and results of operations.

NET INTEREST INCOME

Net Interest Income is the amount by which interest generated from interest-earning assets exceeds the expenses associated with funding those assets. Net interest income for the year ended December 31, 1994, was $2,101,000, compared to $2,125,000 for the same period of 1993, a decrease of 1.1%, as net interest margins contracted. Net interest income for the year ended December 31, 1992, was $2,051,000. The increase from 1992 in net interest income was largely due to the increase of lower cost deposits and the general reduction in rates paid on deposits prior to the maturities and repricing of existing securities investments and loans. Interest rate spread (the difference between average rates earned and paid) increased from 3.76% in 1992 to 3.80% in 1993 and decreased to 3.55% in 1994.

                                 AVERAGE INTEREST-EARNING ASSETS AND INTEREST-BEARING LIABILITIES
                                                   (In thousands, except ratios)


                                                                       Year Ended December 31,
                                         ----------------------------------------------------------------------------------
                                                  1994                        1993                        1992
                                         ----------------------------------------------------------------------------------
                                         Average            Average  Average            Average  Average            Average
                                         Balance  Interest  Rate     Balance  Interest  Rate     Balance  Interest  Rate
                                         ----------------------------------------------------------------------------------
ASSETS
Interest-Earning Assets:
  Interest-Bearing Balances with Banks   $   316  $   18    5.70%    $   289  $   13    4.50%    $   -    $  -        -  %
  Investment Securities:
    Taxable                               25,746   1,331    5.17      23,788   1,393    5.86      21,563   1,548     7.18
    Non-Taxable                            5,606     344    6.14       5,726     361    6.30       4,691     305     6.15
  Federal Funds Sold                         808      29    3.59       1,543      44    2.85       1,734      58     3.34
  Gross Loans(1)                          17,782   1,666    9.37      17,281   1,722    9.96      17,712   1,871    10.56
                                         ----------------------------------------------------------------------------------
  Total Interest-Earning Assets          $50,258  $3,388    6.74%    $48,627  $3,533    7.23%    $45,700  $3,782     8.28%
                                         ==================================================================================

LIABILITIES
Interest-Bearing Liabilities:
  Interest-Bearing Deposits:
    Savings Deposits                     $13,216  $  352    2.66%    $13,037  $  377    2.89%    $11,880  $  487     4.10%
    Money Market & NOW Accounts            8,902     195    2.19       8,479     224    2.64       7,943     245     3.08
    Time Deposits over $100,000              437      18    4.12         472      19    4.03         393      22     5.60
    Other Time Deposits                   17,795     722    4.06      18,033     788    4.37      18,083     977     5.40
                                         ----------------------------------------------------------------------------------
  Total Interest-Bearing Liabilities     $40,350  $1,287    3.19%    $40,021  $1,408    3.52%    $38,299  $1,731     4.52%
                                         ==================================================================================
Net-Interest-Earning Assets              $ 9,908                     $ 8,608                     $ 7,401
                                         =======                     =======                     =======
Net Interest Income                               $2,101                      $2,125                      $2,051
                                                  ======                      ======                      ======
Net Interest Rate Spread                                    3.55%                       3.80%                        3.76%
                                                            =====                       =====                        =====
Net Yield on Interest-Earning Assets                        4.18%                       4.37%                        4.49%
                                                            =====                       =====                        =====

(1) Non-accruing loans have been included in the average balances.

The following table reflects the change in interest income and interest expense due to both rate and volume allocated in proportion to the relationship to the dollar amounts of the change in each.

                                                       RATE/VOLUME ANALYSIS
                                                          (In thousands)

                                                 1994 compared to 1993,            1993 compared to 1992,
                                               increase (decrease) due to        increase (decrease) due to
                                               ------------------------------------------------------------
                                               Volume      Rate       Net        Volume      Rate       Net
                                               ------------------------------------------------------------
Interest Income:
  Loans                                        $ 47       $(103)    $ (56)       $(43)      $(106)    $(149)
  Investment Securities:
    Taxable                                     101        (163)      (62)        130        (285)     (155)
    Nontaxable                                   (7)        (10)      (17)         65          (9)       56
  Interest-Bearing Deposits with Other Banks      2           3         5          13           -        13
  Federal Funds Sold                            (26)         11       (15)         (5)         (9)      (14)
                                               ------------------------------------------------------------
      Total Earning Assets                     $117       $(262)    $(145)       $160       $(409)    $(249)
                                               ------------------------------------------------------------
Interest Expense:
Savings Deposits                               $  5       $ (30)    $ (25)       $ 33       $(143)    $(110)
Money Market and NOW                              9         (38)      (29)         14         (35)      (21)
 Accounts
Time Deposits over $100,000                      (1)          -        (1)          3          (6)       (3)
Other Time Deposits                             (10)        (56)      (66)         (2)       (187)     (189)
                                               ------------------------------------------------------------
      Total Interest-Bearing Liabilities       $  3       $(124)    $(121)       $ 48       $(371)    $(323)
                                               ------------------------------------------------------------
Net Interest Earnings                          $114       $(138)    $ (24)       $122       $ (38)    $  74
                                               ============================================================


PROVISION FOR LOAN LOSS

The allowance for possible loan losses is maintained to cover estimated losses in the loan portfolio based on management's assessment of factors affecting the loan portfolio in light of circumstances known or anticipated at that time. In evaluating and establishing the allowance, consideration is given to such factors as management's evaluation of specific loans, historical loss experience, asset quality and delinquency trends, current and anticipated economic conditions and their impact on particular industries and borrowers, results of examinations by regulatory agencies and internal loan review personnel, level and composition of classified loans, loan concentration and other factors.

Management has used a loan loss reserve methodology that incorporates the historical as well as current review process within the calculation. As management examines the loan portfolio, loans are assigned specific reserves that might be required for each specified loan. In addition to these specific allocations of reserve, an amount is provided which is deemed appropriate to recognize the likelihood that there are loans in the portfolio which present a risk of becoming uncollectible, but which risks cannot yet be specifically identified.

The following schedule presents an analysis of the allocation of the allowance for loan losses for the three years ended December 31, 1994.

                                            ALLOCATION OF THE ALLOWANCE FOR LOAN LOSSES
                                                   (In thousands, except ratios)

                                                                   Year Ended December 31,
                                         ----------------------------------------------------------------------------
                                                 1994                      1993                       1992
                                         ----------------------------------------------------------------------------
                                                  % of loans in             % of loans in              % of loans in
Balance at end of                                 each category             each category              each category
period applicable to:                    Amount   to total loans   Amount   to total loans    Amount   to total loans
---------------------                    ----------------------------------------------------------------------------
Commercial Loans (1)                      $ 78         41.3%        $ 81         38.4%         $   69       38.8%
Real Estate - Residential                   15          7.9           30         14.2              13        7.3
Installment Loans                           35         18.5           18          8.5              17        9.5
Unallocated                                 61         32.3           82         38.9              79       44.4
                                          ---------------------------------------------------------------------------
                                          $189        100.0%        $211        100.0%         $178        100.0%
                                          ===========================================================================

(1) Commercial Loans Include Commercial and Commercial Real Estate

Management currently reviews the loan portfolio and market conditions on a regular basis and makes appropriate adjustments to the allowance, which adjustments are reflected in the results of operations on a current basis. As loans are determined to be uncollectible, they are charged against the allowance for loan losses. Recoveries of loans previously charged-off are added back to the allowance. Provisions are charged as appropriate against current operations to restore the allowance to an appropriate level.

The following schedule presents an analysis of the allowance for loan losses for the five years ended December 31, 1994.


                        SUMMARY OF LOAN LOSS EXPERIENCE
                         (In thousands, except ratios)

                                                                        Year Ended December 31,
                                                        -------------------------------------------------------
                                                          1994        1993        1992        1991        1990
                                                        -------------------------------------------------------
Balance at beginning of period                          $   211     $   178     $   247     $   264     $   198
                                                        -------------------------------------------------------
Loans Charged-off:
   Commercial Loans (1)                                 $     -     $     -     $    93     $    31     $    75
   Real Estate - Residential                                  -           -           -           -          16
   Installment Loans and Other                               27          37          29           2          11
                                                        -------------------------------------------------------
      Total Loans Charged-Off                           $    27     $    37     $   122     $    33     $   102
                                                        -------------------------------------------------------

Recoveries of loans previously charged-off:
   Commercial Loans (1)                                 $     -     $    27     $     3     $     -     $   151
   Real Estate - Residential                                  -           -           -           -           4
   Installment Loans and Other                                5          13           5           1          13
                                                        -------------------------------------------------------
      Total Recoveries                                        5          40           8           1         168
                                                        -------------------------------------------------------
      Net (Charge-Offs) Recoveries                      $   (22)    $     3     $  (114)    $   (33)    $    66
                                                        -------------------------------------------------------

Period Provision for Loan Losses                        $     -     $    30     $    45     $    15     $     -
                                                        -------------------------------------------------------
Balance at End of Period                                $   189     $   211     $   178     $   247     $   264
                                                        =======================================================

Gross Loans at Period End                               $17,564     $16,425     $16,837     $16,594     $16,891
Gross Average Loans for the Period                       17,782      17,281      17,712      16,743      16,389

Ratio of Net (Charge-offs) Recoveries During the
   Period to Gross Average Loans (For the Period)         (0.12)%      0.02%      (0.64)%     (0.20)%      0.40%

Percent of Allowance for Loan Losses to Gross
   Loans (at Period End)                                   1.08%       1.28%       1.06%       1.49%       1.56%

Ratio of Allowance for Loan Losses to Net
   (Charge-offs) Recoveries                                (859)%     7,033%       (156)%      (748)%       400%



(1) Commercial Loans includes Commercial and Commercial Real Estate

NON-PERFORMING LOANS

Non-performing loans at December 31, 1994, were $78,000, or 0.44% of gross loans, compared to $147,000, or 0.89% of gross loans at December 31, 1993, and $256,000, or 1.52% of total gross loans at December 31, 1992. These loans are subject to heightened management scrutiny and their classifications are reviewed on a regular basis.

Non-accrual loans are those of which the recognition of interest has been suspended. Loans are placed on non-accrual status when they become 90 or more days past due and are not well collateralized and in the process of collection or when, in the judgment of management, the ability to collect the loans or accrued interest thereon becomes doubtful. As of December 31, 1994, management believes that there are no potential problem loans which would require disclosure. The following schedule presents a summary of the non-performing loans at the end of each of the five years preceding December 31, 1994.


                 PAST DUE AND NON-PERFORMING LOANS AT YEAR END
                         (In thousands, except ratios)

                                                         Year Ended December 31,
                                           ---------------------------------------------------
                                             1994       1993       1992       1991      1990
                                           ---------------------------------------------------
Gross loans at Period End                   $17,564    $16,425    $16,837    $16,594    $16,891
                                            ===================================================
Non-Performing Loans
  Non-Accrual Loans                         $    26    $    26    $    36    $    59    $   207
  Accrual Loans Over 90 Days Past Due            52        121        220        306        185
                                            ---------------------------------------------------

Total Non-Performing Loans                  $    78    $   147    $   256    $   365    $   392
                                            ===================================================

Ratio of Non-Performing Loans to Gross
  Loans at Period End                          0.44%      0.89%      1.52%      2.20%      2.32%

Ratio of Allowance for Loan Losses to
  Non-Performing Loans at Period End         242.31%    143.54%     69.53%     67.67%     67.35%

Allowance for Loan Losses                   $   189    $   211    $   178    $   247    $   264


Other Real Estate Owned                     $    28    $    75    $   161    $   305    $   531

Non-accrual of interest on non-accrual loans had the effect of reducing interest income by $2,300, $2,300 and $3,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

OTHER INCOME

Other income is composed primarily of deposit account service charges, fees for trust services, gains from disposition of assets, including investment securities, and other various fees and commissions. Other income was $381,000 for the year ended December 31, 1994, compared to $423,000 for the year ended December 31, 1993, a decrease of $42,000 or 9.9% resulting primarily from a decrease of $61,000 in securities gains. Other income of $423,000 for 1993, increased from the $287,000 in 1992, an increase of $136,000, or 47%, resulting primarily from $143,000 of securities gains.

The following is a summary of the other income components for the three years ending December 31, 1994. Recurring noninterest income categories of trust fees, service charges and other operating income increased over the period as indicated in the following table. The majority of the increase reported for total Other Income was the security gains of $82,000 and $143,000 in 1994 and 1993, respectively.


                                  OTHER INCOME
                                 (In thousands)

                                           Year Ended December 31,
                                           -----------------------
                                             1994    1993    1992
                                           -----------------------
Trust Department Income                      $ 88    $ 68    $ 68
Service Charges and Fees on Deposit
  Accounts                                    152     148     143
Other Operating Income                         59      64      69
Security Gains                                 82     143       7
                                             --------------------
     Total Other Income                      $381    $423    $287
                                             ====================

OTHER EXPENSES

Other expenses showed a slight decrease from 1993 to 1994. Total other expenses remained stable for 1993 as compared to 1992. No significant changes were implemented during the period with respect to staffing, facilities, equipment or operating procedures.


                                 OTHER EXPENSES
                                 (In thousands)

                                         Year Ended December 31,
                                       ---------------------------
                                         1994      1993      1992
                                       ---------------------------
Salaries and Employee Benefits          $  739    $  780    $  750
Director fees                               67        67        60

Occupancy                                  130       132       124
Equipment                                   76        71        76
Real Estate Owned Expense                    2         8        26
Professional Fees                           36        55        50
Data Processing Fees                       104       100        85
FDIC Insurance Premium                     112       107       104
Stationary and supplies                     32        37        28
Correspondent bank service charges          42        37        23
Postage                                     37        31        38
Other Operating Expenses                   182       158       219
                                        --------------------------
     Total Other Expenses               $1,559    $1,583    $1,583
                                        ==========================

INCOME TAXES

Canton files a consolidated federal income tax return. Income tax expense decreased from $213,000 in 1993 to $199,000 in 1994, primarily due to the decrease in income before income taxes.

FINANCIAL CONDITION

GENERAL

Canton's assets decreased $1,700,000 or 3.3% from 1993 to 1994 and increased $2,600,000 or 5.4% from 1992 to 1993 due in part to the factors discussed above.

INVESTMENT SECURITIES


The following schedule summarizes Canton's investment securities portfolio as of December 31, 1994. The weighted average yields for tax-exempt obligations have not been computed on a tax equivalent basis.


                              INVESTMENT PORTFOLIO
                                 (In thousands)

                                                                 Year Ended December 31, 1994
                                                           ----------------------------------------
                                                                                        Weighted
                                                            Amortized                    Average
                                                               Cost      Fair Value   Interest Rate
                                                            ---------------------------------------
Total U.S. Treasury and Government Agency Securities         $11,659       $11,105         6.02%


Total Obligations of State and Political Subdivisions          5,823         5,788         6.37


Total Mortgage-Backed Securities                              12,717        11,936         5.82
                                                             --------------------------------------

Total Securities                                             $30,199       $28,829         6.07%
                                                             ======================================


At December 31, 1994, Canton's investment portfolio did not contain securities, other than U.S. Treasury and government agency securities, of any single issuer that were payable from and secured by the same source of revenue or taxing authority where the aggregate book value of such securities exceeded 10% of stockholders' equity.

LOANS


Gross loans were $17,564,000 at December 31, 1994, compared to $16,425,000 and $16,837,000 at December 31, 1993 and 1992, respectively. The increase reflects management's intention to expand the loan portfolio and the improved local loan demand.

                           ANALYSIS OF LOAN PORTFOLIO
                         (In thousands, except ratios)

                                                                      Year Ended December 31,
                             -------------------------------------------------------------------------------------------------------
                                     1994                   1993                  1992               1991                1990
                             -------------------------------------------------------------------------------------------------------
                               Amount       %        Amount       %         Amount      %       Amount      %      Amount       %
                             -------------------------------------------------------------------------------------------------------
Loan Category Commercial
  Loans (1)                   $ 5,676     32.3%     $ 4,832      29.4%     $ 4,585     27.2%    $ 4,899    29.5%   $ 4,812     28.5%
Real Estate Residential         6,519     37.1        6,691      40.7        7,105     42.2       6,436    38.8      6,412     38.0
Installment Loans               5,369     30.6        4,902      29.9        5,147     30.6       5,259    31.7      5,667     33.5
                             -------------------------------------------------------------------------------------------------------
     Gross Loans              $17,564    100.0%     $16,425     100.0%     $16,837    100.0%    $16,594   100.0%   $16,891   100.0%
                             =======================================================================================================

(1) Commercial Loans include Commercial and Commercial Real Estate.

The following table summarizes the categories of loans outstanding at the end of each of the five years preceding December 31, 1994, and indicates the portfolio's sensitivity to interest rate changes, based upon the loan maturity date and repricing terms as of December 31, 1994.


                           LOAN MATURITY DISTRIBUTION
                         (In thousands, except ratios)

                                  At December 31, 1994
                         --------------------------------------
                         Under    1 Year to   Over
                         1 Year    5 Years   5 years     Total
                         --------------------------------------
Maturity Period (1)
  Fixed Rate             $1,264    $ 7,408    $1,974    $10,646
  Variable Rate           3,883      3,035         -      6,918
                         --------------------------------------
     Total for Period    $5,147    $10,443    $1,974    $17,564
                         ======================================
                           29.3%      59.5      11.2%     100.0%


(1) Demand loans, past due loans and overdrafts are reported in the Under 1 Year category.

ALLOWANCE FOR LOAN LOSS

At December 31, 1994, the allowance for loan losses was $189,000, or 1.08% of gross loans, compared to $211,000, $178,000, $247,000 and $264,000, or 1.28%,
1.06%, 1.49% and 1.56%, to gross loans, at December 31, 1993, 1992, 1991 and
1990, respectively. Changes noted during the period reflect management's response to internal loan review, regulatory classifications and the current loan loss methodology analysis.

DEPOSITS

Year end deposits for December 31, 1994, were $43,800,000, a decrease of $1,300,000 or 2.9% from $45,100,000 in 1993 and an increase of $2,100,000 or
4.9% from $43,000,000 in 1992 to 1993.

The change in total deposits from 1993 to 1994 was caused primarily by decreases of $860,000 in demand deposits, $825,000 in other time deposits and were somewhat offset by the $483,000 increase in NOW and money market accounts. At December 31, 1994, time certificates of deposit in denominations of $100,000 or more were $300,000, which represents 0.7% of total deposits. These time deposits are rate-sensitive. The Bank's policy is to pay competitive rates in the markets it serves.


                          AVERAGE DEPOSIT DISTRIBUTION
                                 (In thousands)

                                               Year Ended December 31,
                                        ------------------------------------
                                          1994         1993           1992
                                        ------------------------------------
Noninterest Bearing Demand Deposits      $ 4,598      $ 4,077       $ 8,066
Savings Deposits                          13,216       13,037        11,880
Money Market and NOW Deposits              8,902        8,479         7,943
CD's over $100,000                           437          472           393
Other Time Deposits                       17,795       18,033        18,083
                                         ----------------------------------
     Total Deposits                      $44,948      $44,098       $46,365
                                         ==================================

                                                    Average Rates
                                                   Paid on Deposits

                                                 Year Ended December 31,
                                        ----------------------------------------
                                             1994           1993          1992
                                        ----------------------------------------
Savings Deposits                            2.66%          2.89%         4.10%
Money Market and NOW Deposits               2.19           2.64          3.08
CD's over $100,000                          4.12           4.03          5.60
Other Time Deposits                         4.06           4.37          5.40
Total Interest Bearing Deposits             3.19           3.52          4.52


     Maturity of                                                    At December 31,
    Time Deposits                                                        1994
    Over $100,000                                                   (In thousands)
------------------------------------------------------------------------------------
Due within Three Months                                                 $  -
Three to Twelve Months                                                   200
After Twelve Months                                                      100
                                                                        ----
                                                                        $300
                                                                        ====


The Bank continues to experience strong competition for deposits in its markets. This is true for both the business and retail segments of the market. During 1994, the Bank offered a number of different products with specific features and competitive pricing. The deposit products were designed to retain core deposit accounts, attract new customers, and create opportunities for providing other bank services or relationships.

NOTES PAYABLE

The Company did not have any notes payable outstanding during the five year period ended December 31, 1994.

COMMON STOCK ISSUED

No additional common stock was issued during the five years ended December 31, 1994. There were 190 and 246 shares purchased and retired in 1994 and 1992, respectively.

LIQUIDITY

The overall liquidity of the Bank is maintained through the continual review and control of the maturity structure of the balance sheet. Liquidity is obtained through access to financial markets and by holding appropriate amounts of liquid assets, which provide Canton with the ability to meet financial obligations to depositors and loan customers.

Liquid assets are composed of cash and near-cash items, including deposits with other banks, federal funds sold, obligations of the U.S. Treasury and government agency securities, obligations of states and political subdivisions, and short-term investments which can be readily converted to cash.

The fair value of the Bank's investment securities portfolio of $28,829,000 at December 31, 1994, which included securities classified as available for sale with a fair value of $22,488,000 that were available to meet liquidity needs. Prior to the adoption on January 1, 1994, of Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments In Debt and Equity Securities," the Bank's entire investment securities portfolio, with a fair value of $29,850,000 at December 31, 1993, could have been available to meet liquidity needs.

ASSET AND LIABILITY MANAGEMENT

Net interest income is subject to wide fluctuations arising from changes in market interest rates because the average yield on assets responds differently to such changes than does the average cost of funds. In an effort to minimize the effects of changes in the general level of market interest rates, the Bank actively manages the repricing characteristics of its assets and liabilities to control net interest rate sensitivity. For purposes of measurement of rate sensitive deposit balances, management has determined that Other Savings of $12,871,000, as of December 31, 1994, should be considered as core deposits and are subject to repricing as one-third based on movement due to rate change within a 6 month duration or less horizon, and the remaining two-thirds subject to repricing within the 1-5 year duration.

An interest rate sensitivity ratio position is a relative measure of the differences in the repricing of assets and liabilities within specified time periods. A positive rate sensitive ratio exists when rate-sensitive assets exceed rate-sensitive liabilities. Generally, when a positive gap position exists, net interest income should increase during periods of rising interest rates. When a negative gap exists (when rate-sensitive liabilities exceed rate-sensitive assets), net interest income generally should increase during the periods of declining interest rates. The interest rate sensitivity table as of December 31, 1994, shows that the cumulative position was positive for all of the reporting periods.

The Bank's relative position of interest rate-sensitive assets and liabilities as of December 31, 1994, is shown in the following table.


                      INTEREST RATE SENSITIVITY ANALYSIS
                                (In thousands)


                                                             December 31, 1994
                                          -----------------------------------------------------------
                                                         Interest Sensitivity Period
                                          -----------------------------------------------------------
                                          6 Months     6 Months      1 Year      5 Years
                                           or Less    to 1 Year    to 5 Years    and Over      Total
                                          -----------------------------------------------------------
INTEREST SENSITIVE ASSETS
Loans                                     $ 4,679      $   468      $10,443      $ 1,974      $17,564
Investment Securities - HTM                   -            799        1,747        3,816        6,362
Investment Securities - AFS                22,488          -            -            -         22,488
                                          -----------------------------------------------------------
  Total Earning Assets                    $27,167      $ 1,267      $12,190      $ 5,790      $46,414
                                          -----------------------------------------------------------
  Cumulative                              $27,167      $28,434      $40,624      $46,414
                                          ----------------------------------------------

INTEREST SENSITIVE LIABILITIES
NOW Accounts                                8,250          -            -            -          8,250
Money Market Deposits                       1,000          -            -            -          1,000
Other Savings Accounts                      4,290          -          8,581          -         12,871
Other Time $100,000 and Over                  200          -            100          -            300
Other Time Deposits                         8,627        3,385        5,463          -         17,475
                                          -----------------------------------------------------------
  Total Liabilities                       $22,367      $ 3,385      $14,144     $    -        $39,896
                                          -----------------------------------------------------------
  Cumulative                              $22,367      $25,752      $39,896     $39,896
                                          ---------------------------------------------

                                          ---------------------------------------------

Net position per Period                   $ 4,800      $(2,118)     $(1,954)    $ 5,790
                                          ---------------------------------------------
Net Asset Position - Cumulative           $ 4,800      $ 2,682      $   728     $ 6,518       $ 6,518
                                          ===========================================================

Rate Sensitive Assets as a % of a Rate
  Sensitive Liabilities                   121.46%      110.41%      101.82%     116.34%


CAPITAL AND REGULATORY MATTERS

Canton's bank subsidiary continues to maintain capital at levels which meet the regulatory capital guidelines to be classified as "Well Capitalized."


No regulatory actions or limitations exist or are pending.

                 CERTAIN DIFFERENCES IN RIGHTS OF STOCKHOLDERS

     If the holders of Canton Common Stock approve the Reorganization Agreement and the Merger is subsequently consummated, stockholders of Canton will become stockholders of Norwest. Canton is a corporation organized under and governed by the Illinois Business Corporation Act (the "IBCA"). Norwest is a corporation organized and governed by the Delaware General Corporation Law (the "DGCL"). The following summary describes certain differences between the rights of stockholders of Canton and the rights of stockholders of Norwest to the extent such differences arise because of differences between the DGCL and the IBCA and between Norwest's Restated Certificate of Incorporation (the "Norwest Certificate"), By-Laws, and Norwest's Rights Plans (as defined below) and Canton's Articles of Incorporation (the "Canton Articles") and By-Laws. This summary is qualified in its entirety by reference to the DGCL, the Norwest Certificate, and By-Laws, the IBCA, and the Canton Articles and By-Laws.

     AUTHORIZED STOCK

     CANTON. The Canton Articles authorize the issuance of 100,000 shares of common stock, par value $1.00 per share. As of September 30, 1995, there were 49,564 shares of Canton Common Stock issued and outstanding. The Canton Articles do not authorize the issuance of preferred stock.

     NORWEST. The Norwest Certificate authorizes the issuance of 500,000,000 shares of common stock, par value $1 2/3 per share, 5,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock. At September 30, 1995, 342,699,461 shares of Norwest Common Stock were issued, of which 337,931,133 were outstanding and 4,768,328 were held as treasury shares, and 2,129,168 shares of preferred stock were outstanding, consisting of 1,127,125 shares of 10.24% Cumulative Preferred Stock, 980,000 shares of Cumulative Tracking Preferred Stock (of which 25,000 shares are held by a subsidiary of Norwest), 13,311 shares of ESOP Plan Cumulative Convertible Preferred Stock, and 33,732 shares of 1995 ESOP Plan Cumulative Convertible Preferred Stock. In addition, 1,250,000 shares of preferred stock are reserved for issuance under the Rights Agreement dated as of November 22, 1988, between Citibank, N.A. as Rights Agent, and Norwest (the "Rights Agreement"). Norwest has also authorized for issuance from time to time and registered with the Commission an additional 1,700,000 shares of preferred stock. Norwest has also authorized for issuance from time to time and registered or filed for registration with the SEC, pursuant to two universal shelf registration statements, an indeterminate number of securities (the "Shelf Securities") with an aggregate initial offering price, as of September 30, 1995, not to exceed $2,800,000,000. The Shelf Securities may be issued as preferred stock or as securities convertible into shares of preferred stock or common stock. Based on the current number of shares of preferred stock and preference stock authorized for issuance under the Norwest Certificate, the maximum number of shares of preferred stock, preference stock, and common stock, respectively, that could be issued pursuant to the effective shelf registration statements, when added to shares of preferred stock and common stock already reserved for issuance, issued, or outstanding, could not exceed, respectively, 5,000,000 shares of preferred stock, 4,000,000 shares of preference stock, and 500,000,000 shares of common stock. All or any portion of the authorized but unissued preferred stock, preference stock, or Shelf Securities issuable as preferred stock or convertible into preferred stock or common stock, may be issued by the Board of Directors of Norwest without further action by stockholders. Holders of preferred stock or preference stock have certain rights and preferences with respect to dividends and upon liquidation that are superior to those of holders of common stock. The relative rights and preferences of any preferred stock or preference stock issued in the future may be established by the Board of Directors of Norwest (the "Norwest Board") without stockholder action, provided that each share of preference stock will not be entitled to more than one vote per share. Although Norwest has no current plans for the issuance of any shares of preferred stock or preference stock, except as disclosed in this Proxy Statement-Prospectus, such shares, when and if issued, could have dividend, liquidation, voting, and other rights superior to those of the common stock.

     Subject to any prior rights of any preferred stock or preference stock then outstanding, holders of common stock are entitled to receive such dividends as are declared by the Norwest Board out of funds legally available for that purpose. For information concerning legal limitations on the ability of Norwest's banking subsidiaries to supply funds to Norwest, see "CERTAIN REGULATORY CONSIDERATIONS." Subject to the rights, if any, of any preferred stock or preference stock then outstanding, all voting rights are vested in the holders of common stock, each share being entitled to one vote. Subject to any prior rights of any preferred stock or preference stock, in the event of liquidation, dissolution, or winding up of Norwest, holders of shares of common stock are entitled to receive pro rata any assets distributable to stockholders in respect of shares held by them. Holders of shares of common stock do not have any preemptive right to subscribe for any additional securities which may be issued by Norwest. The outstanding shares of Norwest Common Stock are, and the shares offered hereby will be, fully paid and nonassessable. The transfer agent and registrar for Norwest Common Stock is Norwest Bank Minnesota, N.A. Each share of common stock also includes, and each share offered hereby will include, a right to purchase certain preferred stock. See "Rights Plans-- Norwest" below.

     The foregoing description of the material terms of Norwest Common Stock does not purport to be complete and is qualified in its entirety by reference to Article Fourth of the Norwest Certificate.

     ELECTION AND REMOVAL OF DIRECTORS

     CANTON. Canton currently has 10 directors, who serve for one-year terms. Under the IBCA, cumulative voting for directors is required unless the corporation's articles of incorporation provide otherwise. Canton's Articles do not eliminate cumulative voting in the election of directors. Cumulative voting means that each shareholder in electing directors has the right to cast as many votes in the aggregate as equals the number of shares held multiplied by the number of directors to be elected at the election.

     Under the IBCA, the entire Canton Board of Directors may be removed, with or without cause, at a meeting of stockholders by the affirmative vote of the holders of a majority of the outstanding shares then entitled to vote at an election of directors; provided, however, that no director may be removed at a meeting of stockholders unless the notice of the meeting shall state the purpose of the meeting is to vote upon the removal of directors named in the notice. If less than the entire Board of Directors is to be removed, no director may be removed, with or without cause, if the votes cast against his or her removal would be sufficient to elect him or her if then cumulatively voted at an election of the entire Board of Directors.

     Vacancies on the Canton Board by reason of death, resignation, or increase in the number of directors are filled by a majority vote of the directors then in office, even though the number of directors then in office is less than a quorum of the whole Canton Board. Vacancies resulting from removal by a vote of the stockholders may be filled by the stockholders at the same meeting at which removal occurs.

     NORWEST. Norwest currently has 14 directors, who serve for one-year terms. Under the DGCL, cumulative voting in the election of directors is permitted if the corporation's certificate of incorporation so provides. Norwest's Certificate does not so provide. Under Norwest's By-Laws, any or all directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors. Vacancies on the Norwest Board may be filled by a majority vote of the directors then in office.

     RIGHTS PLANS

     CANTON. Unlike Norwest, Canton has not adopted any shareholder rights plan or issued any similar rights to the holders of Canton Common Stock. One Norwest Right (as defined below) will be attached to each share of Norwest Common Stock issued in the Merger to Canton stockholders.

     NORWEST. On November 22, 1988, the Norwest Board declared a dividend of one preferred share purchase right (collectively, the "Norwest Rights") for each outstanding share of Norwest Common Stock. The dividend was paid on December 9, 1988, to stockholders of record on that date. Holders of shares of Norwest Common Stock issued subsequent to that date, including those to be issued in the Merger, receive the Norwest Rights with their shares. The Norwest Rights trade automatically with the shares of Norwest Common Stock and become exercisable only under certain circumstances. The Norwest Rights are designed to protect the interests of Norwest and its stockholders against coercive takeover tactics. The purpose of the Norwest Rights is to encourage potential acquirors to negotiate with Norwest's Board of Directors prior to attempting a takeover and to give the Norwest Board leverage in negotiating on behalf of all stockholders the terms of any proposed takeover. The Norwest Rights may, but are not intended to, deter takeover proposals.

     Until exercised, the Norwest Rights, in and of themselves, do not confer any rights on their holders as stockholders of Norwest including, without limitation, the right to vote or receive dividends. Upon becoming exercisable, each Norwest Right will entitle the registered holder to purchase from Norwest one four-hundredth of a share of Norwest Series A Junior Participating Preferred Stock (collectively, the "Junior Preferred Shares"). The purchase price for each one four-hundredth of a Junior Preferred Share is $175.00. The purchase price is subject to adjustment upon the occurrence of certain events, including stock dividends on the Junior Preferred Shares or issuance of warrants for, or securities convertible on certain terms into, Junior Preferred Shares. The number of Norwest Rights outstanding and the number of Junior Preferred Shares issuable upon exercise of the Norwest Rights are subject to adjustment in the event of a stock split of, or a stock dividend on, Norwest Common Stock.

     The Norwest Rights will become exercisable only if a person or group acquires or announces an offer to acquire 25% or more of the outstanding shares of Norwest Common Stock. This triggering percentage may be reduced to no less than 15% by the Norwest Board prior to the time the Norwest Rights become exercisable. The Norwest Rights have certain additional features that will be triggered upon the occurrence of specified events:

          (1) If a person or group acquires at least the triggering percentage of Norwest Common Stock, the Norwest Rights permit holders of the Norwest Rights, other than such person or group, to acquire shares of Norwest Common Stock at 50% of such shares' market value. However, this feature will not apply if a person or group which owns less than the triggering percentage acquires at least 85% of the outstanding shares of Norwest Common Stock pursuant to a cash tender offer for 100% of the outstanding Norwest Common Stock.

          (2) After a person or group acquires at least the triggering percentage and before the acquiror owns 50% of the outstanding shares of Norwest Common Stock, the Board of Directors may exchange each Norwest Right, other than Norwest Rights owned by such acquiror, for one share of Norwest Common Stock or one four-hundredth of a Junior Preferred Share.

          (3) In the event of certain business combinations involving Norwest or the sale of 50% or more of the assets or earning power of Norwest, the Norwest Rights permit holders of the Norwest Rights to purchase the stock of the acquiror at 50% of such shares' market value.

     The Junior Preferred Shares will not be redeemable. Each Junior Preferred Share will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share but will be entitled to an aggregate dividend of 400 times the dividend declared per share of Norwest Common Stock. In the event of liquidation, the holders of the Junior Preferred Shares will be entitled to a minimum preferential liquidation payment of $400.00 per share but will be entitled to an aggregate payment of 400 times the payment made per share of Norwest Common Stock. Each Junior Preferred Share will have 400 votes, voting together with the Norwest Common Stock. Finally, in the event of any merger, consolidation or other transaction in which Norwest Common Stock is exchanged, each Junior Preferred Share will be entitled to receive 400 times the amount received per share of Norwest Common Stock. These rights are protected by customary antidilution provisions.

     At any time prior to the acquisition by a person or group of the triggering percentage or more of the outstanding shares of Norwest Common Stock, the Board of Directors may redeem the Norwest Rights in whole, but not in part, at a price of $.0025 per Norwest Right (the "Redemption Price"). The redemption of the Norwest Rights may be made effective at such time, on such basis and with such conditions as the Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Norwest Rights, the right to exercise such Rights will terminate and the only remaining right of the holders of Norwest Rights will be to receive the Redemption Price.

     The Norwest Rights will expire on November 23, 1998, unless extended or earlier redeemed by Norwest. Generally, the terms of the Norwest Rights may be amended by the Board of Directors without the consent of the holders of the Norwest Rights.

     AMENDMENT TO CORPORATE CHARTER AND BY-LAWS

     CANTON. Generally, under the IBCA, amendments to articles of incorporation require the affirmative vote of the holders of two-thirds of the outstanding shares entitled to vote on the proposed amendment. Under the IBCA, amendments to Canton's By-Laws may be made by Canton's stockholders or the Canton Board.

     NORWEST. Generally, under the DGCL, amendments to the certificate of incorporation require the affirmative vote of a majority of the outstanding stock entitled to vote thereon. Norwest's By-Laws provide that they may be altered or amended by the affirmative vote of a majority of the Norwest Board or the holders of a majority of the outstanding Norwest stock entitled to vote on the amendment under the DGCL.

     REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

     In addition to being subject to the laws of Illinois and Delaware, respectively, both Canton and Norwest, as bank holding companies, are subject to various provisions of federal law with respect to mergers, consolidations, and certain other corporate transactions. See "CERTAIN REGULATORY CONSIDERATIONS."

     CANTON. Under Illinois law, the vote of two-thirds of the outstanding shares of Canton Common Stock entitled to vote thereon is required to approve a merger or exchange involving Canton or the sale, lease, transfer, or other disposition of all or substantially all of Canton's property and assets. With respect to a merger or exchange, no vote is required if (i) the articles of incorporation of the corporation will not be amended in the transaction; (ii) each holder of shares outstanding immediately before the effective date of the transaction will hold the same number of shares with identical rights immediately thereafter; and (iii) the number of shares entitled to vote or to participate without limitation in distributions by the corporation immediately after the merger or exchange, plus the number of shares entitled to vote issuable upon conversion of securities or exercise of rights issued in the transaction, will not exceed by more than 20% the number of shares entitled to vote or to participate without limitation in distributions by the corporation immediately before the transaction.

     NORWEST. The vote of a majority of the outstanding shares of Norwest Common Stock entitled to vote thereon is required to approve a merger or consolidation involving Norwest or the sale, lease, or exchange of substantially all of Norwest's corporate assets. However, no vote of the stockholders of Norwest is required in connection with a merger if Norwest is the survivor and (i) the related agreement of merger does not amend Norwest's Certificate, (ii) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Norwest after the merger, and (iii) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Norwest's capital stock outstanding immediately before the merger.

     APPRAISAL RIGHTS

     CANTON. Under the IBCA, a holder of shares of an Illinois corporation is generally entitled to dissent from amendments to the corporation's articles which have a material adverse effect on certain rights or preferences of such shares, a sale, lease, transfer, or other disposition, not made in the ordinary course of business, of all or substantially all of the corporation's property and assets, or a plan of merger or exchange, and to receive payment of the fair value of such shareholder's shares. See "Rights of Dissenting Stockholders."

     NORWEST. Pursuant to Section 262 of the DGCL, a holder of capital stock of a Delaware corporation is generally entitled to receive payment of the appraised value of his or her shares if such shareholder dissents from a merger or consolidation and complies with the procedures set forth in Section 262 of the DGCL for exercising such rights. However, appraisal rights are not available in merger or consolidation transactions to holders of (i) shares either listed on a national stock exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 persons, or
(ii) shares of the corporation surviving a merger unless, in either case, holders of such stock are required by the terms of the merger or consolidation to accept anything other than (a) shares of the surviving or resulting corporation; (b) shares of stock of another corporation so listed or held of record by not fewer than 2,000 persons; and/or (c) cash in lieu of fractional shares of such corporations. Appraisal rights are not available for a sale of assets or an amendment to the certificate. Because shares of Norwest Common Stock are listed on the NYSE and the CHX and because Norwest currently has more than 2,000 stockholders of record, holders of Norwest Common Stock are not, subject to the express exceptions noted above, entitled to any rights of appraisal in connection with proposed mergers or consolidations involving Norwest.

     SPECIAL MEETING

     CANTON. Canton's By-Laws provide that a special meeting of stockholders may be called by the President, the Board of Directors, or by one or more stockholders holding in the aggregate twenty percent or more of the shares entitled to vote at the special meeting.

     NORWEST. The By-Laws of Norwest provide that a special meeting of stockholders may be called only by the Chairman of the Board, a Vice Chairman, the President, or a majority of the Board of Directors. Accordingly, holders of Norwest Common Stock do not have the right to call a special meeting.

     DIRECTORS' DUTIES

     CANTON. Under the IBCA, in discharging their duties, the directors, in considering the best long term and short term interests of the corporation, may consider the effects of any action upon employees, suppliers, and customers, communities in which its offices are located, and all other pertinent factors.

     NORWEST. Unlike the IBCA, the DGCL does not contain any provision specifying what factors a director may consider in determining a corporation's best interests.

     LIMITATION OF DIRECTOR LIABILITY AND INDEMNIFICATION.

     CANTON. The IBCA provides that a corporation may indemnify a present or former director who is made or threatened to be made a party to a threatened, pending, or completed civil, criminal, administrative, arbitration, or investigative proceeding, including a proceeding by or in the right of the corporation, or "derivative action," against judgments, penalties, fines (including excise taxes assessed with respect to an employee benefit plan), settlements, and reasonable expenses, including attorneys' fees incurred by the director in connection with the proceeding. Such indemnification is available if, with respect to the acts or omissions which are the subject of the proceeding, the director has not been indemnified by another party; acted in good faith; received no improper personal benefit; in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and, depending upon the nature of the acts or omissions, reasonably believed that the conduct was in, or not opposed to, the best interests of the corporation. The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent does not alone establish that the director failed to meet the criteria for indemnification. Expenses incurred in defending an action may be paid by the corporation in advance of the final disposition of such action upon receipt of an undertaking by or on behalf of the director to repay such amount if it is ultimately determined that the director is not entitled to be indemnified by the corporation. To the extent that a director has been successful, on the merits or otherwise, in the defense of any action, suit, or proceeding, or in defense of any claim, issue or matter therein, the director shall be entitled to be indemnified against expenses actually and reasonably incurred. Any other indemnification authorized by the IBCA shall be made if ordered by the court, or if a determination is made that the director's standard of conduct was satisfied. Such determination shall be made by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, or by independent legal counsel in a written opinion if a quorum of disinterested directors so direct, or by the stockholders.

     A corporation that indemnifies or advances expenses under the IBCA must give a written report thereon to its stockholders no later than at the next meeting of stockholders.

     The IBCA provides that an Illinois corporation may maintain insurance to protect directors or other persons in their official capacity against any liability, regardless of whether the corporation would be required to indemnify that person against liability under the IBCA.

     The IBCA provides that a corporation's articles may limit or eliminate a director's personal liability to the corporation for breach of fiduciary duty. The Canton Articles do not include such a provision. The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, corporate documents, agreement, vote of stockholders, or disinterested directors, or otherwise.

     NORWEST. The Norwest Certificate provides that a director (including an officer who is also a director) of Norwest shall not be liable personally to Norwest or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Norwest or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL, or (d) any transaction from which the director derived an improper personal benefit. This provision protects Norwest directors against personal liability for monetary damages from breaches of their duty of care. However, it does not eliminate the director's duty of care. For example, this provision in the Norwest Certificate has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

     The Norwest Certificate further provides that Norwest must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Norwest (or was serving at the request of Norwest as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by the Norwest Board. The Norwest Certificate also provides that Norwest must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified.

     The Norwest Certificate authorizes Norwest to provide similar indemnification to employees or agents of Norwest.

     Pursuant to the Norwest Certificate, Norwest may maintain insurance, at its expense, to protect itself and any directors, officers, employees, or agents of Norwest or another entity against any expense, liability, or loss, regardless of whether Norwest has the power or obligation to indemnify that person against such expense, liability, or loss under the DGCL.

     The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of the Norwest Certificate or By-Laws, agreement, vote of stockholders, or disinterested directors, or otherwise.

     ACTION WITHOUT A MEETING

     CANTON. Section 7.10 of the IBCA permits any action required or permitted to be taken at a stockholders' meeting to be taken by written consent signed by the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders. The IBCA also provides that a corporation's articles of incorporation may restrict or even prohibit stockholders' actions without a meeting. The Canton Articles do not restrict or prohibit stockholders' actions without a meeting.

     NORWEST. Section 228 of the DGCL permits action by written consent similar to the provisions of the IBCA set forth above. The Norwest Certificate also does not restrict or prohibit stockholders' actions without a meeting.

     DIVIDENDS

     CANTON. An Illinois corporation may pay dividends only if the board determines that (i) the corporation will be able to pay its debts in the ordinary course of business after making the distribution, and (ii) the assets of the corporation will exceed its liabilities and the maximum amount payable at the time of the dividend to stockholders having preferential rights in liquidation if the corporation were then to be liquidated.

     NORWEST. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

     Norwest and Canton are subject to the same Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See

"INFORMATION ABOUT CANTON AND ITS SUBSIDIARY" and "CERTAIN REGULATORY CONSIDERATIONS."

     PROPOSAL OF BUSINESS, NOMINATION OF DIRECTORS

     CANTON AND NORWEST. The Norwest By-Laws contain detailed advance notice and informational procedures which must be complied with in order for a shareholder to nominate a person to serve as a director. The Norwest By-Laws generally require a shareholder to give notice of a proposed nominee in advance of a stockholder's meeting at which directors will be elected. In addition, the Norwest By-Laws contain detailed advance notice and informational procedures which must be followed in order for a Norwest stockholder to propose an item of business for consideration at a meeting of Norwest stockholders. There are no similar provisions in the Canton By-Laws.

                       CERTAIN REGULATORY CONSIDERATIONS

GENERAL

     As a bank holding company, Norwest is subject to supervision and examination by the Federal Reserve Board. Norwest's banking subsidiaries are subject to supervision and examination by applicable federal and state banking agencies. The deposits of Norwest's banking subsidiaries are primarily insured by the Bank Insurance Fund ("BIF") of the Federal Deposit Insurance Corporation ("FDIC") except for deposits attributable to certain savings associations previously acquired by Norwest, which are insured by the Savings Association Insurance Fund ("SAIF"). As a result, such banking subsidiaries are subject to regulation by the FDIC. In addition to the impact of regulation, commercial banks are affected significantly by the actions of the Federal Reserve Board as it attempts to control the money supply and credit availability in order to influence the economy.

DIVIDEND RESTRICTIONS

     Various federal and state statutes and regulations limit the amount of dividends the subsidiary banks can pay to Norwest without regulatory approval. The approval of the OCC is required for any dividend by a national bank if the total of all dividends declared by the bank in any calendar year would exceed the total of its net profits, as defined by regulation, for that year combined with its retained net profits for the preceding two years less any required transfers to surplus or a fund for the retirement of any preferred stock. In addition, a national bank may not pay a dividend in an amount greater than its net profits then on hand after deducting its losses and bad debts. For this purpose, bad debts are defined to include, generally, loans which have matured and are in arrears with respect to interest by six months or more, other than such loans which are well secured and in the process of collection. Under these provisions Norwest's national bank subsidiaries could have declared, as of September 30, 1995, aggregate dividends of at least $270.7 million without obtaining prior regulatory approval and without reducing the capital of the banks below minimum regulatory levels. Norwest also has several state bank subsidiaries that are subject to state regulations limiting dividends; however, the amount of dividends payable by Norwest's state bank subsidiaries, with or without state regulatory approval, would represent an immaterial contribution to Norwest's revenues.

     If, in the opinion of the applicable regulatory authority, a bank under its jurisdiction is engaged in or is about to engage in an unsafe or unsound practice (which, depending on the financial condition of the bank, could include the payment of dividends), such authority may require, after notice and hearing, that such bank cease and desist from such practice. The Federal Reserve Board, the OCC, and the FDIC have issued policy statements which provide that FDIC-insured banks and bank holding companies should generally pay dividends only out of current operating earnings.

HOLDING COMPANY STRUCTURE

     Norwest is a legal entity separate and distinct from its banking and nonbanking subsidiaries. Accordingly, the right of Norwest, and thus the rights of Norwest's creditors, to participate in any distribution of the assets or earnings of any subsidiary is necessarily subject to the prior claims of creditors of such subsidiary, except to the extent that claims of Norwest in its capacity as a creditor may be recognized. The principal sources of Norwest's revenues are dividends and fees from its subsidiaries.

     Norwest's banking subsidiaries are subject to restrictions under federal law which limit the transfer of funds by the subsidiary banks to Norwest and its nonbank subsidiaries, whether in the form of loans, extensions of credit, investments, or asset purchases. Such transfers by any subsidiary bank to Norwest or any nonbank subsidiary are limited in amount to 10% of the bank's capital and surplus and, with respect to Norwest and all such nonbank subsidiaries, to an aggregate of 20% of such bank's capital and surplus. Furthermore, such loans and extensions of credit are required to be secured in specified amounts.

     The Federal Reserve Board has a policy to the effect that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and to commit resources to support each such subsidiary bank. This support may be required at times when Norwest may not have the resources to provide it. Any capital loans by Norwest to any of the subsidiary banks are subordinate in right of payment to deposits and to certain other indebtedness of such subsidiary bank. In addition, the Crime Control Act of 1990 provides that in the event of a bank holding company's bankruptcy, any commitment by the bank holding company to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

     A depository institution insured by the FDIC can be held liable for any loss incurred by, or reasonably expected to be incurred by, the FDIC after August 9, 1989, in connection with (i) the default of a commonly controlled FDIC-insured depository institution or (ii) any assistance provided by the FDIC to a commonly controlled FDIC-insured depository institution in danger of default. "Default" is defined generally as the appointment of a conservator or receiver and "in danger of default" is defined generally as the existence of certain conditions indicating that a "default" is likely to occur in the absence of regulatory assistance.

     Federal law (12 U.S.C. (S)55) permits the OCC to order the pro rata assessment of stockholders of a national bank whose capital stock has become impaired, by losses or otherwise, to relieve a deficiency in such national bank's capital stock. This statute also provides for the enforcement of any such pro rata assessment of stockholders of such national bank to cover such impairment of capital stock by sale, to the extent necessary, of the capital stock of any assessed stockholder failing to pay the assessment. Similarly, the laws of certain states provide for such assessment and sale with respect to banks chartered by such states. Norwest, as the sole stockholder of most of its subsidiary banks, is subject to such provisions.

CAPITAL REQUIREMENTS

     Under the Federal Reserve Board's risk-based capital guidelines for bank holding companies, the minimum ratio of total capital to risk-adjusted assets (including certain off-balance sheet items, such as stand-by letters of credit) is 8%. At least half of the total capital is to be comprised of common stock, minority interests, and noncumulative perpetual preferred stock ("Tier 1 capital"). The remainder ("Tier 2 capital") may consist of hybrid capital instruments, perpetual debt, mandatory convertible debt securities, a limited amount of subordinated debt, other preferred stock, and a limited amount of the allowance for credit losses. In addition, the Federal Reserve Board's minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies provide for a minimum leverage ratio of 3% for bank holding companies that meet certain specified criteria, including that they have the highest regulatory rating. All other bank holding companies are required to maintain a leverage ratio of 3% plus an additional cushion of 1% to 2%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Furthermore, the guidelines indicate that the Federal Reserve Board will continue to consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital, less all intangibles, to total assets, less all intangibles. Each of Norwest's banking subsidiaries is also subject to capital requirements adopted by applicable regulatory agencies which are substantially similar to the foregoing. At September 30, 1995, Norwest's Tier 1 and total capital (the sum of Tier 1 and Tier 2 capital) to risk-adjusted assets ratios were 8.01% and 10.10%, respectively, and Norwest's leverage ratio was 5.74%. Neither Norwest nor any subsidiary bank has been advised by the appropriate federal regulatory agency of any specific leverage ratio applicable to it.

     As a result of a federal law enacted in 1991 that required each federal banking agency to revise its risk-based capital standards to ensure that those standards take adequate account of interest rate risk, concentration of credit risk and the risks of nontraditional activities, each of the federal banking agencies has revised the risk-based capital guidelines described above to take account of concentration of credit risk and risk of nontraditional activities. In addition, the Federal Reserve Board, the FDIC and the OCC recently adopted a new rule that amends, effective September 1, 1995, the capital standards to include explicitly a bank's exposure to declines in the economic value of its capital due to changes in interest rates as a factor to be considered in evaluating a bank's interest rate exposure. Such agencies have issued for comment a joint policy statement that describes the process to be used to measure and assess the exposure of a bank's net economic value to changes in interest rates. These agencies have indicated that in the second step of this regulation process they intend to issue a proposed rule that would propose to establish an explicit minimum capital charge for interest rate risk based on the level of a bank's measured interest rate exposure. The agencies intend to implement the second step after the agencies and the banking industry have had more experience with the proposed supervisory and measurement process. Neither Norwest or Canton believes that these recent proposals and revisions to the capital guidelines will materially impact its operations.

FEDERAL DEPOSIT INSURANCE CORPORATION IMPROVEMENT ACT OF 1991

     In December 1991, Congress enacted the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), which substantially revised the bank regulatory and funding provisions of the Federal Deposit Insurance Act and makes revisions to several other federal banking statutes. Among other things, FDICIA requires the federal banking regulators to take "prompt corrective action" in respect of FDIC-insured depository institutions that do not meet minimum capital requirements. FDICIA establishes five capital tiers: "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." Under applicable regulations, an FDIC-insured depository institution is defined to be well capitalized if it maintains a leverage ratio of at least 5%, a risk-adjusted Tier 1 capital ratio of at least 6%, and a risk-adjusted total capital ratio of at least 10%, and is not subject to a directive, order, or written agreement to meet and maintain specific capital levels. An insured depository institution is defined to be adequately capitalized if its meets all of its minimum capital requirements as described above. An insured depository institution will be considered undercapitalized if it fails to meet any minimum required measure, significantly undercapitalized if it has a risk-adjusted total capital ratio of less than 6%, risk-adjusted Tier 1 capital ratio of less than 3%, or a leverage ratio of less than 3%, and critically undercapitalized if it fails to maintain a level of tangible equity equal to at least 2% of total assets. An insured depository institution may be deemed to be in a capitalization category that is lower than is indicated by its actual capital position if it receives an unsatisfactory examination rating.

     FDICIA generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. Undercapitalized depository institutions are subject to a wide range of limitations on operations and activities, including growth limitations, and are required to submit a capital restoration plan. The federal banking agencies may not accept a capital plan without determining, among other things, that the plan is based on realistic assumptions and is likely to succeed in restoring the depository institution's capital. In addition, for a capital restoration plan to be acceptable, the depository institution's parent holding company must guarantee that the institution will comply with such capital restoration plan. The aggregate liability of the parent holding company is limited to the lesser of (i) an amount equal to 5% of the depository institution's total assets at the time it became undercapitalized and (ii) the amount which is necessary (or would have been necessary) to bring the institution into compliance with all capital standards applicable with respect to such institution as of the time it fails to comply with the plan. If a depository institution fails to submit an acceptable plan, it is treated as if it were significantly undercapitalized.

     Significantly undercapitalized depository institutions may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. Critically undercapitalized institutions are subject to the appointment of a receiver or conservator.

     FDICIA, as amended by the Reigle Community Development and Regulatory Improvement Act of 1994 enacted on August 22, 1994, directs that each federal banking agency prescribe standards, by regulation or guideline, for depository institutions relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, asset quality, earnings, stock valuation, and such other operational and managerial standards as the agency deems appropriate. The FDIC, in consultation with the other federal banking agencies, has adopted a final rule and guidelines with respect to internal and external audit procedures and internal controls in order to implement those provisions of FDICIA intended to facilitate the early identification of problems in financial management of depository institutions. On July 10, 1995, the federal banking agencies published the final rules implementing three of the safety and soundness standards required by FDICIA, including operational and managerial standards, asset quality and earnings standards, and compensation standards. The impact of such standards on Norwest has not yet been fully determined, but management does not believe it will be material.

     FDICIA also contains a variety of other provisions that may affect the operations of Norwest, including new reporting requirements, revised regulatory standards for real estate lending, "truth in savings" provisions, and the requirement that a depository institution give 90 days' notice to customers and regulatory authorities before closing any branch.

     Under other regulations promulgated under FDICIA a bank cannot accept brokered deposits (that is, deposits obtained through a person engaged in the business of placing deposits with insured depository institutions or with interest rates significantly higher than prevailing market rates) unless (i) it is well capitalized or (ii) it is adequately capitalized and receives a waiver from the FDIC. A bank that cannot receive brokered deposits also cannot offer "pass-through" insurance on certain employee benefit accounts, unless it provides certain notices to affected depositors. In addition, a bank that is adequately capitalized and that has not received a waiver from the FDIC may not pay an interest rate on any deposits in excess of 75 basis points over certain prevailing market rates. There are no such restrictions on a bank that is well capitalized. At September 30, 1995, all of Norwest's banking subsidiaries were well capitalized and therefore were not subject to these restrictions.

FDIC INSURANCE

     Each BIF member institution pays FDIC insurance premiums based on the institution's annual assessment rate assigned to it by the FDIC. The assessment rate is based on the institution's capitalization risk category and "supervisory subgroup." An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required. Subgroup A institutions are financially sound institutions with few minor weaknesses; Subgroup B institutions are institutions that demonstrate weaknesses which, if not corrected, could result in significant deterioration; and Subgroup C institutions are institutions for which there is a substantial probability that the FDIC will suffer a loss in connection with the institution unless effective action is taken to correct the areas of weakness. For the 1995 calendar year, the assessment rate ranges from 4 cents per $100 of domestic deposits (for well capitalized Subgroup A institutions) to 31 cents (for undercapitalized Subgroup C institutions). Norwest's subsidiary banks have been assigned an assessment rate of 4 cents per $100 of domestic deposits for the 1995 calendar year. The FDIC announced recently that, for well capitalized Subgroup A institutions, it would eliminate insurance premiums altogether for the 1996 calendar year. Norwest incurred $79.2 million of FDIC insurance expense in 1994 and, as of September 30, 1995, had received $20.6 million in FDIC insurance premium refunds.

     Deposits insured by SAIF held by Norwest bank subsidiaries as a result of previous savings association acquisitions by Norwest continue to be assessed at the applicable SAIF insurance premium rate. Current federal law provides that the SAIF assessment rate may not be less than 0.18% from January 1, 1994 through December 31, 1997. After December 31, 1997, the SAIF assessment rate must be a rate determined by the FDIC to be appropriate to increase the SAIF's reserve ratio to 1.25% of insured deposits or such higher percentage as the FDIC determines to be appropriate, but the assessment rate may not be less than 0.15%. In order to mitigate the potential effects of a BIF/SAIF premium disparity, Congress recently proposed legislation that would, among other things, recapitalize the SAIF by imposing a special one-time assessment on SAIF deposits. The proposed legislation also contemplates the merger of the BIF and the SAIF into one insurance fund after the SAIF is recapitalized. As a result of such pending legislation and to provide for such special assessment when and if imposed, Norwest has established a reserve of $23.5 million based on an estimated insurance premium rate of 66 cents per $100 of insured deposits, which reserve has been funded primarily by the refund of BIF insurance premiums. The effect of this legislation, if adopted, is not anticipated to be material to Norwest.

                                   EXPERTS

     The consolidated financial statements of Norwest and subsidiaries as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

    The consolidated financial statements of Canton as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, incorporated by reference in the Proxy Statement of Canton, which is referred to and made a part of this Registration Statement, have been audited by McGladrey & Pullen, LLP, independent auditors, as set forth in their report thereon included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                LEGAL OPINION

    A legal opinion to the effect that the shares of Norwest Common Stock offered hereby, when issued in accordance with the Reorganization Agreement, will be validly issued and fully paid and nonassessable, has been rendered by Stanley S. Stroup, Executive Vice President and General Counsel of Norwest Corporation. At September 30, 1995, Mr. Stroup was the owner of 108,053 shares and held options to acquire 247,410 additional shares of Norwest Common Stock.


                    MANAGEMENT AND ADDITIONAL INFORMATION

    Certain information relating to the executive compensation, voting securities and the principal holders thereof, certain relationships and related transactions, and other related matters concerning Norwest is included or incorporated by reference in its Annual Report on Form 10-K for the year ended December 31, 1994, which are incorporated in this Proxy Statement-Prospectus by reference. See "INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE." Stockholders of Canton desiring copies of such documents may contact Norwest at its address or phone number indicated under "AVAILABLE INFORMATION" above.

                            CANTON BANCSHARES, INC.
                                 AND SUBSIDIARY


                                    CONTENTS


Independent Auditors Report..........................  F-2

Consolidated Financial Statements

   Consolidated balance sheets.......................  F-3

   Consolidated statements of income.................  F-4

   Consolidated statements of cash flows.............  F-6

   Notes to consolidated financial statements........  F-8

                         INDEPENDENT AUDITOR'S REPORT



To the Board of Directors
Canton Bancshares, Inc. and Subsidiary
Canton, Illinois


We have audited the accompanying consolidated balance sheets of Canton Bancshares, Inc. and subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 1994. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Canton Bancshares, Inc. and subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1994, in conformity with generally accepted accounting principles.


As described in Notes 3 and 6 to the consolidated financial statements, the Company changed its method of accounting for certain debt and marketable equity securities in 1994 and its method of accounting for income taxes in 1992.



Peoria, Illinois
February 8, 1995

CANTON BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                              September 30        December 31,
                                          -------------------------------------
ASSETS                                      1994      1995      1994      1993
-------------------------------------------------------------------------------
                                             (Unaudited)
Cash and due from banks                   $ 1,320   $ 1,472   $   901   $ 3,148
Securities available for sale              22,694    23,545    22,488        --
Securities held to maturity, estimated
 fair value at September 30, 1995 and
 1994, of $6,575 and $6,534, and $6,341
 at December 31, 1994                       6,267     6,388     6,362        --
Investment securities, estimated fair          --        --        --    29,105
 value of $29,850 Federal funds sold           --       100       400     1,300
Loans, net of allowance for loan losses
 of $225 and $212 at September 30, 1995
 and 1994, and $189 and $211 at
 December 31, 1994 and 1993                18,427    16,729    17,375    16,214
Cash value of life insurance                  405       345       405       342
Bank premises and equipment                   910       983       967       998
Accrued interest receivable                   413       409       457       439
Other real estate owned                        26        28        28        75
Deferred tax assets                           102       303       497        50
Other assets                                   76       115       111        68
                                          -------------------------------------
                                          $50,640   $50,417   $49,991   $51,739
                                          =====================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
 Deposits:
   Demand                                 $ 3,634   $ 4,326   $ 3,943   $ 4,803
   Interest-bearing demand                  7,916     7,613     8,250     7,541
   Money market                               901     1,061     1,000     1,226
   Savings                                 11,194    12,720    12,871    12,839
   Time $100,000 and over                     700       500       300       400
   Other time                              18,533    17,764    17,475    18,300
                                          -------------------------------------
     TOTAL DEPOSITS                        42,878    43,984    43,839    45,109
 Federal funds purchased                      400        --        --        --
 Accrued interest payable                     185       135       159       172
 Other liabilities                            644       614       590       674
                                          -------------------------------------
                                           44,107    44,733    44,588    45,955
                                          -------------------------------------
Commitments and Credit Risk (Note 10)

Stockholders' Equity:
 Common stock, $1 par value; authorized
   100,000 shares, issued and outstanding
   September 30, 1995 and 1994 49,564 and
   49,754 shares, respectively;
   December 31, 1994 and 1993 49,564 and
   49,754 shares, respectively                 50        50        50        50
 Surplus                                    1,437     1,437     1,437     1,443
 Retained earnings                          5,171     4,687     4,806     4,291
 Unrealized (loss) on securities
  available for sale, net                    (125)     (490)     (890)       --
                                          -------------------------------------
                                            6,533     5,684     5,403     5,784
                                          -------------------------------------
                                          $50,640   $50,417   $49,991   $51,739
                                          =====================================

                See Notes to Consolidated Financial Statements.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)


                                                 Three Quarters Ended          Years Ended
                                                     September 30,             December 31,
                                                 --------------------------------------------------
                                                    1995      1994        1994      1993      1992
---------------------------------------------------------------------------------------------------
                                                     (Unaudited)
Interest income:
  Interest and fees on loans                       $1,376    $1,230      $1,666    $1,722    $1,871
  Interest on securities:
    U.S. Treasury                                     363       362         486       463       518
    U.S. Government agencies and corporations         585       586         780       869       893
    States and political subdivisions                 274       256         344       361       305
    Other                                              50        49          65        61       137
  Interest on federal funds sold                       17        26          29        44        58
  Interest on deposits                                  7        15          18        13        --
                                                 --------------------------------------------------
                                                    2,672     2,524       3,388     3,533     3,782
Interest expense on deposits                        1,068       970       1,287     1,408     1,731
                                                 --------------------------------------------------
    Net interest income                             1,604     1,554       2,101     2,125     2,051
Provision for loan losses                              --        --          --        30        45
                                                 --------------------------------------------------
    Net interest income after provision
      for loan losses                               1,604     1,554       2,101     2,095     2,006
                                                 --------------------------------------------------
Other income:
  Service charges and fees on deposit accounts        114       113         152       148       143
  Trust fees                                           65        70          88        68        68
  Securities gains (losses)                            (1)       82          82       143         7
  Other                                                90        41          59        64        69
                                                 --------------------------------------------------
                                                      268       306         381       423       287
                                                 --------------------------------------------------
Other expenses:
  Salaries and wages                                  407       380         563       573       479
  Employee benefits                                   180       164         176       207       271
  Occupancy                                            94        98         130       132       124
  Equipment rentals, depreciation and maintenance      59        56          76        71        76
  FDIC insurance                                       55        85         112       107       104
  Other operating expenses                            443       374         502       493       529
                                                 --------------------------------------------------
                                                    1,238     1,157       1,559     1,583     1,583
                                                 --------------------------------------------------
    Income before income taxes and cumulative
     effect of a change in accounting principle       634       703         923       935       710
Income taxes                                          170       196         199       213       153
                                                 --------------------------------------------------
    Income before the cumulative effect of a
     change in accounting principle                   464       507         724       722       557
Cumulative effect of prior years of adopting
  FASB Statement No. 109, Accounting for
  Income Taxes                                         --        --          --        --        44
                                                 --------------------------------------------------
    Net income                                     $  464    $  507      $  724    $  722    $  601
                                                 ==================================================
Earnings per share:
  Income before cumulative effect of a change
    in accounting principle                        $ 9.37    $10.20      $14.58    $14.51    $11.14
  Cumulative effect of a change in accounting
    principle                                          --        --          --        --       .88
                                                 --------------------------------------------------
    Net income                                     $ 9.37    $10.20      $14.58    $14.51    $12.02
                                                 ==================================================

See Notes to Consolidated Financial Statements

CANTON BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
(IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                Unrealized
                                                                  (Loss)
                                                                    on
                                                                 Securities
                                                                  Available
                                     Common           Retained    For Sale,
                                      Stock  Surplus  Earnings       Net     Total
-----------------------------------------------------------------------------------
Balance, December 31, 1991             $50    $1,450   $3,379     $    --    $4,879

  Net income                            --        --      601          --       601
  Retirement of 246 shares of
    common stock for $77 per share      --        (7)     (12)         --       (19)
  Cash dividends, $4 per share          --        --     (200)         --      (200)
                                       --------------------------------------------

Balance, December 31, 1992              50     1,443    3,768          --     5,261

  Net income                            --        --      722          --       722
  Cash dividends, $4 per share          --        --     (199)         --      (199)
                                       --------------------------------------------

Balance, December 31, 1993              50     1,443    4,291          --     5,784

  Effect of change in accounting
    principle (Note 3)                  --        --       --         (35)      (35)
  Net income                            --        --      724          --       724
  Cash dividends, $4 per share          --        --     (198)         --      (198)
  Retirement of 190 shares of
    common stock                        --        (6)     (11)         --       (17)
  Net change in inrealized (loss)
    on securities available
    for sale                            --        --       --        (855)     (855)
                                       --------------------------------------------

Balance, December 31, 1994              50     1,437    4,806        (890)    5,403

  Net income (unaudited)                --        --      464          --       464
  Cash dividends, $2 per share
    (unaudited)                         --        --      (99)         --       (99)
  Net change in unrealized (loss)
    on securities available for
    sale (unaudited)                    --        --       --         765       765
                                       --------------------------------------------

Balance, September 30, 1995
  (unaudited)                          $50    $1,437   $5,171       $(125)   $6,533
                                       ============================================

See Notes to Consolidated Financial Statements.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                        Three Quarters Ended             Years Ended
                                                                            September 30,                December 31,
                                                                        ------------------------------------------------------
                                                                          1995        1994       1994       1993        1992
------------------------------------------------------------------------------------------------------------------------------
                                                                            (unaudited)
Cash Flows from Operating Activities
    Net income                                                           $   464    $   507    $   724    $    722    $    601
    Adjustments to reconcile net income to net cash provided by operating activities:
        Depreciation                                                          65         60         86          77          76
        Provision for loan losses                                              -          -          -          30          45
        Deferred income taxes                                                  -          -         12         (36)          3
        Securities (gains) losses                                              1        (82)       (82)       (143)         (7)
        (Gain) loss on sale of equipment                                       -          -          -          (5)        (14)
        (Gain) loss on sale of real estate owned                               -          -          -          (3)         10
        (Accretion) amortization of bond premium (discount)                  119        165        210         220         123
        Cumulative effect on prior years of adopting FASB 109,
          Accounting for Income Taxes                                          -          -          -           -         (44)
        (Increase) decrease in interest receivable and other assets           79        (17)       (61)         93           5
        Increase (decrease) in interest payable and other liabilities        179          3        (97)         28         (20)
                                                                        ------------------------------------------------------
            Net cash provided by operating activities                        907        636        792         983         778
                                                                        ------------------------------------------------------
Cash Flows From Investing Activities
    Proceeds from sale of securities available for sale                      502      4,643      4,643           -           -
    Proceeds from maturities of securities available for sale              2,183      1,985      2,395           -           -
    Purchase of securities available for sale                             (1,810)    (8,068)    (8,068)          -           -
    Proceeds from maturities of securities held to maturity                   56        291        314           -           -
    Purchase of securities held to maturity                                    -       (506)      (506)          -           -
    Proceeds from sales of investment securities                               -          -          -       7,284       1,063
    Proceeds from maturities of investment securities                          -          -          -       5,203       7,845
    Purchase of investment securities and interest-bearing deposits            -          -          -     (14,309)    (12,785)
    Net decrease in federal funds sold                                       400      1,200        900         400       2,175
    Investment in cash value of life insurance                                 -         (3)       (63)        (78)        (29)
    Net (increase) decrease in loans                                      (1,052)      (515)    (1,161)        495        (233)
    Purchase of premises and equipment                                        (8)       (45)       (55)        (90)       (144)
    Proceeds from sales of premises and equipment                              -          -          -          15          23
    Proceeds from sales of real estate owned                                   -         47         47           9          10
                                                                        ------------------------------------------------------
            Net cash (used in) investing activities                          271       (971)    (1,554)     (1,071)     (2,075)
                                                                        ------------------------------------------------------
Cash Flows From Financing Activities
    Net increase (decrease) in demand deposits                              (309)      (477)      (860)        255       2,378
    Net increase (decrease) in interest-bearing deposits                    (652)      (648)      (410)      1,823      (1,262)
    Net increase in federal funds purchased                                  400          -          -           -           -
    Dividends paid                                                          (198)      (199)      (198)       (199)       (200)
    Repurchase of common stock                                                 -        (17)       (17)          -         (19)
                                                                        ------------------------------------------------------
            Net cash provided by (used in) financing activities             (759)    (1,341)    (1,485)      1,879         897
                                                                        ------------------------------------------------------

                                  (Continued)

CANTON BANCSHARES, INC.
AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

                                 Three Quarters Ended      Year Ended
                                     September 30,         December 31,
                                 ----------------------------------------------
                                   1995     1994     1994      1993      1992
-------------------------------------------------------------------------------
                                     (Unaudited)
     Net increase (decrease) in
      cash and due from banks     $  419  $(1,676)  $(2,247)   $1,791   $ (400)

Cash and due from banks:
  Beginning                          901    3,148     3,148     1,357    1,757
                                  ---------------------------------------------
  Ending                          $1,320  $ 1,472   $   901    $3,148   $1,357
                                  =============================================

Supplemental Disclosures of
 Cash Flow Information
  Cash Payment for:
    Interest paid to depositors   $1,403  $ 1,007   $ 1,300    $1,412   $1,828
    Income taxes                     102      177       235       165      155

Supplemental Schedule of
 Noncash Investing and
 Financing Activities
  Loans made in conjunction
   with sale of other real
   estate owned                       -        -         -         81      124
  Change in unrealized gains
   on securities available
   for sale                       (1,160)     743     1,349        -        -
  Deferred in unrealized
   gains and losses on
   securities available
   for sale                          395     (253)     (459)       -        -
  Dividends declared not paid         -        -         99       100      100

See Notes to Consolidated Financial Statements.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

Nature of Banking Activities: Most of the Bank's business activities, including granting agribusiness, commercial, residential and personal loans, are to customers who reside in Fulton County. Collateral requirements are established based on credit risk of each loan as assessed by Bank management.

Significant Accounting Policies:

Principles of consolidation: The consolidated financial statements include the accounts of Canton Bancshares, Inc. (Canton) and its wholly-owned subsidiary, Canton State Bank (Bank). All material intercompany accounts and transactions are eliminated in consolidation.

Presentation of cash flows: For purposes of reporting cash flows, cash and due from banks includes cash on hand and amounts due from banks including cash items in process of clearing. Cash flows from loans originated by the Bank, deposits and federal funds sold are reported net.

Trust assets: Assets held by the trust department, as fiduciary, are not included within these consolidated financial statements because they are not assets of the Bank.

Unaudited financial statements: The unaudited financial statements as of and for the nine months ended September 30, 1995 and 1994, furnished by management reflect all adjustments, consisting solely of normal recurring accruals, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 1995 and 1994, and the results of operations and cash flows for the nine months then ended. The results of operations for the nine months ended September 30, 1995 and 1994, are not necessarily indicative of the operating results of Canton for the entire year.

Securities: Effective January 1, 1994, Canton adopted Financial Accounting Standards Board Statement No. 115 which prescribes the following accounting treatment for investment securities. Prior to adoption, all Canton's securities were accounted for in a manner similar to securities held to maturity.

  Securities held to maturity: Securities classified as held to maturity are those debt securities Canton has both the intent and ability to hold to maturity regardless of changes in market conditions, liquidity needs or changes in general economic conditions. These securities are carried at cost adjusted for amortization of premium and accretion of discount, computed by the interest method over their contractual lives.

  Securities available for sale: Securities classified as available for sale are those debt securities that Canton intends to hold for an indefinite period of time, but not necessarily to maturity and those equity securities with readily determinable fair values not classified as trading securities. Any decision to sell a security classified as available for sale would be based on various factors, including significant movements in interest rates, changes in the maturity mix of Canton's assets and liabilities, liquidity needs, regulatory capital considerations, and other similar factors. Securities available for sale are carried at fair value. Unrealized gains or losses are reported as increases or decreases in stockholders' equity, net of the related deferred tax effect. Realized gains or losses, determined on the basis of the cost of specific securities sold, are included in earnings.

  Trading securities: Trading securities, which are generally held for the short-term, usually under 30 days, in anticipation of market gains, are carried at fair value. Realized and unrealized gains or losses on trading account assets are included in interest income. Canton has no securities categorized as trading securities.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Loans: Loans are stated at the amount of unpaid principal, reduced by unearned interest and an allowance for loan losses.

The allowance for loan losses is maintained at a level considered adequate to provide for losses that can be reasonably anticipated. The allowance is increased by provisions charged to operating expense and is reduced by net charge-offs. The Bank makes continuous credit reviews of the loan portfolio and considers current economic conditions, historical loan loss experience, review of specific problem loans and other factors in determining the adequacy of the allowance balance.

Unearned interest on discounted loans is amortized to income over the life of the loans, using the interest method. For all other loans, interest is accrued daily on the outstanding balances. Accrual of interest is discontinued on a loan when management believes that the financial condition of the borrower is such that collection of interest or principal is doubtful.

Bank premises and equipment: Bank premises and equipment are stated at cost less accumulated depreciation. Depreciation is charged to operations over the estimated useful lives of the assets using primarily the straight-line method.

Other real estate owned: Other real estate owned represents specific real property to which the Bank has acquired title in settlement of loan balances. The property is recorded at the carrying amount of the predecessor loans or at the fair value at the date of acquisition, whichever is lower. Permanent declines in the fair value, based on changes in market conditions, are charged to expense when the changes occur. Gains or losses on the disposition of other real estate are recognized in operating income or expense in the period they are realized.

Income taxes: Deferred income taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

Pension plan: The Bank has a 401(k) defined-contribution plan covering substantially all full-time employees. Employees may contribute up to 6% of their salary. The Bank makes discretionary contributions and matches 25% of employees' contributions.

Earnings per share: Earnings per share is based on dividing net income by the weighted average number of shares of common stock outstanding during the period.


NOTE 2. RESTRICTIONS ON CASH AND DUE FROM BANKS

The Federal Reserve Bank required the Bank to maintain balances of $222,000, $197,000, $224,000 and $182,000 as a reserve requirement as of September 30, 1995 and 1994, and December 31, 1994 and 1993, respectively.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 3. SECURITIES


Effective January 1, 1994, Canton adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities. In accordance with Statement 115, the 1993 comparative financial statements have not been restated for the change in accounting principle. The January 1, 1994, balance of stockholders' equity was decreased by $35,000, net of the $18,000 related deferred tax effect, to recognize the net unrealized loss on securities available for sale at that date.

The amortized cost and fair value of securities available for sale and held to maturity as of September 30, 1995 and 1994, and as of December 31, 1994, and investment securities as of December 31, 1993, are summarized as follows:

                                                (in thousands)
                               ------------------------------------------------
                                              Available for Sale
                               ------------------------------------------------
                                              Gross         Gross
                               Amortized    Unrealized    Unrealized     Fair
                                 Cost         Gains         Losses       Value
                               ------------------------------------------------
                                              September 30, 1995
                               ------------------------------------------------
U.S. Treasury securities        $ 9,571        $  6          $ 80       $ 9,497
U.S. Government agencies          1,988          28             -         2,016
States and political
 subdivisions                       300          12             -           312
Mortgage-backed securities       10,994           1           156        10,839
Other                                30           -             -            30
                               ------------------------------------------------
  Totals                        $22,883        $ 47          $236       $22,694
                               ================================================

                                               Held to Maturity
                               ------------------------------------------------
                                              Gross         Gross
                               Amortized    Unrealized    Unrealized     Fair
                                 Cost         Gains         Losses       Value
                               ------------------------------------------------
                                              September 30, 1995
                               ------------------------------------------------
States and political
 subdivisions                   $ 5,808        $286          $  2       $ 6,092
Mortgage-backed securities          459          24             -           483
                               ------------------------------------------------
  Totals                        $ 6,267        $310          $  2       $ 6,575
                               ================================================

                                              Available for Sale
                               ------------------------------------------------
                                              Gross         Gross
                               Amortized    Unrealized    Unrealized     Fair
                                 Cost         Gains         Losses       Value
                               ------------------------------------------------
                                              September 30, 1994
                               ------------------------------------------------

U.S. Treasury securities        $10,149        $  -          $333       $ 9,816
U.S. Government agencies          1,522          10             5         1,527
Mortgage-backed securities       12,617           -           415        12,202
                               ------------------------------------------------
  Totals                        $24,288        $ 10          $753       $23,545
                               ================================================

NOTE 3. SECURITIES (Continued)

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
-------------------------------------------------------------------------------

                                             (in thousands)
                             ------------------------------------------------
                                            Held to Maturity
                             ------------------------------------------------
                                             Gross         Gross
                             Amortized    Unrealized    Unrealized     Fair
                               Cost          Gains        Losses      Value
                             ------------------------------------------------
                                           September 30, 1994
                             ------------------------------------------------
States and political
 subdivisions                 $ 5,829        $165         $   47      $ 5,947
Mortgage-backed securities        559          28             --          587
                             ------------------------------------------------
  Totals                      $ 6,388        $193         $   47      $ 6,534
                             ================================================

                                             Available for Sale
                             ------------------------------------------------
                                             Gross         Gross
                             Amortized    Unrealized    Unrealized     Fair
                               Cost          Gains        Losses      Value
                             ------------------------------------------------
                                              December 31, 1994
                             ------------------------------------------------
U.S. Treasury securities      $10,127        $ --         $  510      $ 9,617
U.S. Government agencies        1,532          --             44        1,488
Mortgage-backed securities     12,178          --            795       11,383
                             ------------------------------------------------
  Totals                      $23,837        $ --         $1,349      $22,488
                             ================================================

                                           Held to Maturity
                             ------------------------------------------------
                                             Gross         Gross
                             Amortized    Unrealized    Unrealized     Fair
                               Cost          Gains        Losses      Value
                             ------------------------------------------------
                                           December 31, 1994
                             ------------------------------------------------
States and political
 subdivisions                 $ 5,823        $ 92         $  127      $ 5,788
Mortgage-backed securities        539          15              1          553
                             ------------------------------------------------
  Totals                      $ 6,362        $107         $  128      $ 6,341
                             ================================================

                                            Investment Securities
                             ------------------------------------------------
                                             Gross         Gross
                             Amortized    Unrealized    Unrealized     Fair
                               Cost          Gains        Losses      Value
                             ------------------------------------------------
                                              December 31, 1993
                             ------------------------------------------------
U.S. Treasury securities      $ 6,729        $107         $    1      $ 6,835
U.S. government agencies
 and corporations               3,040         127             --        3,167
Obligations of states and
 political subdivisions         5,397         394             --        5,791
Mortgage-backed securities     13,939         160             42       14,057
                             ------------------------------------------------
  Totals                      $29,105        $788         $   43      $29,850
                             ================================================

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 3.  SECURITIES (CONTINUED)


The amortized cost and fair value of debt securities at December 31, 1994, by contractual maturity are shown below. Expected maturities will differ from contractual maturities in mortgage-backed securities because the mortgages underlying the securities may be called or prepaid without any penalties. Therefore, these securities are not included in the maturity categories in the following maturity summary.



                                               (in thousands)
                                        --------------------------
                                        Amortized Cost  Fair Value
                                        --------------------------
                                             Available for Sale
                                        --------------------------
Due in one year or less                       $ 1,002       $   986
Due after one year through  5 years            10,147         9,616
Due after 5 years through 10 years                510           503
                                        ---------------------------
                                               11,659        11,105
Mortgage-backed securities                     12,178        11,383
                                        ---------------------------
                                              $23,837       $22,488
                                        ===========================

                                               Held to Maturity
                                        ----------------------------
Due after one year through 5 years            $   799       $   828
Due after 5 years through 10 years              1,747         1,770
Due after 10 years                              3,277         3,190
                                        ---------------------------
                                                5,823         5,788
Mortgage-backed securities                        539           553
                                        ---------------------------
                                              $ 6,362       $ 6,341
                                        ===========================


Gross realized gains on sale of available for sale securities for the three quarters ended September 30, 1995 and 1994, were none and $82,000, respectively, and for the year ended December 31, 1994, were $82,000. Gross realized gains on the sale of investment securities for the years ended December 31, 1993 and 1992 were $143,000 and $7,000, respectively. The only realized loss in either year was $1,000 during the three quarters ended September 30, 1995.

Securities with carrying amounts of approximately $2,871,000 and $2,877,000 at September 30, 1995 and 1994, respectively, and $2,903,000 and $2,911,000 at
December 31, 1994 and 1993, respectively, were pledged as collateral for public deposits and for other purposes as required or permitted by law.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 4. LOANS

The composition of loans is as follows:

                                                      (in thousands)
                                             September 30,       December 31,
                                           ------------------------------------
                                             1995     1994      1994     1993
                                           ------------------------------------
Commercial                                 $ 6,120  $ 5,093    $ 5,676  $ 4,832
Real estate                                  6,928    6,638      6,519    6,691
Installment                                  5,604    5,210      5,369    4,902
                                           ------------------------------------
                                            18,652   16,941     17,564   16,425
Deduct allowance for loan losses               225      212        189      211
                                           ------------------------------------
  Loans, net                               $18,427  $16,729    $17,375  $16,214
                                           ====================================

The Bank had a loan of $26,000 at September 30, 1995 and 1994 and at December 31, 1994 and 1993, on which accrual of interest had been discontinued. If interest on this loan had been accrued, such income would have approximated $1,725 for the three quarters ended September 30, 1995 and 1994, respectively, and $2,300 for the years ended December 31, 1994 and 1993, respectively.

The Bank had loans of approximately $149,000 and $125,000 at September 30, 1995 and 1994, respectively, and $52,000 and $121,000 at December 31, 1994 and 1993, respectively, that were over 90 days past due and which are not classified as nonperforming loans. Interest income has continued to be recognized on these loans.

Changes in the allowance for loan losses are as follows:

                                                    (in thousands)
                                       Nine Months Ended       Years Ended
                                         September 30,         December 31,
                                       ----------------------------------------
                                         1995    1994      1994    1993    1992
                                       ----------------------------------------
Balance, beginning                       $189    $211      $211    $178    $247
Provision charged to operating
  expense                                   -       -         -      30      45
Recoveries of amounts charged-off          62       5         5      40       8
                                       ----------------------------------------
                                          251     216       216     248     300
Less loan balances charged-off             26       4        27      37     122
                                       ----------------------------------------
Balance, ending                          $225    $212      $189    $211    $178
                                       ========================================

In the ordinary course of business, loans are made to directors, principal officers, their immediate families and affiliated companies in which they have 10% or more beneficial interest. In the opinion of management, the terms of these loans, including interest rates and collateral, are similar to those prevailing at the time for comparable transactions with other customers. These loans were approximately $341,000 and $246,000 at September 30, 1995 and 1994, respectively, and $518,000 and $304,000 at December 31, 1994 and 1993, respectively.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 5. BANK PREMISES AND EQUIPMENT

The major classes of bank premises and equipment and the total accumulated depreciation are as follows:

                                                      (in thousands)
                                            September 30,        December 31,
                                            ----------------------------------
                                             1995    1994        1994    1993
                                            ----------------------------------
Land                                        $  337  $  337      $  337  $  337
Buildings and improvements                   1,510   1,506       1,510   1,504
Furniture and equipment                        601     587         593     544
                                            ----------------------------------
                                             2,448   2,430       2,440   2,385
Less accumulated                             1,538   1,447       1,473   1,387
 depreciation
                                            ----------------------------------
                                            $  910  $  983      $  967  $  998
                                            ==================================

NOTE 6. INCOME TAXES

Effective January 1, 1992, the Bank adopted Financial Accounting Standards Board
(FASB) Statement No. 109, Accounting for Income Taxes. Statement 109 requires that deferred tax assets and liabilities be measured based on a tax rate convention under which the reversal of temporary differences, including operating loss and tax credit carryovers, are expected to be taxed.

The cumulative effect of adopting FASB Statement No. 109 at the beginning of the year ended December 31, 1992, is reported in the accompanying 1992 Consolidated Statement of Income as a credit of $44,000. The adoption of FASB Statement 109 did not have a material effect on income before the cumulative effect of a change in accounting principle in 1992.

The components of income tax expense are as follows:

                                                 (in thousands)
                                Nine Months Ended             Years Ended
                                  September 30,               December 31,
                                -----------------------------------------------
                                  1995     1994          1994     1993     1992
                                -----------------------------------------------
Federal:
  Current                         $170     $196          $187     $249     $150
  Deferred                           -        -            12      (36)       3
                                -----------------------------------------------
                                  $170     $196          $199     $213     $153
                                ===============================================

Income taxes are less than would normally be expected on income before income taxes because interest earned on securities of states and political subdivisions is exempt from federal income taxes.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 6. INCOME TAXES (CONTINUED)

The net deferred tax asset includes the following amounts of deferred tax assets and liabilities:

                                                       (in thousands)
                                             September 30,         December 31,
                                             ----------------------------------
                                              1995     1994        1994    1993
                                             ----------------------------------
Deferred tax assets                          $ 216   $ 394        $ 615   $ 144
Deferred tax liabilities                      (114)    (91)        (118)    (94)
                                             ----------------------------------
  Net deferred tax assets                    $ 102   $ 303        $ 497   $  50
                                             ==================================

The tax effects of principal temporary differences are shown in the following table:

                                                       (in thousands)
                                             September 30,         December 31,
                                             ----------------------------------
                                              1995    1994         1994    1993
                                             ----------------------------------
Unrealized loss on securities available
 for sale                                    $  64   $ 253        $ 459   $   -
Deferred compensation                          152     141          152     141
Cash basis accounting for income
 tax purposes                                  (78)    (65)         (78)    (65)
Bank premises and equipment                    (28)    (24)         (28)    (24)
Other, net                                      (8)     (2)          (8)     (2)
                                             ----------------------------------
                                             $ 102   $ 303        $ 497   $  50
                                             ==================================

NOTE 7. DEFERRED COMPENSATION PLANS

The Bank has deferred compensation plans with certain officers and directors under separate plans formally referred to as the Directors' Deferred Income
(DDI) Plan and the Executive Supplemental Income (ESI) Plan. The ESI plan also provides preretirement death benefits. The actuarial present value of plan benefits at December 31, 1994 and 1993, was approximately $448,000 and $415,000, respectively, and the related expense for each of the three quarters ended September 30, 1995 and 1994, was approximately $31,500, and the related expense for the years ended December 31, 1994, 1993 and 1992, was approximately $43,000, $51,000 and $145,000, respectively.

The Bank is the owner and beneficiary of life insurance policies which provide an aggregate coverage of approximately $1,351,000 at December 31, 1994. These policies had a cash value of approximately $405,000 and $342,000 at December 31, 1994 and 1993, respectively.

NOTE 8. RETIREMENT PLAN

Retirement plan expense for the 401(k) defined-contribution plan was approximately $45,000 and $39,000 for the three quarters ended September 30, 1995 and 1994, respectively, and approximately $52,000, $32,000 and $70,000 for the years ended December 31, 1994, 1993 and 1992, respectively.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 9. REGULATORY CAPITAL REQUIREMENTS

Bank regulatory agencies have adopted various capital standards for banks, including risk-based capital standards. The main objective of the risk-based capital framework is to provide a more consistent system for comparing capital positions of banks and to take into account the different risks among banks' assets and off-balance-sheet items.

A comparison of the bank's capital as of December 31, 1994, with the minimum requirements for an adequately capitalized bank is presented below:

                                               Approximate     Minimum
                                                  Ratio      Requirements
                                               --------------------------
Tier 1 Risk-Based Capital                         21%             4%
Total Risk-Based Capital                          21%             8%
Leverage Ratio                                    12%             4%

According to FDIC guidelines for capital, the Bank is considered to be "Well Capitalized," which is the highest capital category.

Canton's principal asset is its investment in the subsidiary bank. The primary source of funds for Canton are dividends from the subsidiary. The Bank would not be allowed to pay dividends that would result in its capital levels being reduced below the minimum requirements shown above. There are no such restriction regarding Canton, subject to maintaining prudent capital levels.

NOTE 10. COMMITMENTS AND CREDIT RISK

Financial instruments with off-balance-sheet risk: The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the balance sheet. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitments and stand-by letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet financial instruments.

A summary of the contractual amounts of the Bank's exposure to off-balance-sheet risk is as follows:

                                                       (in thousands)
                                             September 30,        December 31,
                                             ----------------------------------
                                             1995     1994        1994     1993
                                             ----------------------------------
Financial instruments whose contract
 amounts represent credit risk:
  Commitments to extend credit               $917     $589        $822     $478
  Stand-by letters of credit                   11       10           -       10

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 10. COMMITMENTS AND CREDIT RISK (CONTINUED)

Concentrations of credit risk: Substantially all of the Bank's loans, commitments to extend credit and standby letters of credit have been granted to customers in the Bank's market area. The Bank does not extend credit to any single borrower or group of related borrowers in excess of $300,000. Management considers the portfolio to be well diversified.

NOTE 11. FUTURE REPORTING REQUIREMENTS

Fair value disclosure: Financial Accounting Standards Board Statement No. 107, "Disclosures About Fair Value of Financial Instruments," (FASB 107) requires disclosures of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. FASB 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Canton will be required to adopt FASB 107 for the year ending December 31, 1995.

Accounting by creditors for the impairment of a loan: Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for the Impairment of a Loan," (FASB 114) defines a loan as impaired if, based on current information and events, it is probable that the Bank will not be able to collect all amounts (principal and interest) due in accordance with the terms of the agreement. The statement requires financial institutions to take into account the expected loss of interest income when valuing nonperforming loans. When a loan is considered impaired, this rule involves the discounting of a loan's future cash flows by using the loan's contractual interest rate adjusted for any deferred loan fees or costs, premiums or discounts. Canton will be required to adopt FASB 114 for the year ending December 31, 1995.

FASB Statement No. 118, "Accounting for Creditors for Impairment of a Loan - Income Recognition and Disclosures," allows creditors to use existing methods for recognizing interest income on an impaired loan. This statement amends certain requirements of FASB Statement No. 114 specifically related to income recognition and disclosure issues. Canton believes the adoption of FASB 114 and 118 will not have a material effect on Canton's consolidated financial statements.

Disclosures about derivative financial instruments: FASB Statement No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments," requires expanded disclosures about derivative financial instruments including amounts, nature and terms of the instruments. Canton will be required to adopt FASB 119 for the year ending December 31, 1995.

Accounting for mortgage servicing rights: Financial Accounting Standards Board Statement No. 122, "Accounting for Mortgage Servicing Rights," (FASB 122) requires the Bank to recognize as separate assets rights to service mortgage loans for others, however those servicing rights are acquired. If the bank acquires mortgage servicing rights through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained, the Bank should allocate the total cost of the mortgage loans to mortgage servicing rights and the loans (without the mortgage servicing rights) based on their relative fair values. The mortgage servicing rights should be amortized in proportion to and over the period of estimated net servicing income.

Canton will be required to adopt Statement 122 for the fiscal year ending December 31, 1996. Canton believes the adoption of Statement 122 will not have a material impact on the financial statements.

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Information with respect to the nine months ended September 30, 1995 and 1994, is unaudited.
------------------------------------------------------------------------------

NOTE 12. SUBSEQUENT EVENT

On July 25, 1995, the Board of Directors approved the Agreement and Plan of Reorganization between Norwest Corporation ("Norwest") and Canton providing for the merger of Canton with and into Norwest.

NOTE 13. PARENT COMPANY ONLY FINANCIAL INFORMATION

                           CONDENSED BALANCE SHEETS
                                (IN THOUSANDS)

                                          September 30,           December 31,

                                         --------------------------------------
ASSETS                                    1995      1994         1994     1993
-------------------------------------------------------------------------------
Cash                                     $    7   $   20        $   20   $   36
Receivable from subsidiary                    -        -           100      100
Investment in all of the common
 stock of Canton State Bank               6,524    5,664         5,382    5,747
Other assets                                  2        -             -        -
                                         --------------------------------------
     TOTAL ASSETS                        $6,533   $5,684        $5,502   $5,883
                                         ======================================

LIABILITIES AND
 STOCKHOLDERS' EQUITY
Liabilities:
  Dividends payable                      $    -   $    -        $   99   $   99
                                         --------------------------------------
     TOTAL LIABILITIES                        -        -            99       99
                                         --------------------------------------

Stockholders' equity:
  Common stock                               50       50            50       50
  Surplus                                 1,437    1,437         1,437    1,443
  Retained earnings                       5,171    4,687         4,806    4,291
  Unrealized (loss) on securities
    available for sale                     (125)    (490)         (890)       -
                                         --------------------------------------
     TOTAL STOCKHOLDERS' EQUITY           6,533    5,684         5,403    5,784
                                         --------------------------------------

     TOTAL LIABILITIES AND STOCK-
      HOLDERS' EQUITY                    $6,533   $5,684        $5,502   $5,883
                                         ======================================

CANTON BANCSHARES, INC.
AND SUBSIDIARY

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
INFORMATION WITH RESPECT TO THE NINE MONTHS ENDED SEPTEMBER 30, 1995 AND 1994, IS UNAUDITED.
-------------------------------------------------------------------------------

NOTE 13. PARENT COMPANY ONLY FINANCIAL INFORMATION (CONTINUED)

                        CONDENSED STATEMENTS OF INCOME
                                (IN THOUSANDS)


                                                           Nine Months Ended               Years Ended
                                                             September 30,                 December 31,
                                                           -----------------------------------------------------
                                                           1995        1994        1994        1993        1992
----------------------------------------------------------------------------------------------------------------
Income:
  Equity in net income of subsidiary:
    Undistributed net income                               $ 377       $ 407       $ 525       $ 522       $ 373
    Distributed dividend income                              125         100         200         200         240
                                                           -----------------------------------------------------
                                                             502         507         725         722         613
                                                           -----------------------------------------------------

Expenses:
  Professional services and fees                              38         -             1         -            16
  Amortization                                               -           -           -           -             3
                                                           -----------------------------------------------------
                                                              38         -             1         -            19
                                                           -----------------------------------------------------
      INCOME BEFORE INCOME TAX BENEFIT                       464         507         724         722         594

Income tax benefit                                           -           -           -           -             7
                                                           -----------------------------------------------------
      NET INCOME                                           $ 464       $ 507       $ 724       $ 722       $ 601
                                                           =====================================================

                      CONDENSED STATEMENTS OF CASH FLOWS
                                (IN THOUSANDS)

                                                           Nine Months Ended               Years Ended
                                                             September 30,                 December 31,
                                                           -----------------------------------------------------
                                                           1995        1994        1994        1993        1992
----------------------------------------------------------------------------------------------------------------
Operating Activities
  Net income                                               $ 464       $ 507       $ 724       $ 722       $ 601
  Adjustments to reconcile net income to net
    cash provided by operating activities
    Undistributed earnings of subsidiary                    (377)       (407)       (525)       (522)       (373)
    Amortization                                             -           -           -           -             3
    (Increase) decrease in receivable from
      subsidiary                                             100         100         -          (100)        100
    (Increase) decrease in other assets                       (2)        -           -             6           2
                                                           -----------------------------------------------------

      NET CASH PROVIDED BY OPERATING ACTIVITIES              185         200         199         106         333
                                                           -----------------------------------------------------

Financing Activities
  Purchase of treasury stock                                 -           (17)        (17)        -           (19)
  Cash dividends paid                                       (198)       (199)       (199)       (199)       (200)
                                                           -----------------------------------------------------

      NET CASH (USED IN) FINANCING ACTIVITIES               (198)       (216)       (216)       (199)       (219)
                                                           -----------------------------------------------------

      NET INCREASE (DECREASE) IN CASH                        (13)        (16)        (16)        (93)        114

Cash:
  Beginning                                                   20          36          36         129          15
                                                           -----------------------------------------------------

  Ending                                                   $   7       $  20       $  20       $  36       $ 129
                                                           =====================================================


                                   APPENDIX A


                      AGREEMENT AND PLAN OF REORGANIZATION

                          AGREEMENT AND PLAN OF MERGER

                            FORM OF ESCROW AGREEMENT

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION



    AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 25th day of July, 1995, by and between CANTON BANCSHARES, INC. ("Canton"), a Illinois corporation, and NORWEST CORPORATION ("Norwest"), a Delaware corporation.

    WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Norwest will merge with and into Canton (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the conversion and exchange of the shares of Common Stock of Canton of the par value of $1.00 per share ("Canton Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"),

    NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

    1.  BASIC PLAN OF REORGANIZATION

    (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Norwest (the "Merger Co.") will be merged by statutory merger with and into Canton pursuant to the Merger Agreement, with Canton as the surviving corporation, in which merger each share of Canton Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below)(other than shares as to which statutory dissenters' appraisal rights have been exercised) will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Canton Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to (i) $9,400,000 less the Escrow Amount (as defined below) divided by (ii) the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of
this Agreement.   The "Escrow Amount" shall be equal to $250,000.  Immediately following the Effective Time of the Merger, a number of shares of Norwest Common Stock equal to $250,000 divided by the Norwest Measurement Price shall be deposited into escrow and held in accordance with the terms of an escrow agreement substantially in the form attached hereto as Exhibit B (the "Escrow Agreement").

    (b) Norwest Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Norwest Common Stock into which a share of Canton Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Canton Common Stock shall be converted will equal the number of shares of Norwest Common Stock which holders of shares of Canton Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

    (c) Fractional Shares. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

    (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and it or Articles of Merger or a Certificate of Merger shall be filed with the Secretary of State of the State of Illinois within ten (10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"). Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing". The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger". The "Effective Time of the Merger" shall be 11:59 p.m. Canton, Illinois time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Canton pursuant to the Merger Agreement.

    The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Norwest, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota.

    2. REPRESENTATIONS AND WARRANTIES OF CANTON. Canton represents and warrants to Norwest as follows:

    (a) Organization and Authority. Canton is a corporation duly organized, validly existing and in good standing under the laws of the State of Illinois, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Canton and the Canton Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Canton is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Canton has furnished Norwest true and correct copies of its articles of incorporation and by-laws, as amended.

    (b) Canton's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Canton's subsidiaries as of the date hereof (individually a "Canton Subsidiary" and collectively the "Canton Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Canton. No equity security of any Canton Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Canton Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. Subject to the Illinois Business Corporation Act, all of such shares so owned by Canton are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Canton Subsidiary is a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on
Schedule 2(b), Canton does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

    (c) Capitalization. The authorized capital stock of Canton consists of 100,000 shares of common stock, $1.00 par value, of which as of the close of business on December 31, 1994, 49,564 shares were outstanding and no shares were held in the treasury. The maximum number of shares of Canton Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Canton Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 49,564. All of the outstanding shares of capital stock of Canton have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Canton or any Canton Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Canton or any Canton Subsidiary. Since December 31, 1994 no shares of Canton capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Canton or any Canton Subsidiary and, except as set forth in Schedule 2(c), no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Canton.

    (d) Authorization. Canton has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Canton and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Canton. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Canton as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Canton enforceable against Canton in accordance with their respective terms, except as enforceability may be limited by the effect of bankruptcy, insolvency, reorganization, moratorium, and other similar laws and court decisions of general application relating to, limiting or affecting the enforcement of creditors' rights generally, and by general principles of equity.

    Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Canton of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Canton with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Canton or any Canton Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Canton or any Canton Subsidiary is a party or by which it may be bound, or to which Canton or any Canton Subsidiary or any of the properties or assets of Canton or any Canton Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Canton, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Canton or any Canton Subsidiary or any of their respective properties or assets.

    Other than in connection or in compliance with the provisions of the Securities Act of 1933 and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934 and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), the Illinois Banking Act, the Illinois Bank Holding Company Act of 1957 and filings required to effect the Merger under Illinois law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Canton of the transactions contemplated by this Agreement and the Merger Agreement.

    (e) Canton Financial Statements. The consolidated balance sheets of Canton and Canton's Subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by McGladrey & Pullen, LLP (collectively, the "Canton Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Canton and Canton's Subsidiaries at the dates and the consolidated results of operations and cash flows of Canton and Canton's Subsidiaries for the periods stated therein.

    (f) Reports. Since December 31, 1989, Canton and each Canton Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the Securities and Exchange Commission (the "SEC"), including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), (iv) the United States Comptroller of the Currency (the "Comptroller") and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Canton Reports". As of their respective dates, the Canton Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Canton Reports have been made available to Norwest by Canton.

    (g) Properties and Leases. Except as may be reflected in the Canton Financial Statements and except for any lien for current taxes not yet delinquent, Canton and each Canton Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Canton's consolidated balance sheet as of December 31, 1994 for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Canton or any Canton Subsidiary pursuant to which Canton or such Canton Subsidiary, as lessee, leases real or personal property, which leases are described on Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Canton or such Canton Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Canton's and each Canton Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

    (h) Taxes. Each of Canton and the Canton Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Canton and the Canton Subsidiaries for the fiscal year ended December 31, 1991, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on
Schedule 2(h), (i) neither Canton nor any Canton Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Canton or any Canton Subsidiary which has not been settled, resolved and fully satisfied. Each of Canton and the Canton Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of December 31, 1994, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Canton and the Canton Subsidiaries with respect to all periods through the date thereof.

    (i) Absence of Certain Changes. Since December 31, 1994, there has been no change in the business, financial condition or results of operations of Canton or any Canton Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Canton and the Canton Subsidiaries taken as a whole.

    (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Canton nor any Canton Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Canton or such Canton Subsidiary);

          (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

          (iii)  any labor contract or agreement with any labor union;

          (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Canton or any Canton Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Canton or any Canton Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K; or

          (vi) any lease with annual rental payments aggregating $10,000 or more.

    (k) Litigation and Other Proceedings. Canton has furnished Norwest copies of (i) all attorney responses to the request of the independent auditors for Canton with respect to loss contingencies as of December 31, 1994 in connection with the Canton financial statements, and (ii) a written list of legal and regulatory proceedings filed against Canton or any Canton Subsidiary since said date. Neither Canton nor any Canton Subsidiary is a party to any pending or, to the best knowledge of Canton, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Canton and the Canton Subsidiaries taken as a whole.

    (l) Insurance. Canton and each Canton Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Canton has owned such Canton Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

    (m) Compliance with Laws. Canton and each Canton Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Canton or such Canton Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Canton, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Canton and each Canton Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Canton nor any Canton Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Canton or any Canton Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Canton and the Canton Subsidiaries taken as a whole.

    (n) Labor. No work stoppage involving Canton or any Canton Subsidiary is pending or, to the best knowledge of Canton, threatened. Neither Canton nor any Canton Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Canton or such Canton Subsidiary. Employees of Canton and the Canton Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

    (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Canton no officer or director of Canton or any Canton Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Canton or any Canton Subsidiary.

    Schedule 2(o) sets forth a correct and complete list of any loan from Canton or any Canton Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Canton's or such Canton Subsidiary's Board of Directors.

    (p)  Canton Benefit Plans.

          (i) The only "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), for which Canton or any Canton Subsidiary acts as the plan sponsor as defined in ERISA Section 3(16)(B), and with respect to which any liability under ERISA or otherwise exists or may be incurred by Canton or any Canton Subsidiary are those set forth on Schedule 2(p) (the "Plans"). No Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 2(p), Canton or the Canton subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of the Tax Equity and Fiscal Responsibility Act ("TEFRA"), the Deficit Reduction Act ("DEFRA") and the Retirement Equity Act ("REA") for each of the Plans to which the qualification requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code"), apply. Canton knows of no reason that any Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under Section 501(a) of the Code.

          (iii) The present value of all benefits vested and all benefits accrued under each Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Plan as of the end of the most recent Plan year exceed the value of the assets of the Plan allocable to such vested or accrued benefits.

          (iv) Except as disclosed in Schedule 2(p), and to the best knowledge of Canton, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title I of ERISA which could subject, to the best knowledge of Canton, such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Canton and the Canton Subsidiaries taken as a whole.

          (v) No Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), since the effective date of ERISA.

          (vii) Except as disclosed in Schedule 2(p), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Canton or any Canton Subsidiary under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

    (q) Proxy Statement, etc. None of the information regarding Canton and the Canton Subsidiaries supplied or to be supplied by Canton for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Norwest for the purpose of registering the shares of Norwest Common Stock to be exchanged for shares of Canton Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Canton's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Canton and the Canton Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Canton nor any Canton Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

    (s) Brokers and Finders. Neither Canton nor any Canton Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Canton or any Canton Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

    (t) Administration of Trust Accounts. Canton and each Canton Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Canton and the Canton Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Canton, any Canton Subsidiary, nor any director, officer or employee of Canton or any Canton Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Canton and the Canton Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

    (u) No Defaults. Neither Canton nor any Canton Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Canton and the Canton Subsidiaries, taken as a whole. To the best of Canton's knowledge, all parties with whom Canton or any Canton Subsidiary has material leases, agreements or contracts or who owe to Canton or any Canton Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Canton Subsidiaries are in compliance therewith in all material respects.

    (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Canton or any Canton Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Canton's knowledge, threatened against Canton or any Canton Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Canton and Canton's Subsidiaries taken as a whole; to the best of Canton's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Canton's knowledge neither Canton nor any Canton Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Canton has provided Norwest with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

    3. REPRESENTATIONS AND WARRANTIES OF NORWEST. Norwest represents and warrants to Canton as follows:

    (a) Organization and Authority. Norwest is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Norwest and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Norwest is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

    (b) Norwest Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1994, of Norwest's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Norwest Subsidiary" and collectively the "Norwest Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Norwest. No equity security of any Norwest Subsidiary is or may be required to be issued to any person or entity other than Norwest by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Norwest Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55 (1982), all of such shares so owned by Norwest are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Norwest Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

    (c) Norwest Capitalization. The authorized capital stock of Norwest consists of (i) 5,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1994, 1,127,125 shares of 10.24% Cumulative Preferred Stock at $100 stated value, 980,000 shares of Cumulative Tracking Preferred Stock, 1,143,675 shares of Cumulative Convertible Preferred Stock, Series B, at $200 stated value and 14,265 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, were outstanding, and (ii) 500,000,000 shares of Common Stock, $1-2/3 par value, of which as of the close of business on December 31, 1994, 309,144,857 shares were outstanding and 13,939,617 shares were held in the treasury.

    (d) Authorization. Norwest has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Norwest and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Norwest. No approval or consent by the stockholders of Norwest is necessary for the execution and delivery of this Agreement and the

Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Norwest as may be required by statute or regulation, this Agreement is a valid and binding obligation of Norwest enforceable against Norwest in accordance with its terms.

    Neither the execution, delivery and performance by Norwest of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Norwest with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Norwest or any Norwest Subsidiary under any of the terms, conditions or provisions of
(x) its certificate of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Norwest or any Norwest Subsidiary is a party or by which it may be bound, or to which Norwest or any Norwest Subsidiary or any of the properties or assets of Norwest or any Norwest Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Norwest, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Norwest or any Norwest Subsidiary or any of their respective properties or assets.

    Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Illinois law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Norwest of the transactions contemplated by this Agreement and the Merger Agreement.

    (e) Norwest Financial Statements. The consolidated balance sheets of Norwest and Norwest's subsidiaries as of December 31, 1994 and 1993 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1994, together with the notes thereto, certified by KPMG Peat Marwick LLP and included in Norwest's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 (the "Norwest 10-K") as filed with the SEC (collectively, the "Norwest Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Norwest and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Norwest and its subsidiaries for the periods stated therein.

    (f) Reports. Since December 31, 1989, Norwest and each Norwest Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the FDIC, (iv) the Comptroller and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Norwest Reports". As of their respective dates, the Norwest Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

    (g) Properties and Leases. Except as may be reflected in the Norwest Financial Statements and except for any lien for current taxes not yet delinquent, Norwest and each Norwest Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Norwest's consolidated balance sheet as of December 31, 1994 included in Norwest's Annual Report on Form 10-K for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Norwest or any Norwest Subsidiary pursuant to which Norwest or such Norwest Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Norwest or such Norwest Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Norwest's and each Norwest Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

    (h) Taxes. Each of Norwest and the Norwest Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Norwest and the Norwest Subsidiaries for the fiscal year ended December 31, 1979, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Norwest nor any Norwest Subsidiary is a party to any pending action or proceeding, nor to Norwest's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Norwest and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Norwest or any Norwest Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Norwest and the Norwest Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

    (i) Absence of Certain Changes. Since December 31, 1994, there has been no change in the business, financial condition or results of operations of Norwest or any Norwest Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

    (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1994 neither Norwest nor any Norwest Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

          (i)  any labor contract or agreement with any labor union;

          (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Norwest or any Norwest Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Norwest or any Norwest Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

          (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

    (k) Litigation and Other Proceedings. Neither Norwest nor any Norwest Subsidiary is a party to any pending or, to the best knowledge of Norwest, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Norwest and its subsidiaries taken as a whole.

    (l) Insurance. Norwest and each Norwest Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Norwest has owned such Norwest Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

    (m) Compliance with Laws. Norwest and each Norwest Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Norwest or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Norwest, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Norwest and each Norwest Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Norwest nor any Norwest Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Norwest or any Norwest Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Norwest and its subsidiaries taken as a whole.

    (n) Labor. No work stoppage involving Norwest or any Norwest Subsidiary is pending or, to the best knowledge of Norwest, threatened. Neither Norwest nor any Norwest Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Norwest or such Norwest Subsidiary. Except as set forth on Schedule 3(j), employees of Norwest and the Norwest Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

    (o)  Norwest Benefit Plans.

          (i) As of July 10, 1995, the only "employee benefit plans" within the meaning of Section 3(3) of ERISA for which Norwest or any Norwest Subsidiary acts as plan sponsor as defined in ERISA Section 3(16)(B) with respect to which any liability under ERISA or otherwise exists or may be incurred by Norwest or any Norwest Subsidiary are those set forth on
     Schedule 3(o) (the "Norwest Plans"). No Norwest Plan is a "multi-employer plan" within the meaning of Section 3(37) of ERISA.

          (ii) Each Norwest Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law. Except as set forth on Schedule 3(o), Norwest or the Norwest Subsidiaries have received favorable determination letters from the Internal Revenue Service under the provisions of TEFRA, DEFRA and REA for each of the Norwest Plans to which the qualification requirements of
     Section 401(a) of the Code apply. Norwest knows of no reason that any Norwest Plan which is subject to the qualification provisions of Section 401(a) of the Code is not "qualified" within the meaning of Section 401(a) of the Code and that each related trust is not exempt from taxation under
     Section 501(a) of the Code, except that any such Norwest Plan may not have been amended to comply with TRA and other recent legislation and regulations, although each such Norwest Plan is within the remedial amendment period during which retroactive amendment may be made.

          (iii) The present value of all benefits vested and all benefits accrued under each Norwest Plan which is subject to Title IV of ERISA did not, in each case, as determined for purposes of reporting on Schedule B to the Annual Report on Form 5500 of each such Norwest Plan as of the end of the most recent Plan year, exceed the value of the assets of the Norwest Plans allocable to such vested or accrued benefits.

          (iv) Except as set forth on Schedule 3(o), and to the best knowledge of Norwest, no Norwest Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction", as such term is defined in Section 4975 of the Code or
     Section 406 of ERISA or violated fiduciary standards under Part 4 of Title I of ERISA, which could subject, to the best knowledge of Norwest, such Norwest Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Norwest Plan or trust, to the tax or penalty on prohibited transactions imposed by said Section 4975 or would result in material liability to Norwest and its subsidiaries taken as a whole.

          (v) Except as set forth on Schedule 3(o), no Norwest Plan which is subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA with respect to any Norwest Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

          (vi) No Norwest Plan or any trust created thereunder has incurred any "accumulated funding deficiency", as such term is defined in Section 412 of the Code (whether or not waived), during the last five Norwest Plan years which would result in a material liability.

          (vii) Neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (i) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Norwest under any Norwest Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Norwest Plan or (iii) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

    (p) Registration Statement, etc. None of the information regarding Norwest and its subsidiaries supplied or to be supplied by Norwest for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Norwest and the Norwest Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

    (q) Brokers and Finders. Neither Norwest nor any Norwest Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Norwest or any Norwest Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

    (r) No Defaults. Neither Norwest nor any Norwest Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole. To the best of Norwest's knowledge, all parties with whom Norwest or any Norwest Subsidiary has material leases, agreements or contracts or who owe to Norwest or any Norwest Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Norwest Subsidiaries are in compliance therewith in all material respects.

    (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Norwest or any Norwest Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or to the best of Norwest's knowledge, threatened against Norwest or any Norwest Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Norwest and its subsidiaries taken as a whole; to the best of Norwest's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Norwest's knowledge neither Norwest nor any Norwest Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

    (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

    4. COVENANTS OF CANTON. Canton covenants and agrees with Norwest as follows:

    (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Canton, and each Canton Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies, except that it shall not, without the prior written consent of Norwest, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $100,000; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Canton and each Canton Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Canton and the Canton Subsidiaries taken as a whole; and permit Norwest and its representatives (including KPMG Peat Marwick LLP) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Norwest or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Canton herein expressed.

    (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Canton and each Canton subsidiary will not (without the prior written consent of Norwest): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities; authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $10,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one (1) year and in amounts of $100,000 or less; amend or terminate any Plan except as required by law; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by a subsidiary's Board of Directors in accordance with applicable law and regulation, provided, however, that between June 1, 1995 and the Effective Date of the Merger, Canton may declare and pay dividends to its shareholders in an amount not to exceed $6.00 per share of Canton Common Stock; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Canton; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices; sell or otherwise dispose of any shares of the capital stock of any Canton Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

    (c) The Board of Directors of Canton will duly call, and will cause to be held not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Canton will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Illinois Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and
(iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

    (d) Canton will furnish or cause to be furnished to Norwest all the information concerning Canton and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Norwest to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of McGladrey & Pullen, LLP to use such opinion in such Registration Statement.

    (e) Canton will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Canton to carry out the transactions contemplated by this Agreement and will cooperate with Norwest to obtain all such approvals and consents required of Norwest.

    (f) Canton will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

    (g) Canton will hold in confidence all documents and information concerning Norwest and its subsidiaries furnished to Canton and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Canton's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Norwest (except to the extent that such information can be shown to be previously known to Canton, in the public domain, or later acquired by Canton from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Norwest.

    (h) Neither Canton, nor any Canton Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Norwest) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Canton or any Canton Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Canton or any Canton Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Canton or any Canton Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Canton or any Canton Subsidiary concerning any of the foregoing, Canton or such Canton Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Norwest.

    (i) Canton shall consult with Norwest as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

    (j) Canton and each Canton Subsidiary will take all action necessary or required (i) (A) to terminate or amend, if requested by Norwest, all qualified pension and welfare benefit plans to facilitate the merger of such plans with Norwest plans without gaps in coverage for participants in the plans and without duplication of costs caused by the continuation of such plans after coverage is available under Norwest plans, (B) to terminate or amend, subject to required consent of plan participants, if requested by Norwest, all non-qualified benefit plans and compensation arrangements (including, but not limited to the following plans and programs: Directors' Deferred Income Plan, Executive Supplemental Income Plan, Executive Death Benefit Plan, and Directors' Medical Coverage (collectively, the "Special Benefit Plans")) and, (C) to use its best efforts to cooperate with Norwest in obtaining any required consents to such termination or amendment from the participants in the Special Benefit Plans, all as of the Effective Date of the Merger, (ii) to amend the Plans to comply with the provisions of the TRA and regulations thereunder and other applicable law, and
(iii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger.

    (k) Except as otherwise required or permitted by this Agreement, neither Canton nor any Canton Subsidiary shall take any action which with respect to Canton would disqualify the Merger as a "pooling of interests" for accounting purposes.

    (l) Canton shall use its best efforts to obtain and deliver at least 32 days prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit C to Norwest by each executive officer, director or shareholder of Canton who may reasonably be deemed an "affiliate" of Canton within the meaning of such term as used in Rule 145 under the Securities Act.

    (m) Immediately prior to the Effective Time of the Merger, Canton shall establish such additional accruals and reserves as may be necessary to conform Canton's accounting and credit loss reserve practices and methods to those of Norwest and Norwest's plans with respect to the conduct of Canton's business following the Merger and to provide for the costs and expenses relating to the consummation by Canton of the Merger and the other transactions contemplated by this Agreement; provided, however, that the return on assets calculation upon which benefits payable to participants in the Canton State Bank Incentive Compensation Plan during 1995 are based shall be made as if such accruals and reserves had not been taken.

    (n) Canton shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property for which such assessments reports have not previously been obtained. Oral reports of such environmental assessments shall be delivered to Norwest no later than four (4) weeks and written reports shall be delivered to Norwest no later than eight (8) weeks from the date of this Agreement. Canton shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Norwest on the basis of the results of such Phase I environmental assessments.

    (o) Canton shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Norwest no later than four (4) weeks from the date of this Agreement.

    (p) Canton shall take such actions as may be necessary to secure and demolish the building located on the potential expansion site immediately north of the main office of Canton's bank subsidiary (the "Expansion Site") in order to protect Canton from liability arising out of the condition of the building (including, but not limited to, protecting the public from injury from falling bricks due to the apparent deterioration of the brick veneer on the building or from release of asbestos particles from asbestos containing materials resulting from the demolition of the building). Prior to beginning such demolition, Canton shall obtain an asbestos survey from a professional environmental engineering firm acceptable to Norwest. The asbestos survey shall cover testing of internal and external building materials (including the roof) and shall specify, as to any asbestos containing materials found, an abatement plan which is designed to be carried out in connection with demolition of the building in compliance with all applicable laws and regulations. Any required abatement done in connection with demolition of the building shall be conducted by fully trained and qualified abatement contractors in accordance with the abatement plan.

    5. COVENANTS OF NORWEST. Norwest covenants and agrees with Canton as follows:

    (a) From the date hereof until the Effective Time of the Merger, Norwest will maintain its corporate existence in good standing; conduct, and cause the Norwest Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Norwest or the Norwest Subsidiaries, their businesses or their properties; maintain all books and records of it and the Norwest Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Norwest Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

    (b) Norwest will furnish to Canton all the information concerning Norwest required for inclusion in a proxy statement or statements to be sent to the shareholders of Canton, or in any statement or application made by Canton to any governmental body in connection with the transactions contemplated by this Agreement.

    (c) As promptly as practicable after the execution of this Agreement, Norwest will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Norwest Common Stock to be delivered to the shareholders of Canton pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective. At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Canton shareholders, at the time of the Canton shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Norwest (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Canton or any Canton subsidiary for use in the Registration Statement or the Prospectus.

    (d) Norwest will file all documents required to be filed to list the Norwest Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

    (e) The shares of Norwest Common Stock to be issued by Norwest to the shareholders of Canton pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable.
The shares of Norwest Common Stock to be delivered to the shareholders of Canton pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Norwest.

    (f) Norwest will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

    (g) Norwest will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Canton to obtain all such approvals and consents required by Canton.

    (h) Norwest will hold in confidence all documents and information concerning Canton and Canton's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Canton (except to the extent that such information can be shown to be previously known to Norwest, in the public domain, or later acquired by Norwest from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Canton.

    (i) Norwest will file any documents or agreements required to be filed in connection with the Merger under the Illinois Business Corporation Act.

    (j) Norwest will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

    (k) Norwest shall consult with Canton as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

    (l) Norwest shall give Canton written notice of receipt of the regulatory approvals referred to in paragraph 7(e).

    (m) For a period not exceeding fifteen days prior to the Closing Date, Norwest will permit Canton and its representatives to examine its books, records and properties and interview officers, employees and agents of Norwest at all reasonable times when it is open for business. No such examination by Canton or its representatives shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Norwest herein expressed.

    (n) Norwest agrees to cooperate with Canton in proposing reasonably equivalent substitute benefits to those participants in the Special Benefit Plans whose consent is required for the termination or amendment of the Special Benefit Plans contemplated by paragraph 4(j) hereof.

    6. CONDITIONS PRECEDENT TO OBLIGATION OF CANTON. The obligation of Canton to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
Canton:

    (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Norwest and its subsidiaries taken as a whole as if made at the Time of Filing.

    (b) Norwest shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

    (c) Canton shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Norwest, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

    (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Canton required for approval of a plan of merger in accordance with the provisions of Canton's Articles of Incorporation and the Illinois Business Corporation Act.

    (e) Norwest shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

    (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

    (g) The shares of Norwest Common Stock to be delivered to the stockholders of Canton pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

    (h) Canton shall have received an opinion, dated the Closing Date, of counsel to Canton, substantially to the effect that, for federal income tax purposes: (i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Canton Common Stock upon receipt of Norwest Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Norwest Common Stock received by the shareholders of Canton will be the same as the basis of Canton Common Stock exchanged therefor; and (iv) the holding period of the shares of Norwest Common Stock received by the shareholders of Canton will include the holding period of the Canton Common Stock, provided such shares of Canton Common Stock were held as a capital asset as of the Effective Time of the Merger.

    (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

    (j) Prior to the mailing of the Proxy Statement, Canton and the Board of Directors of Canton shall have received an opinion of Alex Sheshunoff & Co. Investment Banking, dated effective as of the date of mailing of such Proxy Statement, based on such matters as Alex Sheshunoff & Co. Investment Banking deems appropriate or necessary, to the effect that the consideration to be received by stockholders of Canton pursuant to the Merger is fair from a financial point of view. Canton shall promptly provide a copy of such opinion to Norwest upon receipt.

    7. CONDITIONS PRECEDENT TO OBLIGATION OF NORWEST. The obligation of Norwest to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Norwest:

    (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Canton and the Canton Subsidiaries taken as a whole as if made at the Time of Filing.

    (b) Canton shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

    (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Canton required for approval of a plan of merger in accordance with the provisions of Canton's Articles of Incorporation and the Illinois Business Corporation Act.

    (d) Norwest shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Canton, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

    (e) Norwest shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Canton or any Canton Subsidiary that, in the good faith judgment of Norwest, is unreasonably burdensome to Norwest.

    (f) Canton and each Canton Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Canton's or such subsidiary's business required for the consummation of the Merger, and Canton and each Canton Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

    (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

    (h) At any time since the date hereof the total number of shares of Canton Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Canton Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Norwest, shall not have exceeded 49,564.

    (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Norwest shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

     (j) Norwest shall have received from the Chief Executive Officer and Chief Financial Officer of Canton a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Norwest, to the effect that:

          (i) the interim quarterly financial statements of Canton included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Canton;

          (ii) the amounts reported in the interim quarterly financial statements of Canton agree with the general ledger of Canton;

          (iii) the annual and quarterly financial statements of Canton and the Canton Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

          (iv) from the date of the most recent unaudited consolidated financial statements of Canton and the Canton Subsidiaries as may be included in the Registration Statement) to a date 5 days prior to the effective date of the Registration Statement or 5 days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Canton and the Canton Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Canton and the Canton Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

          (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Canton and the Canton Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Norwest, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Canton and the Canton Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Canton included in the annual and quarterly financial statements, except as disclosed in such letters.

     (k) Canton and the Canton Subsidiaries considered as a whole shall not have sustained since December 31, 1994 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

     (l) Except as contemplated by the Escrow Agreement, shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Canton or any Canton Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Canton and its subsidiaries taken as a whole.

     (m) Since December 31, 1994, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Canton and the Canton Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

     (n) Canton shall have terminated or amended the Special Benefit Plans in accordance with paragraph 4(j) hereof, effective as of the Effective Date of the Merger.

     (o) Canton shall have demolished the building on the Expansion Site in full compliance with the requirements of paragraph 4(p) of this Agreement.

     8. EMPLOYEE BENEFIT PLANS. Each person who is an employee of Canton or any Canton Subsidiary as of the Effective Date of the Merger ("Canton Employees") shall be eligible for participation in the employee welfare and retirement plans of Norwest, as in effect from time to time, as follows:

     (a) Employee Welfare Benefit Plans. Each Canton Employee shall be eligible for participation in the employee welfare benefit plans of Norwest listed below subject to any eligibility requirements applicable to such plans and shall enter each plan not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger (provided, however, that it is Norwest's intent that the transition from the Canton plans to the Norwest plans be facilitated without gaps in coverage to the participants and without duplication in costs to Norwest):

          Medical Plan
          Dental Plan
          Vision Plan
          Short Term Disability Plan
          Long Term Disability Plan
          Long Term Care Plan
          Flexible Benefits Plan
          Basic Group Life Insurance Plan
          Group Universal Life Insurance Plan
          Dependent Group Life Insurance Plan
          Business Travel Accident Insurance Plan
          Accidental Death and Dismemberment Plan
          Severance Pay Plan
          Vacation Program

For the purpose of determining each Canton Employee's benefit for the year in which the Merger occurs under the Norwest vacation program, vacation taken by an Canton Employee in the year in which the Merger occurs will be deducted from the total Norwest benefit. Canton Employees shall receive past service credit for the purpose of determining benefits under the Norwest Vacation Program and the Norwest Severance Pay Plan.

     (b)  Employee Retirement Benefit Plans.

Each Canton Employee shall be eligible for participation in the Norwest Savings-Investment Plan (the "SIP"), subject to any eligibility requirements applicable to the SIP (with full credit for years of past service to Canton and the Canton Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the SIP), and shall enter the SIP not later than the first day of the calendar quarter which begins at least 32 days after the Effective Date of the Merger.

Each Canton Employee shall be eligible for participation, as a new employee, in the Norwest Pension Plan under the terms thereof.

     9.  TERMINATION OF AGREEMENT.

     (a)  This Agreement may be terminated at any time prior to the Time of
Filing:

          (i)  by mutual written consent of the parties hereto;

          (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by March 31, 1996 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

          (iii) by Canton or Norwest upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

          (iv) by Norwest if it determines in its sole discretion that the anticipated cost of Remediation and the potential damages caused by contamination in, on or emanating from the drive-up bank property located at First and Pine in Canton, Illinois (the "Drive-Up Site") would exceed an aggregate of $250,000. "Remediation" includes the investigation, removal and/or remediation of, or other response to (including testing, monitoring, sampling or other investigation) any contamination in, or emanating from the Drive-Up Site to comply with environmental laws and regulations, the presentation of plans for remediation to the appropriate state authority, and the receipt of such authority's approval and certification of the completion of any necessary remediation.

     (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

     10. EXPENSES. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Canton and Canton Subsidiaries shall be borne by Canton, and all such expenses incurred by Norwest shall be borne by Norwest.

     11. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

     12. THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

     13. NOTICES. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

          If to Norwest:

               Norwest Corporation
               Sixth and Marquette
               Minneapolis, Minnesota  55479-1026
               Attention:  Secretary

          If to Canton:

               Canton Bancshares, Inc.
               2 North Main Street
               Canton, IL 61520
               Attention: Otto G. Stephenitch, President

          With a copy to:

               Charles H. Young, Esq.
               101 SW Adams, Suite 800
               Peoria, IL 61602

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

     14. COMPLETE AGREEMENT. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

     15. CAPTIONS. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

     16. WAIVER AND OTHER ACTION. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

     17. AMENDMENT. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Canton shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

     18. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

     19. NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

     20. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


NORWEST CORPORATION                CANTON BANCSHARES, INC.


By: /s/ Daniel A. Saklad           By: /s/ Stanley J. Feinner
    --------------------               ----------------------
Its:   Executive Vice President    Its:   Chairman of the Board
       ------------------------           ---------------------

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    BETWEEN
                            CANTON BANCSHARES, INC.
                            an Illinois corporation
                          (the surviving corporation)
                                      AND
                               CANTON MERGER CO.
                            an Illinois corporation
                            (the merged corporation)

    This Agreement and Plan of Merger dated as of __________, 1995, between CANTON BANCSHARES, INC., an Illinois corporation (hereinafter sometimes called "Canton" and sometimes called the "surviving corporation") and CANTON MERGER CO., an Illinois corporation ("Merger Co.")(said corporations being hereinafter sometimes referred to as the "constituent corporations"),

    WHEREAS, Merger Co., a wholly-owned subsidiary of Norwest Corporation, was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Illinois on _______, 19__, and said corporation is now a corporation subject to and governed by the provisions of the Illinois Business Corporation Act. Merger Co. has authorized capital stock of ________ shares of common stock having a par value of $_____ per share ("Merger Co. Common Stock"), of which _________ shares were outstanding as of the date hereof; and

    WHEREAS, Canton was incorporated by Articles of Incorporation filed in the office of the Secretary of State of the State of Illinois on ________, 19__ and said corporation is now a corporation subject to and governed by the provisions of the Illinois Business Corporation Act. Canton has authorized capital stock of ________ shares of Common Stock, par value $_____ per share ("Canton Common Stock") of which _______ shares were outstanding and no shares were held in the treasury as of ___________ , 19__; and

    WHEREAS, Norwest Corporation and Canton are parties to an Agreement and Plan of Reorganization dated as of __________ , 19__ (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein; and

    WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporations and for the best interests of the respective shareholders of said corporations that said corporations merge and that Merger Co. be merged with and into Canton, with Canton continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Illinois Business Corporation Act, which statute permits such merger; and

    WHEREAS, it is the intent of the parties to effect a merger which qualifies as a tax-free reorganization pursuant to Sections 368(a)(1)(A) and 368(a)(2)(E) of the Internal Revenue Code;

    NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Merger Co., in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Merger Co. shall be merged with and into Canton pursuant to the laws of the State of Illinois, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Merger Co. with and into Canton, the mode of carrying said merger into effect, the manner and basis of converting the shares of Canton Common Stock into shares of common stock of Norwest of the par value of $1-2/3 per share ("Norwest Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

    FIRST: At the time of merger Merger Co. shall be merged with and into Canton, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Merger Co. shall cease and the name of the surviving corporation shall be ________________.

    SECOND: The Articles of Incorporation of Canton at the time of merger shall be amended as set forth below and, as so amended, shall be the Articles of Incorporation of the surviving corporation until further amended according to law:

               [Amend to change name, number of directors, etc.]

    THIRD: The By-Laws of Canton at the time of merger shall be and remain the By-Laws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said By-Laws.

    FOURTH: The directors of Merger Co. at the time of merger shall be and remain the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify.

    FIFTH: The officers of Merger Co. at the time of merger shall be and remain the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify.

    SIXTH: The manner and basis of converting the shares of Canton Common Stock into cash or shares of shares of Norwest Common Stock shall be as follows:

     1. Each of the shares of Canton Common Stock outstanding immediately prior to the time of merger (other than shares as to which statutory dissenters' rights have been exercised) shall at the time of merger, by virtue of the merger and without any action on the part of the holder or holders thereof, be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Canton Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to (i) $9,400,000 less the Escrow Amount (as defined below) divided by (ii) the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders held to vote on the merger. The "Escrow Amount" shall be equal to $250,000. Immediately following the effective time of the merger, a number of shares of Norwest Common Stock equal to $250,000 divided by the Norwest Measurement Price shall be deposited into escrow and held in accordance with the terms of an escrow agreement substantially in the form attached to the Reorganization Agreement.

     2. As soon as practicable after the merger becomes effective, each holder of a certificate for shares of Canton Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate for the number of whole shares of Norwest Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Canton Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence the right to receive (except for the payment of dividends as provided below) ownership of the number of whole shares of Norwest Common Stock into which such shares of Canton Common Stock have been converted on the basis above set forth; provided, however, until the holder of such certificate for Canton Common Stock shall have surrendered the same for exchange as above set forth, no dividend payable to holders of record of Norwest Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the Norwest Common Stock, if any, represented by such certificate, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate for Norwest Common Stock issued in exchange therefor an amount with respect to such shares of Norwest Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Norwest Common Stock between the effective date of merger and the date of such exchange.

     3. If between the date of the Reorganization Agreement and the time of merger, shares of Norwest Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Norwest Common Stock, if any, into which a share of Canton Common Stock shall be converted on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Norwest Common Stock into which a share of Canton Common Stock shall be converted will equal the number of shares of Norwest Common Stock which the holders of shares of Canton Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

     4. No fractional shares of Norwest Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the Norwest Measurement Price.

     5. Each share of Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for shares of the surviving corporation after the time of merger.

     SEVENTH: The merger provided for by this Agreement shall be effective as follows:

     1. The effective date of merger shall be the date on which Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Illinois; provided, however, that all of the following actions shall have been taken in the following order:

          a. This Agreement shall be approved and adopted on behalf of Merger Co. and Canton in accordance with the Illinois Business Corporation Act; and

          b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Illinois Business Corporation Act, shall be executed by the President or a Vice President of Merger Co. and by the Secretary or an Assistant Secretary of Merger Co., and by the President or a Vice President of Canton and by the Secretary or an Assistant Secretary of Canton, and shall be filed in the office of the Secretary of State of the State of Illinois in accordance with the Illinois Business Corporation Act.

     2. The merger shall become effective as of 11:59 p.m. (the "time of merger") on the effective date of merger.

     EIGHTH:  At the time of merger:

     1. The separate existence of Merger Co. shall cease, and the corporate existence and identity of Canton shall continue as the surviving corporation.

     2. The merger shall have the other effects prescribed by Section _______ of the Illinois Business Corporation Act.

     NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

     1. The surviving corporation shall (i) file with the Secretary of State of the State of Illinois an agreement that it may be served with process within or without the State of Illinois in the courts of the State of Illinois in any proceeding for the enforcement of any obligation of Merger Co. and in any proceeding for the enforcement of the rights of a dissenting shareholder of Merger Co. against Canton, and (ii) file with said Secretary of State an agreement that it will promptly pay to the dissenting shareholders of Merger Co. the amount, if any, to which such dissenting shareholders will be entitled under the provisions of the Illinois Business Corporation Act with respect to the rights of dissenting shareholders.

     2. The registered office of the surviving corporation in the State of Illinois shall be _______________, and the name of the registered agent of Canton at such address is The Corporation Trust Company.

     3. If at any time the surviving corporation shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in the surviving corporation the title to any property or rights of Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Canton and Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in the surviving corporation and otherwise carry out the purposes of this Agreement.

     4. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

     5. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Illinois.

     6. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

     7. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Illinois, subject to the provisions of the Reorganization Agreement this Agreement may be terminated upon approval by the Boards of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

     IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.


                               CANTON BANCSHARES, INC.

                               By: _________________________________
                               Its: ________________________________

(Corporate Seal)


Attest:

-----------------------
       Secretary

                               CANTON MERGER CO.


                               By: ________________________________
                               Its: _______________________________


(Corporate Seal)


Attest:


______________________
      Secretary

                                                                       EXHIBIT B
                                ESCROW AGREEMENT


     This Escrow Agreement ("Agreement") is entered into as of this ____ day of ______ 1995, by and among Canton Bancshares, Inc. ("Canton") for the benefit of the shareholders of Canton (the "Shareholders"), Norwest Corporation ("Norwest") and Norwest Bank Minnesota, National Association ("Escrow Agent").

     WHEREAS, Canton and Norwest are parties to that certain Agreement and Plan of Reorganization dated as of _________, 1995 (the "Reorganization Agreement") under which it is contemplated that a wholly-owned subsidiary of Norwest will merge with Canton (the "Merger") and as a result the Shareholders will receive in exchange for each share of common stock of Canton, par value $1.00 per share ("Canton Common Stock") owned by the Shareholders immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of common stock of Norwest, par value $1-2/3 per share ("Norwest Common Stock") as more specifically set forth in the Reorganization Agreement, and

     WHEREAS, the Shareholders will derive substantial benefit from the transactions contemplated by the Reorganization Agreement, and

     WHEREAS, it appears that there is contamination in, on or emanating from the drive-up bank property located at First and Pine in Canton, Illinois owned by Canton's wholly-owned bank subsidiary (the "Drive-Up Site"), and

     WHEREAS, the Reorganization Agreement provides that immediately following the Effective Time of the Merger, a number of shares of Norwest Common Stock equal to $250,000 divided by the Norwest Measurement Price (the "Escrow Shares") shall be deposited into escrow and held in accordance with the terms of an escrow agreement. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of the Reorganization Agreement.

     NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

     1. Deposit of Shares. Immediately following the Effective Time of the Merger Norwest shall deposit the Escrow Shares with the Escrow Agent. The Escrow Shares shall be deposited in the form of one (1) certificate representing all of the Escrow Shares registered in the name of the Escrow Agent.

     2. Remediation. Immediately following the Effective Time of the Merger, Norwest shall undertake the Remediation of the Drive-Up Site. "Remediation" includes the investigation, removal and/or remediation of, or other response to (including testing, monitoring, sampling or other investigation) any contamination in, or emanating from the Drive-Up Site to comply with environmental laws and regulations, the presentation of plans for remediation to the appropriate regulatory authority, and the receipt of such authority's approval and certification of the completion of any necessary remediation. Subject to approval by the appropriate state authority, it is expected that the plan of Remediation for the Drive-Up Site will include demolition of the existing drive-up building, removal and proper off-site disposal of all contaminated soil and debris, and replacement of the material which was removed from the site with clean fill material. Norwest shall undertake the Remediation of the Drive-Up Site in consultation with Otto Stephenitch, a representative designated by the Shareholders (the "Shareholder Representative"). Norwest shall: (i) inform the Shareholder Representative of all significant investigative findings with respect to the Remediation; (ii) furnish the Shareholder Representative with copies of all significant plans and submissions to regulatory authorities with respect to the Remediation; and (iii) furnish the Shareholder Representative with copies of all correspondence received from regulatory authorities with respect to the Remediation. The environmental engineering firm and contractor chosen by Norwest to carry out the plan of Remediation shall be reasonably acceptable to the Shareholder Representative.

     3. Disbursement. The Escrow Agent shall distribute Escrow Shares upon written notice to be given jointly by Norwest and by Shareholder Representative, indicating that the following terms have been completed:

          a. The Remediation of the Drive-Up Site has been completed, as evidenced by (i) the receipt of written notification from the appropriate regulatory authority that the Remediation has been completed or, (ii) if the regulatory authority having jurisdiction over the Remediation declines to exercise such jurisdiction, the receipt of written certification from the environmental engineering firm conducting the Remediation that the soil and ground water cleanup objectives have been met.

          b. The aggregate dollar amount paid for the Remediation of the Drive-Up Site (the "Remediation Costs") and the estimated dollar amount of the actual and potential damages caused by contamination in, on or emanating from the Drive-Up Site (the "Damages") have been determined.

          (i) "Remediation Costs" shall consist of the following costs incurred after the date hereof: consulting engineering fees, laboratory fees, permit fees, demolition fees, disposal fees, governmental agency oversight fees and the costs of a remedial action contractor reasonably necessary for the performance of the Remediation.

          (ii)  "Damages" shall consist of the sum of:

               (A) all amounts (including reasonable attorneys fees, accrued interest and costs) which Norwest, Canton or any of their affiliates are obligated to pay through settlement of or judgment upon any claim caused by contamination in, on or emanating from the Drive-Up Site, and

               (B) an estimate of all amounts (including reasonable attorneys fees and costs) which Norwest, Canton or any of their affiliates may reasonably become obligated to pay in connection with any pending or threatened claim caused by contamination in, on or emanating from the Drive-Up Site.

     If no reasonable basis for any potential but not yet threatened or pending claim (including, but not limited to evidence of ground water contamination or migration of contaminated materials off of the Drive-Up Site) has been discovered during the Remediation process, the Damages shall be determined as of the date the Remediation of the Drive-Up Site has been completed. If any reasonable basis for a potential but not yet pending or threatened claim is discovered during the Remediation process, the Damages shall be determined as of a date 180 days following completion of the Remediation.

The Escrow Agent shall distribute to Norwest a portion of the Escrow Shares determined by dividing the sum of the Remediation Costs and the Damages (which sum shall be certified in the Notice) by the Norwest Measurement Price, and rounding to the nearest full share.

The Escrow Agent shall distribute the balance, if any, of the Escrow Shares, together with all dividends paid in respect of the Escrow Shares during the term of this Escrow Agreement, to the Shareholders in the same proportions as the proportionate interests held by them in Canton immediately prior to the Effective Time of the Merger, as conclusively established by the shareholder list attached to this Escrow Agreement.

If no such written notice has been received by the Escrow Agent on or before December 31, 2000, then the Escrow Agent shall transfer all of the Escrow Shares, together with all dividends paid in respect of the Escrow Shares, to Norwest.

     4. Duty of the Escrow Agent. The only duties of the Escrow Agent under this Escrow Agreement shall be those described herein, and Escrow Agent shall be under no obligation to determine whether the other parties hereto are complying with any requirements of law or the terms and conditions of any other agreement among the parties. Escrow Agent may conclusively rely upon, and shall be protected in acting upon, any notice, consent, order or other document believed by it in good faith to be genuine and to have been signed or presented by the proper party or parties, consistent with the reasonable use of due diligence on the part of the Escrow Agent. Escrow Agent shall have no other duty or liability to verify any such notice, consent, order or other document, and its sole responsibility shall be to act as expressly set forth in this Escrow Agreement. If any dispute arises with respect to the disbursement of Escrow Shares, or any portion thereof, Escrow Agent shall file an interpleader action in the U. S. District Court in Minneapolis, Minnesota, and deposit therein all Escrow Shares in the possession of Escrow Agent pursuant hereto and shall have no further duties or responsibilities under this Escrow Agreement.

     5. Indemnity. The Shareholders hereby jointly and severally indemnify and hold harmless the Escrow Agent from and against any and all loss, liability, cost, damage and expense including, without limitation, reasonable attorneys' fees. which the Escrow Agent may suffer or incur by reason of any action, claim or proceeding brought by or against the Escrow Agent arising out of or relating in any way to this Escrow Agreement or any transaction to which this Escrow Agreement relates unless such action, claim or proceeding is the result of gross negligence of the Escrow Agent. The Escrow Agent may consult legal counsel in respect of any question arising under this Escrow Agreement, and the Escrow Agent shall not be liable for any action taken or omitted in good faith upon advice of such counsel.

     6.  Notices.   Any notices or consents required or permitted by this Escrow
Agreement shall be in writing and shall be deemed delivered, if sent by First Class Mail postage prepaid, delivered in person or sent by certified mail, postage prepaid, return receipt requested, as follows, unless such address is changed by written notice hereunder:

     If to the Escrow Agent:

          Norwest Bank Minnesota, National Association
          Norwest Center
          Sixth and Marquette
          Minneapolis, MN 55479-0065
          Attention: Dan Mruz

       If to the Shareholders:

          ______________
          ______________
          ______________

       If to Norwest:

          Norwest Corporation
          Sixth and Marquette
          Minneapolis, MN 55479-1026
          Attention:  Secretary

       7.  Miscellaneous.

          a. This Escrow Agreement shall be construed, performed and enforced in accordance with the laws of the State of Minnesota without giving effect to the principles of conflicts of laws therein. Each party hereby consents to the personal jurisdiction and venue of U. S. District Court, located in Minneapolis, Minnesota.

          b. This Escrow Agreement may be amended or modified only by written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver of any condition or breach of any provision contained in this Escrow Agreement in any one or more instances shall not be deemed or construed as a further or continuing waiver of any such condition or breach of provision of this Escrow Agreement.

          c. This Escrow Agreement shall inure to the benefit of and shall be binding upon the respective successors and assigns of the parties hereto; however, the Escrow Agent shall not be permitted to assign its obligations hereunder without the prior written consent of the Shareholders and Norwest.

     8. Escrow Fee. Norwest agrees to pay to the Escrow Agent an escrow fee equal to an aggregate of $________ per annum.

     IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date set forth above.

NORWEST BANK MINNESOTA,             CANTON BANCSHARES, INC.
     NATIONAL ASSOCIATION


By: __________________________      By: __________________________

Its: ___________________________    Its: ___________________________


NORWEST CORPORATION


By: __________________________

Its: ___________________________

                                                                       EXHIBIT C

Norwest Corporation
Norwest Center
Sixth and Marquette
Minneapolis, MN  55479-1026

Attn: Secretary

Gentlemen:

     I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Canton Bancshares, Inc., an Illinois corporation ("Canton").

     Pursuant to an Agreement and Plan of Reorganization, dated as of ________, 19__, (the "Reorganization Agreement"), between Canton and Norwest Corporation, a Delaware corporation ("Norwest") it is contemplated that a wholly-owned subsidiary of Norwest will merge with and into Canton (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, par value $1.00 per share, of Canton ("Canton Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Norwest ("Norwest Common Stock"), as more specifically set forth in the Reorganization Agreement.

     I hereby agree as follows:

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Canton Common Stock or Norwest Common Stock held by me during the 30 days prior to the Effective Time of the Merger.

     I will not offer to sell, transfer or otherwise dispose of any of the shares of Norwest Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

     I will not sell, transfer or otherwise dispose of the Stock or in any way reduce my risk relative to any shares of the Stock issued to me pursuant to the Merger until such time as financial results covering at least 30 days of post-Merger combined operations of Canton and Norwest have been published.

     I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

          "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Norwest Corporation of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

     Norwest's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

     It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (a) (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time an affiliate of Norwest and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed thereunder) and Norwest has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of Norwest and have been the beneficial owner of the Stock for at least three years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Norwest shall have received an opinion of counsel acceptable to Norwest to the effect that the stock transfer restrictions and the legend are not required, and (b) financial results covering at least 30 days of post-Merger combined operations have been published.

     I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of the Stock, to the extent I felt necessary, with my counsel or counsel for Canton.

                                    Sincerely,

                                    _________________________

                                   APPENDIX B


              OPINION OF ALEX SHESHUNOFF & CO. INVESTMENT
                                    BANKING

                   [FORM OF OPINION OF ALEX SHESHUNOFF & CO.

                              INVESTMENT BANKING]


                              December _____, 1995

Board of Directors
Canton Bancshares, Inc.
2 North Main Street
Canton, Illinois  61520

Members of the Board:

You have requested our opinion, as an independent financial analyst to the common stockholders of Canton Bancshares, Inc., Canton, Illinois ("Canton"), as to the fairness, from a financial point of view to the common stockholders of Canton, of the terms of the proposed merger of Canton with and into Norwest Corporation, Minneapolis, Minnesota ("Norwest"). Pursuant to the terms of the Agreement and Plan of Reorganization, a wholly-owned subsidiary of Norwest will be merged by statutory merger with and into Canton pursuant to the Merger Agreement, with Canton as the surviving corporation, in which merger each share of Canton Common Stock outstanding immediately prior to the Effective Time of the Merger will be converted into and exchanged for the number of shares of Norwest Common Stock determined by dividing the Adjusted Norwest Shares by the number of shares of Canton Common Stock then outstanding. The "Adjusted Norwest Shares" shall be a number equal to $9,400,000 less the Escrow Amount divided by the Norwest Measurement Price. The "Norwest Measurement Price" is defined as the average of the closing prices of a share of Norwest Common Stock as reported on the consolidated tape of the New York Stock Exchange during the period of 20 trading days ending on the day immediately preceding the meeting of stockholders. The "Escrow Amount" shall be equal to $250,000. Based on an assumed Norwest Measurement Price of $______, calculated as of December __, 1995, Canton would receive _______ shares ($9,150,000 / $_____) of Norwest Common Stock, which would result in a transaction value of $184.61 per share (excluding the escrow shares) for Canton.

As part of its banking analysis business, Alex Sheshunoff & Co. Investment Banking is continually engaged in the valuation of bank, bank holding company and thrift securities in connection with mergers and acquisitions nationwide. Prior to being retained for this assignment, Alex Sheshunoff & Co. Investment Banking has provided professional services

Board of Directors
Canton Bancshares, Inc.
December _____, 1995
Page 2


and products to Canton and Norwest. The revenues derived from such services and products are insignificant when compared to the firm's total gross revenues.

In connection with this assignment, we reviewed (i) the Agreement and Plan of Reorganization dated July 25, 1995; (ii) the external auditor's reports to the Board of Directors of Canton and the internal audit function of Norwest; (iii) the September 30, 1995 balance sheet and income statement for each organization and the audited December 31, 1994 and December 31, 1993 balance sheet and income statement for each organization; (iv) each organization's rate sensitivity analysis reports; (v) each organization's listing of marketable securities showing rate, maturity and market value as compared to book value; (vi) each organization's internal loan classification list; (vii) a listing of other real estate owned for each organization; (viii) the budget and long range operating plan of each organization; (ix) a listing of unfunded letters of credit and any other off-balance sheet risks for each organization; (x) the minutes of the Board of Directors meetings of each organization; (xi) the Board report for each organization; (xii) the listing and description of significant real properties for each organization; (xiii) the directors and officers liability and blanket bond insurance policies for each organization; and (xiv) market conditions and current trading levels of outstanding equity securities of both organizations.

We have also had discussions with the management of Canton and Norwest regarding their respective financial results and have analyzed the most current financial data available on Canton and Norwest. We also considered such other information, financial studies, analyses and investigations, and economic and market criteria which we deemed relevant. We have met with the management of Canton and Norwest to discuss the foregoing information with them.

We have considered certain financial data of Canton and Norwest, and have compared that data with similar data for other banks and bank holding companies which have recently merged or been acquired; furthermore, we have considered the financial terms of these business combinations involving said banks and bank holding companies.

We have not independently verified any of the information reviewed by us and have relied on its being complete and accurate in all material respects. In addition, we have not made an independent evaluation of the assets of Canton and Norwest.

In reaching our opinion we took into consideration the financial benefits of the proposed transaction to all Canton stockholders. Based on all factors that we deem relevant and assuming the accuracy and completeness of the information and data provided to us by Canton and Norwest, it is our opinion as of December _____, 1995, that the terms of the proposed merger of Canton with and into Norwest are [fair] to all Canton stockholders from a financial point of view.

Board of Directors
Canton Bancshares, Inc.
December _____, 1995
Page 3


We hereby consent to the reference to our firm in the proxy statement or prospectus related to the merger transaction and to the inclusion of our opinion as an exhibit to the proxy statement or prospectus related to the merger transaction.

                              Respectfully submitted,



                              ALEX SHESHUNOFF & CO.
                                 INVESTMENT BANKING
                              AUSTIN, TEXAS



                              By: ____________________________
                                  Wade Schuessler
                                  Vice President

HWS/db

                                   APPENDIX C

                   ILLINOIS BUSINESS CORPORATION ACT OF 1983

                          SECTIONS 5/11.65 AND 5/11.70

    5/11.65 RIGHT TO DISSENT. (a) A shareholder of a corporation is entitled to dissent from, and obtain payment for his or her shares in the event of any of the following corporate actions.:

    (1) consummation of a plan of merger or consolidation or a plan of share exchange to which the corporation is a party if (i) shareholder authorization is required for the merger or consolidation or the share exchange by Section 11.20 or the articles of incorporation or (ii) the corporation is a subsidiary that is merged with its parent or another subsidiary under Section 11.30;

    (2) consummation of a sale, lease or exchange of all, or substantially all, of the property and assets of the corporation other than in the usual and regular course of business;

    (3) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

    (i)  alters or abolishes a preferential right of such shares;

    (ii) alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of such shares;

    (iii) in the case of a corporation incorporated prior to January 1, 1982, limits or eliminates cumulative voting rights with respect to such shares; or

    (4) any other corporation action taken pursuant to a shareholder vote if the articles of incorporation, by-laws, or a resolution of the board of directors provide that shareholders are entitled to dissent and obtain payment for their shares in accordance with the procedures set forth in Section 11.70 or as may be otherwise provided in the articles, by-laws or resolution.

    (b) A shareholder entitled to dissent and obtain payment for his or her shares under this Section may not challenge the corporate action creating his or her entitlement unless the action is fraudulent with respect to the shareholder or the corporation or constitutes a breach of a fiduciary duty owned to the shareholder.

    (c) A record owner of shares may assert dissenters' rights as to fewer than all the shares recorded in such person's name only if such person dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record owner asserts dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which dissent is made and the other shares were recorded in the names of different shareholders. A beneficial owner of shares who is not the record owner may assert dissenters' rights as to shares held on such person's behalf only if the beneficial owner submits to the corporation the record owner's written consent to the dissent before or at the same time the beneficial owner asserts dissenters' rights.

    5/11.70 PROCEDURE TO DISSENT. (a) If the corporate action giving rise to the right to dissent is to be approved at a meeting of shareholders, the notice of meeting shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to the meeting, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to vote on the transaction and to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenters' rights only if the shareholder delivers to the corporation before the vote is taken a written demand for payment for his or her shares if the proposed action is consummated, and the shareholder does not vote in favor of the proposed action.

    (b) If the corporation action giving rise to the right to dissent is not be approved at a meeting of shareholders, the notice to shareholders describing the action taken under Section 11.30 or Section 7.10 shall inform the shareholders of their right to dissent and the procedure to dissent. If, prior to or concurrently with the notice, the corporation furnishes to the shareholders material information with respect to the transaction that will objectively enable a shareholder to determine whether or not to exercise dissenters' rights, a shareholder may assert dissenter's rights only if he or she delivers to the corporation within 30 days from the date of mailing the notice a written demand for payment for his or her shares.

    (c) Within 10 days after the date on which the corporate action giving rise to the right to dissent is effective or 30 days after the shareholder delivers to the corporation the written demand for payment, whichever is later, the corporation shall send each shareholder who has delivered a written demand for payment a statement setting forth the opinion of the corporation as to the estimated fair value of the shares, the corporation's latest balance sheet as of the end of a fiscal year ending not earlier than 16 months before the delivery of the statement, together with the statement of income for that year and the latest available interim financial statements, and either a commitment to pay for the shares of the dissenting shareholder at the estimated fair value thereof upon transmittal to the corporation of the certificate or certificates, or other evidence of ownership, with respect to the shares, or instructions to the dissenting shareholder to sell his or her shares within 10 days after delivery of the corporation's statement to the shareholder. The corporation may instruct the shareholder to sell only if there is a public market for the shares at which the shares may be readily sold. If the shareholder does not sell within the 10 day period after being so instructed by the corporation, for purposes of this Section the shareholder shall be deemed to have sold his or her shares at the at the average closing price of the shares, if listed on a national exchange, or the average of the bid and asked price with respect to the shares quoted by a principal market maker, if not listed on a national exchange, during that 10 day period.

    (d) A shareholder who makes written demand for payment under this Section retains all other rights of a shareholder until those rights are cancelled or modified by the consummation of the proposed corporate action. Upon consummation of that action, the corporation shall pay to each dissenter who transmits to the corporation the certificate or other evidence of ownership of the shares the amount the corporation estimates to be the fair value of the shares, plus accrued interest, accompanied by a written explanation of how the interest was calculated.

    (e) If the shareholder does not agree with the opinion of the corporation as to the estimated fair value of the shares or the amount of interest due, the shareholder, within 30 days from the delivery of the corporation's statement of value, shall notify the corporation in writing of the shareholder's estimated fair value and amount of interest due and demand payment for the difference between the shareholder's estimate of fair value and interest due and the amount of the payment by the corporation or the proceeds of sale by the shareholder, whichever is applicable because of the procedure for which the corporation opted pursuant to subsection (c).

    (f) If, within 60 days from delivery to the corporation of the shareholder notification of estimate of fair value of the shares and interest due, the corporation and the dissenting shareholder have not agreed in writing upon the fair value of the shares and interest due, the corporation shall either pay the difference in value demanded by the shareholder, with interest, or file a petition in the circuit court of the county in which either the registered office or the principal office of the corporation is located, requesting the court to determine the fair value of the shares and interest due. The corporation shall make all dissenters, whether or not residents of this State, whose demands remain unsettled parties to the proceeding as an action against their shares and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law. Failure of the corporation to commence an action pursuant to this Section shall not limit or affect the right of the dissenting shareholders to otherwise commence an action as permitted by law.

    (g) The jurisdiction of the court in which the proceeding is commenced under subsection (f) by a corporation is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the power described in the order appointing them, or in any amendment to it.

    (h) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds that the fair value of his or her shares, plus interest, exceeds the amount paid by the corporation or the proceeds of sale by the shareholder, whichever amount is applicable.

    (i) The court, in a proceeding commenced under subsection (f), shall determine all costs of the proceeding, including the reasonable compensation and expenses of the appraisers, if any, appointed by the court under subsection (g), but shall exclude the fees and expenses of counsel and experts for the respective parties. If the fair value of the shares as determined by the court materially exceeds the amount which the corporation estimated to be the fair value of the shares or if no estimate was made in accordance with subsection
(c), then all or any part of the costs may be assessed against the corporation. If the amount which any dissenter estimated to be the fair value of the shares materially exceeds the fair value of the shares as determined by the court, then all or any part of the costs may be assessed against that dissenter. The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, as follows:

        (1) Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of subsections (a), (b), (c), (d), or (f).

        (2) Against either the corporation or a dissenter and in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Section.

    If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to that counsel reasonable fees to be paid out of the amounts awarded to the dissenters who are benefited. Except as otherwise provided in this Section, the practice, procedure, judgment and costs shall be governed by the Code of Civil Procedure.

    (j)  As used in this Section:

            (1) "Fair value," with respect to a dissenter's shares, means the value of the shares immediately before the consummation of the corporate action to which the dissenter objects excluding any appreciation or depreciation in anticipation of the corporate action, unless exclusion would be inequitable.

            (2) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments, and the like in connection with an action, suit, or proceeding. Article Fourteenth of Norwest's Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21.  Exhibits and Financial Statement Schedules

Exhibits:  Parenthetical references to exhibits in the description of Exhibits
           3.1, 3.1.1, 3.1.2, 3.1.3, 3.14, and 3.2 below are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the Securities and Exchange Commission under File No. 1-2979.

  2.1 -- Agreement and Plan of Reorganization, dated as of July 25, 1995, between Canton Bancshares, Inc. and Norwest Corporation (included in Proxy Statement-Prospectus as Appendix A).

  2.2 -- Form of Agreement and Plan of Merger between Canton Bancshares, Inc. and Merger Co. (included in Proxy Statement-Prospectus as part of Appendix A).

  2.3 -- Form of Escrow Agreement between Canton Bancshares, Inc., Norwest Corporation, and Norwest Bank Minnesota, National Association (included in Proxy Statement-Prospectus as part of Appendix A).

  3.1 -- Restated Certificate of Incorporation, as amended (incorporated by reference to Exhibit 3(b) to Norwest's Current Report on Form 8-K dated June 28, 1993).

  3.1.1 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

  3.1.2 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

  3.1.3 -- Certificate of Designations of Powers, Preferences, and Rights of Norwest 1995 ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

  3.1.4 -- Certificate eliminating the Certificate of Designations with respect to the Cumulative Convertible Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to Norwest's Current Report on Form 8-K dated November 1, 1995).

  3.2 -- By-Laws, as amended (incorporated by reference to Exhibit 4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

  4     -- Rights Agreement, dated as of November 22, 1988, between Norwest
           Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

  4.1 -- Certificate of Adjustment, dated July 21, 1989, to Rights Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

  4.2 -- Certificate of Adjustment, dated June 28, 1993, to Rights Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

  5     -- Opinion of Stanley S. Stroup, counsel to Norwest.

  8     -- Opinion of Husch & Eppenberger (to be filed by amendment).

  23.1 -- Consent of Stanley S. Stroup (included as part of Exhibit 5 filed herewith).

  23.2 -- Consent of Husch & Eppenberger (included as part of Exhibit 8 to be filed by amendment).

  23.3  -- Consent of KPMG Peat Marwick LLP.

  23.4  -- Consent of McGladrey & Pullen, LLP.

  24    -- Powers of Attorney.

  99    -- Form of proxy for Special Meeting of Shareholders of Canton
           Bancshares, Inc.

Item 22.  Undertakings

  (a) The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933, (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent posteffective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement, and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (g) The undersigned registrant hereby undertakes to supply by means of a posteffective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 4th day of December, 1995.

                                NORWEST CORPORATION

                                By:  /s/ Richard M. Kovacevich
                                     -------------------------
                                     Richard M. Kovacevich
                                     President and Chief Executive Officer

    Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed on the 4th day of December, 1995, by the following persons in the capacities indicated:

/s/ Richard M. Kovacevich         President and Chief Executive Officer
----------------------------      (Principal Executive Officer)
    Richard M. Kovacevich

/s/ John T. Thornton              Executive Vice President and Chief
----------------------------      Financial Officer
    John T. Thornton              (Principal Financial Officer)

/s/ Michael A. Graf               Senior Vice President and Controller
----------------------------      (Principal Accounting Officer)
    Michael A. Graf


DAVID A. CHRISTENSEN   )
GERALD J. FORD         )
PIERSON M. GRIEVE      )
CHARLES M. HARPER      )
WILLIAM A. HODDER      )
LLOYD P. JOHNSON       )                  A majority of the
REATHA CLARK KING      )                  Board of Directors*
RICHARD M. KOVACEVICH  )
RICHARD S. LEVITT      )
RICHARD D. McCORMICK   )
CYNTHIA H. MILLIGAN    )
IAN M. ROLLAND         )
STEPHEN E. WATSON      )

--------------------

*Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                   /s/ Richard M. Kovacevich
                                   -------------------------
                                     Richard M. Kovacevich
                                     Attorney-in-Fact

                               INDEX TO EXHIBITS

Exhibit                                                                  Form of
Number                      Description*                                  Filing
------                      ------------                                  ------


 2.1 Agreement and Plan of Reorganization, dated as of July 25, 1995, between Canton Bancshares, Inc. (included in Proxy
        Statement-Prospectus as Appendix A).

 2.2    Form of Agreement and Plan of Merger between Canton
        Bancshares, Inc. and Merger Co. (included in Proxy
        Statement-Prospectus as part of Appendix A).

 2.3    Form of Escrow Agreement between Canton Bancshares, Inc.,
        Norwest Corporation, and Norwest Bank Minnesota, National
        Association (included in Proxy Statement-Prospectus as part of Appendix A).

 3.1    Restated Certificate of Incorporation, as amended
        (incorporated by reference to Exhibit 3(b) to Norwest's
        Current Report on Form 8-K dated June 28, 1993).

 3.1.1 Certificate of Designations of Powers, Preferences, and Rights of Norwest ESOP Cumulative Convertible Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994).

 3.1.2 Certificate of Designations of Powers, Preferences, and Rights of Norwest Cumulative Tracking Preferred Stock (incorporated by reference to Exhibit 3 to Norwest's Current Report on Form 8-K dated January 9, 1995).

 3.1.3  Certificate of Designations of Powers, Preferences, and
        Rights of Norwest 1995 ESOP Cumulative Convertible
        Preferred Stock (incorporated by reference to Exhibit 4 to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995).

 3.1.4 Certificate eliminating the Certificate of Designations with respect to the Convertible Cumulative Preferred Stock, Series B (incorporated by reference to Exhibit 3(a) to
        Norwest's Current Report on Form 8-K dated November 1, 1995).

 3.2    By-Laws, as amended (incorporated by reference to Exhibit
        4(c) to Norwest's Quarterly Report on Form 10-Q for the quarter ended March 31, 1991).

Exhibit                                                               Form of
Number                      Description*                               Filing
------                      ------------                               ------

 4      Rights Agreement, dated as of November 22, 1988, between
        Norwest Corporation and Citibank, N.A. (incorporated by reference to Exhibit 1 to Norwest's Form 8-A dated December 6, 1988).

 4.1    Certificate of Adjustment, dated July 21, 1989, to Rights
        Agreement (incorporated by reference to Exhibit 3 to Norwest's Form 8 dated July 21, 1989).

 4.2    Certificate of Adjustment, dated June 28, 1993, to Rights
        Agreement (incorporated by reference to Exhibit 4 to Norwest's Form 8-A/A dated June 29, 1993).

 5      Opinion of Stanley S. Stroup, counsel to Norwest.            Electronic
                                                                    Transmission

 8      Opinion of Husch & Eppenberger (to be filed by amendment).

 23.1   Consent of Stanley S. Stroup (included as part of Exhibit
        5 filed herewith).

 23.2   Consent of Husch & Eppenberger (included as part of
        Exhibit 8 to be filed by amendment).

 23.3   Consent of KPMG Peat Marwick LLP.                            Electronic
                                                                    Transmission

 23.4   Consent of McGladrey & Pullen, LLP.                          Electronic
                                                                    Transmission

 24     Powers of Attorney.                                          Electronic
                                                                    Transmission

 99     Form of proxy for Special Meeting of Shareholders of         Electronic
        Canton Bancshares, Inc.                                     Transmission


________________________

* Parenthetical references to exhibits in the description of Exhibits 3.1, 3.1.1, 3.1.2, 3.1.3, 3.1.4, and 3.2 are incorporated by reference from such exhibits to the indicated reports of Norwest filed with the SEC under File No. 1-2979.